                                                   EXECUTION COPY










                         ASSET PURCHASE

                            AGREEMENT




                   Dated as of January 3, 2002




                          by and among




                AIR PRODUCTS AND CHEMICALS, INC.,



                          AIRGAS, INC.



                               and



              NATIONAL WELDERS SUPPLY COMPANY, INC.

                        TABLE OF CONTENTS

                                                             Page

SECTION 1. DEFINITIONS                                        1
SECTION 2. TRANSFER OF PURCHASED ASSETS; ASSUMPTION OF
           LIABILITIES                                       11
SECTION 3. PURCHASE PRICE; ADJUSTMENT                        18
SECTION 4. CLOSING                                           20
SECTION 5. REPRESENTATIONS AND WARRANTIES REGARDING
           SELLER                                            22
SECTION 6. REPRESENTATIONS AND WARRANTIES REGARDING
           PURCHASERS                                        31
SECTION 7. FURTHER COVENANTS                                 34
SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF
           THE PURCHASERS                                    48
SECTION 9. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE
           SELLER                                            53
SECTION 10.EMPLOYEES                                         54
SECTION 11.BROKERAGE                                         57
SECTION 12.EXPENSES                                          58
SECTION 13.TRANSFER TAXES AND RECORDING EXPENSES             58
SECTION 14 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION      58
SECTION 15.TERMINATION OF AGREEMENT                          68
SECTION 16.DISPUTE RESOLUTION                                70
SECTION 17.BULK SALES LAW                                    72
SECTION 18.PUBLIC ANNOUNCEMENTS                              72
SECTION 19.NOTICES                                           72
SECTION 20.CONSTRUCTION                                      73
SECTION 21.EXTENSIONS AND WAIVERS                            73
SECTION 22.ENTIRE AGREEMENT                                  73
SECTION 23.GOVERNING LAW                                     74
SECTION 24.TRANSFERABILITY; NO THIRD PARTY BENEFICIARIES     74
SECTION 25.COUNTERPARTS                                      74

                             (i)
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                        List of Schedules
                        -----------------

Schedule          Description
--------          -----------
1.9               Aligned Employees
1.9(b)            Certain Aligned Employees
1.33              Dedicated Sites
1.36              Electronics Industry
1.47              Excluded Contracts
1.51              Excluded Permits
1.52              Excluded Real Property
1.60(a)           Excluded Patents
1.60(b)           Included Trademarks
1.60(c)           Excluded Copyrights
1.60(d)           Excluded Trade Secrets
1.60(e)           Included Computer Software
1.60(f)           Included Internet Assets
1.60(g)           Excluded Intellectual Property
1.62(a)           Knowledge of Airgas
1.62(b)           Knowledge of NWS
1.63              Knowledge of the Seller
1.69              Management Employees
1.70              Mixed Use Sites
1.75              Owned Real Property
1.79              Permitted Liens
1.87(a)(i)        Excluded Equipment
1.87(a)(ii)       Purchased Equipment
1.88(a)(ii)       Purchased Equipment (Carolina)
1.89(a)           Excluded Inventory
1.89(b)           Purchased Inventory
1.90(b)           Purchased Inventory (Carolina)
1.93              Real Property Leases
1.98              Site Licenses

                             (ii)

2.1(g)(iii)(A)(i)  Certain Purchased Contracts
2.1(g)(iii)(A)(ii) Certain Excluded Contracts
2.1(l)             Covenants, Warranties, Rights of First Refusal
                   and First Option
2.3(a)            Carolina Facilities
2.3(d)            Carolina Acquired Contracts
2.3(h)            Covenants, Warranties, Rights of First Refusal
                  and First Option Relating Exclusively to the
                  Carolina Assets
2.5(o)            Certain Excluded Assets
5.3               No Violations
5.4               Seller Government Approvals
5.5(a)            Purchased Assets
5.5(c)            Tanks
5.5(d)            Vehicles
5.6(a)            Employee Benefit and Compensation Plans
5.6(d)            Labor Issues
5.7(a)            Acquired Contracts
5.7(b)            Contract Termination or Defaults by Third
                  Parties
5.8               Intellectual Property Issues
5.9               Litigation and Proceedings
5.10              Environmental Issues
5.11              Compliance with Laws
5.12              Material Adverse Change
5.13              Conduct of the Packaged Gas Business
5.14              Permits
5.15(a)           Pro-Forma Packaged Gas Business Statement of
                  Sales and Direct Profit
5.15(b)           Financial Reconciliation
5.15(c)           Field Selling and Division Direct Costs
5.15(d)           Computers Unlimited Cost Detail
5.17              Purchased Inventory
5.19(a)           Customers
5.19(b)           Terminating Customers

                             (iii)

5.20(b)           Defaults and Conditions under Real Property Leases
5.20(c)           Real Property Options and Rights of First Refusal
6.4               Purchaser Government Approvals
7.4               Carolina Territory
7.12              Conduct of the Packaged Gas Business prior to Closing
7.19              Trademarks Imprinted on Containers
10.2              Terms of Reimbursement for Termination of
                  Certain Aligned Employees
14.4              Potential Environmental Liabilities To Which
                  Indemnification Minimum Amount Does Not Apply

                             (iv)
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                        List of Exhibits
                        ----------------

Exhibit    Description
-------    -----------
A          Financial Documents
B          Master Site License
C          Packaged Gas and Equipment Distributor Agreement
D          Purchaser Cylinder Product Supply Agreement
E          Seller Gas Supply Agreements
E-1        Liquid Bulk Products Supply Agreement
E-2        Process Chemicals Supply Agreement
E-3        Cylinder Helium/Hydrogen Supply Agreement
F          Intellectual Property License
G          Transition Services Agreement
H          Lease Assignment
I          Credit Agreement

                             (v)

    This ASSET PURCHASE AGREEMENT, dated as of January 3, 2002 (the "Agreement"), by and among AIR PRODUCTS AND CHEMICALS, INC., a Delaware corporation (the "Seller"), AIRGAS, INC, a Delaware corporation ("Airgas"), and NATIONAL WELDERS SUPPLY COMPANY, INC., a North Carolina corporation ("NWS," and sometimes referred to herein, together with Airgas, as the "Purchasers").

    WHEREAS, the Seller owns or leases all of the properties, assets and goodwill used by the Seller in connection with the Packaged Gas Business (as hereinafter defined);

    WHEREAS, the Purchasers desire to purchase from the Seller, and the Seller desires to sell to the Purchasers, the Purchased Assets (as hereinafter defined), and the Purchasers desire to assume certain liabilities of the Packaged Gas Business, upon the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the premises and the respective agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

     SECTION 1.  DEFINITIONS

     The terms defined in this Section 1 shall have the following meanings for the purposes of this Agreement:

1.1 "Accounts Receivable" has the meaning set forth in Section 2.1(j) hereof.

1.2  "Acquired Contracts" has the meaning set forth in
Section 2.1(g) hereto.

1.3  "Acquired Permits" has the meaning set forth in Section
2.1(h) hereto.

1.4 "Adjustment Statement" means the statement adjusting the Base Purchase Price referred to in Section 3.2 hereof.

1.5 "Affiliate" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that NWS shall not be considered to be an Affiliate of Airgas, and Airgas shall not be considered an Affiliate of NWS.

1.6 "Airgas Assets" has the meaning set forth in Section 2.2 hereof.

1.7  "Airgas Assumed Liabilities" has the meaning set forth in
Section 2.6 hereof.

1.8 "Airgas Subsidiary" means any wholly-owned direct or indirect subsidiary of Airgas.

1.9 "Aligned Employees" means those employees of the Seller who render services primarily with respect to the Packaged Gas
Business.

1.10 "Allocation" has the meaning set forth in Section 3.6(a) hereof.

1.11 "Allocation Objection Notice" has the meaning set forth in
Section 3.6(b) hereof.

1.12 "Allocation Schedule" has the meaning set forth in Section
3.6(a) hereof.

1.13 "Assumed Liabilities" means the Airgas Assumed Liabilities and the Carolina Assumed Liabilities.

1.14 "Audited Financial Documents" means the financial information prepared by the Seller with respect to the Packaged Gas Business, comprised of the Statement of Net Assets as of September 30, 2001 and Statements of Direct Profit for the year ended September 30, 2001, together with the notes thereto and audited by Arthur Andersen LLP.

1.15 "Base Purchase Price" has the meaning set forth in Section
3.1(b) hereof, and "Purchase Price" means the Base Purchase Price as adjusted pursuant to Section 3.2.

1.16 "Bulk Gas Business" means the Seller's business of providing certain industrial gases, notably hydrogen, oxygen, nitrogen, argon, helium and compressed air to customers in tube trailers and other high capacity pressure vessels.

1.17 "Business Day" means any day other than Saturday, Sunday, or a day on which banks in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.

1.18 "Business Material Adverse Effect" means any event, change or effect that is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), properties, liabilities or results of operations of the Packaged Gas Business and the Purchased Assets, taken as a whole, or that would materially impair or delay the Seller's obligations under this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby and by the other Transaction Documents.

1.19 "Carolina Acquired Contracts" has the meaning set forth in
Section 2.3(d) hereof.

1.20 "Carolina Assets" has the meaning set forth in Section 2.3 hereof.

1.21 "Carolina Assumed Liabilities" has the meaning set forth in
Section 2.7 hereof.

1.22 "Carolina Facilities" has the meaning set forth in Section
2.3(a) hereof.

1.23 "CERCLA" means the Comprehensive Environmental Response,
Compensation and Liability Act (42 U.S.C. 9601 et seq.), as amended, and rules, regulations and standards issued thereunder.

1.24 "Claim Notice" means the notice defined in Section 14.9(a)
hereof.
                             (2)

1.25 "Closing" means the closing defined in Section 4.1hereof.

1.26 "Closing Date" means the date of closing as provided in
Section 4.1 hereof.

1.27 "Closing Date Payment" has the meaning set forth in Section
3.1(b) hereof.

1.28 "Code" means the Internal Revenue Code of 1986, as amended, including valid regulations and rulings issued with respect to such Code.

1.29 "Condition" means a condition that results in or otherwise relates to an Environmental Liability.

1.30 "Consent" means any consent, approval, order, authorization or action of, or any filing, registration or declaration with, or notice to any Person.

1.31 "Contracts" has the meaning set forth in Section 2.1(g) hereof.

1.32 "Current Assets" means the sum of the amount of Accounts
Receivable plus the amount of Prepaid Expenses.

1.33 "Dedicated Sites" means the facilities of the Seller that are used by the Seller exclusively in connection with the Packaged Gas Business, each of which are set forth on
Schedule 1.33 hereto.

1.34 "Deposit" has the meaning set forth in Section 3.1(a) hereof.

1.35 "Deposits and Prepayments" has the meaning set forth in
Section 2.1(d) hereof.

1.36 "Electronics Business" means the Seller's business of manufacturing, purchasing, preparing, transfilling, packaging, marketing, distributing, selling and/or supplying unique products, in any physical state (for example, fluorine, hydride, silane or organosilane compounds), where such products were, or will be, originally developed for and sold for use in the Electronics Industry. For the purpose of this definition, the Electronics Industry shall be defined by the SIC codes listed on
Schedule 1.36, as such schedule may be amended from time to time by the parties.

1.37 "Employee" means any Aligned Employee or Management
Employee.

1.38 "Employee Benefit and Compensation Plans" means all employee benefit plans, arrangements, policies or programs (whether or not an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including all pension and profit sharing, stock based incentive compensation, commission, severance, vacation, medical, dental, life, disability or other group insurance, welfare benefit, death benefit and other benefit or compensation plans and all policies concerning holidays and salary continuation during short absences for illness or other reasons, in each case maintained by the Seller or its Affiliates for the benefit of the Employees (including any maintained pursuant to collective bargaining agreements).
                             (3)

1.39 "Enabling Agreements" means the Seller Gas Supply
Agreements, the Site Licenses, the Packaged Gas and Equipment
Distributor Agreement, the Purchaser Cylinder Product Supply
Agreement, the Intellectual Property Licenses and the Transition
Services Agreements.

1.40 "Environmental Laws" means Laws which address, or are related to, the pollution or protection of the environment, including animal and plant life, the protection of human health as it may be affected by exposure to Hazardous Substances, or other environmental issues (including occupational safety and health).

1.41 "Environmental Liabilities" means all obligations or liabilities (including obligations or liabilities arising out of legal notices, claims, complaints, suits or other assertions of obligation or liability) resulting or arising from (a) any Environmental Law or (b) an enforceable judgment, order, writ, decree, permit or injunction imposed by a Governmental Body under or pursuant to an Environmental Law. The term "Environmental Liabilities" includes (without limitation): (A) fines, penalties, judgments, awards, settlements, losses, damages (but not including special, indirect, consequential or punitive damages of any kind, including business interruption, lost profits or lost business opportunities, except to the extent special, indirect, consequential or punitive damages are awarded to a Third Party against an indemnified party in circumstances in which such indemnified party is entitled to indemnification under this Agreement), costs, fees, expenses and disbursements; (B) costs of defense and other responses to any administrative or judicial action; and (C) financial responsibility for (I) cleanup costs and injunctive relief, including any Removal, Remedial or other Response actions, and natural resource damages, and (II) other compliance or remedial measures.

1.42 "Environmental Permit" means any Permit that is authorized or required pursuant to an Environmental Law.

1.43 "ERISA" has the meaning set forth in Section 1.38 hereof.

1.44 "Excluded Assets" has the meaning set forth in Section 2.5 hereof.

1.45 "Excluded Businesses" means the MRI Business, the Home
Healthcare Business, the Electronics Business, the On-Site
Management Services (Outlookr) Business, the Bulk Gas Business as well as any businesses that market new technologies and applications that require the utilization of pressurized industrial gases and specialty gases in pressurized cylinders that are currently under development by the Seller but not currently commercialized by the Seller.

1.46 "Excluded Containers" has the meaning set forth in
Section 2.5(k) hereof.

1.47 "Excluded Contracts" means all Contracts to which the Seller is a party that are not included in the Acquired Contracts, including the Contracts listed on Schedule 1.47 hereto.

1.48 "Excluded Equipment" means any and all tangible personal property, including, without limitation, all cylinders, dewars, other containers, furniture, appliances, fixtures, computer hardware, data and voice telecommunications equipment, furnishings, tools, machinery, spare parts, leasehold improvements, equipment and motor vehicles, in each case, owned or leased by the Seller that is not included in the Purchased Equipment, including the tangible personal property listed on
Schedule  1.87(a)(i) hereto.
                             (4)

1.49 "Excluded Inventory" means all inventory, work-in-process, components, finished goods, parts, supplies, raw materials and other similar items, in each case, owned, leased or held for use by the Seller or any subsidiary of the Seller that are not included in the Purchased Inventory, including the inventory, work-in-process, components, finished goods, parts, supplies, raw materials and other similar items listed on Schedule 1.89(a) hereto.

1.50 "Excluded Liabilities" has the meaning set forth in Section
2.9 hereof.

1.51 "Excluded Permits" means all Permits to which the Seller is a party that are not included in the Acquired Permits, including all Permits that relate to any Excluded Asset or any Excluded
Business and the Permits listed on Schedule 1.51 hereto.

1.52 "Excluded Real Property" shall mean all real property and real property interests owned or leased by the Seller or any subsidiary of the Seller that are not included in Owned Real Property or Leased Real Property, including the real property and real property interests listed on Schedule 1.52.

1.53 "Financial Documents" means the financial information prepared by the Seller with respect to the Packaged Gas Business attached hereto as Exhibit A, comprised of the Statement of Net Assets as of September 30, 2001 and Statement of Direct Profit for the year ended September 30, 2001.

1.54 "Governmental Body" and "Governmental Bodies" has the meaning set forth in Section 5.4 hereof.

1.55 "Hazardous Substance" has the meaning defined in Section 101(14) of CERCLA, plus oil and petroleum (in any form or derivative), asbestos, PCBs, and any other substance similarly defined or classified as hazardous or toxic or potentially hazardous or toxic under an Environmental Law.

1.56 "Home Healthcare Business" means the Seller's business of purchasing, packaging, marketing, distributing, selling and supplying pressurized industrial gases and specialty gases in pressurized cylinders, in each case as component products marketed in conjunction with healthcare services provided by the Seller.

1.57 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements
Act of 1976, as amended.

1.58 "Independent Accounting Firm" means the Philadelphia office of one of Deloitte & Touche, Ernst & Young or PricewaterhouseCoopers, which shall be jointly engaged by, and mutually agreeable to, Airgas and the Seller and is not affiliated with Airgas or the Seller, or if the parties cannot so mutually agree, then the Seller shall eliminate one firm, Airgas shall eliminate another firm and the remaining firm shall be the "Independent Accounting Firm."

1.59 "Information" has the meaning set forth in Section 7.3(a)
hereof.
                             (5)

1.60 "Intellectual Property" means all of the following whether owned by, licensed to, or otherwise used by the Seller, to the extent used by the Seller in connection with the Packaged Gas
Business:

(a) patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted) ("Patents"), unless listed on Schedule 1.60(a);

(b) trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof ("Trademarks"), which are listed on Schedule
1.60(b);

(c) copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights
("Copyrights"), unless listed on Schedule 1.60(c);

(d) trade secrets, confidential business information and other proprietary information, concepts, ideas, designs, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, technical data and databases, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection) ("Trade Secrets"), unless listed on Schedule 1.60(d);

(e) computer software programs, including all source code, object code, and documentation related thereto ("Software"), which are listed on Schedule 1.60(e);

(f) Internet addresses, domain names, web sites, web pages and similar rights and items ("Internet Assets"), which are listed on
Schedule 1.60(f); and

(g) all licenses, sublicenses and other agreements or permissions related to the property described in subsections (a)-
(f), unless listed on Schedule 1.60(g).

1.61 "Intellectual Property License" means, (a) in the case of Airgas, the technology license between the Seller and Airgas, pursuant to which, from and after the Closing Date, the Seller will license to Airgas and the Airgas Subsidiaries the Intellectual Property, substantially in the form of Exhibit F hereto, and (b) in the case of NWS, the technology license between the Seller and NWS, pursuant to which, from and after the Closing Date, the Seller will license to NWS the Intellectual Property, which technology license shall be substantially similar to the form of Exhibit F hereto.

1.62 "Knowledge of Airgas" or "Knowledge of NWS" or "Knowledge" with reference to Airgas or NWS, means the actual knowledge, after reasonable inquiry, of those persons listed on Schedule
1.62(a) and Schedule 1.62(b), respectively.

1.63 "Knowledge of the Seller" means the actual knowledge, after reasonable inquiry, of those persons listed on Schedule 1.63.

                             (6)

1.64 "Law" means any applicable federal, state, local or foreign law (including principles of common law), statute, ordinance, rule, regulation, standard, order, judgment or decree, injunction, award, administrative or judicial decision, and any other executive or legislative proclamation of any Governmental Body.

1.65 "Leased Real Property" means the land, buildings, structures, fixtures and other improvements covered by the Real
Property Leases.

1.66 "Liens" means any pledges, liens, conditional sales contracts, mortgages, deeds of trust, charges, encumbrances, transfer restrictions, security interests, restrictions and claims of any kind or other encumbrances of any nature whatsoever.

1.67 "Losses" has the meaning set forth in Section 14.2 hereof.

1.68 "Manage" and "Management" mean generation, production, handling, arrangement for transportation or disposal, distribution, processing, use, storage, treatment, operation, transportation, recycling, reuse and/or disposal, as those terms are defined and used in CERCLA, RCRA and other Environmental Laws.

1.69 "Management Employees" means those employees of the Seller who are not Aligned Employees and who are involved in the management and administration of the Packaged Gas Business and who are listed on Schedule 1.69.

1.70 "Mixed Use Sites" means the facilities of the Seller that are used by the Seller both in connection with the Packaged Gas Business and in connection with a business of the Seller other than the Packaged Gas Business, each of which are set forth on
Schedule 1.70 hereto

1.71 "MRI Business" means the Seller's business of supplying liquid helium, liquid nitrogen and associated other pressurized industrial gases and specialty gases in pressurized cylinders as well as services, including but not limited to KeepColdr Services, in each case to manufacturers of and retail customers using magnetic resonance imaging equipment and related equipment in support of superconductivity applications.

1.72 "NWS Closing Date Payment" has the meaning set forth in
Section 3.1(b) hereof.

1.73 "On-Site Management Services (Outlookr) Business" means the Seller's business of providing on-site supply and management of cylinders, bulk and pipeline gases, wet chemicals, maintenance services, engineering, and technical consulting to industrial companies either currently served by Seller's Chemical Process Industries Division or marketed in conjunction with any of the Excluded Businesses.

1.74 "Ordinary Course of Business" an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if that action: (a) is in the ordinary course of business, (b) is not significantly outside the scope of decisions, actions, measures, occurrences or other incidents customary for the applicable business, and (c) does not require authorization by the Board of Directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority).
                             (7)

1.75 "Owned Real Property" means the real property listed on
Schedule 1.75, including all of the buildings, structures, fixtures and other improvements located thereon.

1.76 "Packaged Gas Business" means the Seller's business in the United States with respect to (a) the preparing, transfilling, packaging, marketing, distribution, sale and supply (and in the case of acetylene, also the manufacture) of pressurized industrial gases and specialty gases in pressurized cylinders,
(b) the preparing, transfilling, packaging, marketing, distribution, sale and supply of pressurized gas and liquid process chemicals in pressurized cylinders, tube trailers and other high capacity pressure vessels and (c) the distribution, marketing, sale and supply as a reseller, distributor or lessor (and in the case of specialty gas equipment, also the manufacture and assembly) of equipment (including, without limitation, welding equipment) and materials necessary for or related to the use of packaged gases, in each case as currently conducted by the Seller. Notwithstanding the foregoing, the Packaged Gas Business shall not include the Excluded Businesses.

1.77 "Packaged Gas and Equipment Distributor Agreement" means the agreement pursuant to which, from and after the Closing Date, Airgas will be the Seller's exclusive packaged gas and associated equipment supplier for those customer accounts referenced therein, substantially in the form attached as Exhibit C hereto.

1.78 "Permits" has the meaning set forth in Section 5.14 hereof.

1.79 "Permitted Liens" means (a) mechanics', carriers', workers', repairer's, purchase money security interest and other similar Liens arising or incurred in the Ordinary Course of Business
(i) related to obligations as to which (A) there is no default on the part of the Seller, and (B) the Seller has not received written notice of the commencement of foreclosure actions with respect thereto, and (ii) that are not substantial in amount;
(b) Liens listed in Schedule 1.79 hereto; (c) Liens for Taxes that are not in default or delinquent or that are being contested in good faith by appropriate proceedings; and (d) Permitted Owned Real Property Exceptions.

1.80 "Permitted Owned Real Property Exceptions" means such Liens that do not, individually or in the aggregate (i) interfere in any material respect with the use, occupancy or operation of the Owned Real Property as currently used, occupied and operated by the Seller or (ii) materially reduce the fair market value of the Owned Real Property below the fair market value the Owned Real Property (as currently used, operated and occupied by the Seller) would have had but for such encumbrances.

1.81 "Person" means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, a firm, an association, an unincorporated organization, a Governmental Body and any other entity whatsoever.

1.82 "Post-Closing Tax Period" shall mean (a) any Tax period beginning on or after the Closing Date and (b) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period beginning on the Closing Date. In the case of (b), should it be necessary to determine a proportionate share of any Tax, the Post-Closing Tax Period Proportion shall be the number of days in such Tax period from and after the Closing Date divided by the total number of days in the Tax period.

                             (8)

1.83 "Pre-Closing Tax Period" shall mean (a) any Tax period ending prior to the Closing Date and (b) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to (but not including) the Closing Date. In the case of (b), should it be necessary to determine a proportionate share of any Tax, the Pre-Closing Tax Period proportion shall be the number of days in such Tax period up to (but not including) the Closing Date divided by the total number of days in the Tax period.

1.84 "Prepaid Expenses" has the meaning set forth in Section
2.1(e) hereof.

1.85 "Prime Rate" means the rate per annum equal to the rate announced from time to time by The Chase Manhattan Bank, N.A., New York City Branch, as its prime rate or base rate. For purposes of this Agreement, any change in the prime rate or base rate shall be effective as of the opening of business on the date such change is announced.

1.86 "Purchased Assets" has the meaning set forth in Section 2.1 hereof.

1.87 "Purchased Equipment" means (a) all tangible personal property, including, without limitation, all cylinders, dewars, other containers, furniture, appliances, fixtures, computer hardware, data and voice telecommunications equipment, furnishings, tools, machinery, spare parts, equipment and motor vehicles, in each case, that is (i) used or held for use by the Seller and either located at or, in the case of motor vehicles, storage vessels, tube trailers and cylinders, based out of a Dedicated Site or a Mixed Use Site, except as set forth on
Schedule 1.87(a)(i) hereto, or (ii) set forth on
Schedule 1.87(a)(ii) hereto, and (b) all field-based personal computers and other tangible personal property owned or leased by the Seller and used away from the office by any Transferred Employee hired by any Purchaser in connection with the performance of such Transferred Employee's duties to the Seller; but, for the avoidance of doubt, does not include any part of the Owned Real Property or the Leased Real Property.

1.88 "Purchased Equipment (Carolina)" means (a) all tangible personal property, including, without limitation, all cylinders, dewars, other containers, furniture, appliances, fixtures, computer hardware, data and voice telecommunications equipment, furnishings, tools, machinery, spare parts, equipment and motor vehicles, in each case, that is (i) used or held for use by the Seller and either located at or, in the case of motor vehicles, storage vessels, tube trailers and cylinders, based out of a Carolina Facility, except as set forth on Schedule 1.87(a)(i) hereto, or (ii) set forth on Schedule 1.88(a)(ii) hereto, and (b) all field-based personal computers and other tangible personal property owned or leased by the Seller and used away from the office by any Transferred Employee hired by NWS in connection with the performance of such Transferred Employee's duties to the Seller; but for the avoidance of doubt, does not include any part of the Owned Real Property or the Leased Real Property.

1.89 "Purchased Inventory" means all inventory, work-in-process, components, finished goods, parts, supplies, raw materials and other similar items that are (a) used or held for use by the Seller in connection with the Packaged Gas Business and either located at a Dedicated Site or Mixed Use Site, or shipped from or to a Dedicated Site or Mixed Use Site but in transit or located at customers' premises, except as set forth on Schedule 1.89(a) hereto, or (b) set forth on Schedule 1.89(b) hereto.

                             (9)

1.90 "Purchased Inventory (Carolina)" means all inventory, work-in-process, components, finished goods, parts, supplies, raw materials and other similar items that are (a) used or held for use by the Seller in connection with the Packaged Gas Business and either located at a Carolina Facility, or shipped from or to a Carolina Facility but in transit or located at customers' premises, except as set forth on Schedule 1.89(a) hereto, or
(b) set forth on Schedule 1.90(b) hereto.

1.91 "Purchaser Cylinder Product Supply Agreement" means the agreement pursuant to which, from and after the Closing Date, the Purchaser (itself or through one or more Airgas Subsidiaries) shall support certain of the Excluded Businesses of the Seller, substantially in the form of Exhibit D hereto.

1.92 "RCRA" means the Resource Conservation and Recovery Act (42
U.S.C. 6901 et seq.), as amended, and rules, regulations and standards issued thereunder.

1.93 "Real Property Leases" means the leases, subleases, licenses and other agreements, including all amendments thereto, listed on
Schedule 1.93.

1.94 "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, discarding, abandonment or disposing into the environment.

1.95 "Removal," "Remedial" and "Response" actions are the types of activities covered by those terms as defined and used in CERCLA, RCRA and other Environmental Laws.

1.96 "Second Request" has the meaning set forth in Section 7.8(b) hereof.

1.97 "Seller Gas Supply Agreements" means the agreements pursuant to which, from and after the Closing Date, the Seller shall supply certain liquid/bulk products and/or services to Airgas and the Airgas Subsidiaries, substantially in the forms of Exhibits E-1 through E-3 hereto.

1.98 "Site Licenses" means the real property licenses, in each case, between Airgas and the Seller, for the sites listed on
Schedule 1.98 pursuant to a Master Site License, substantially in the form of Exhibit B hereto.

1.99 "Tax" shall mean any income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, registration, recording, documentary, conveyance, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, whether or not measured in whole or in part by net income, together with any interest, deficiency penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign) and obligations under any tax sharing, tax allocation or similar agreement to which the Seller is a party, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.
                               (10)

1.100 "Tax Returns" means all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amended Tax
Returns relating to Taxes.

1.101 "Third Party" means any Person other than (i) the parties to this Agreement, (ii) their Affiliates, successors and assigns, and (iii) the officers, directors, employees, agents and other representatives of all of the above, except in the case where any such officer, director, employee or agent, in his or her individual capacity and not as a representative of any of the parties to this Agreement or their Affiliates, asserts a claim seeking recovery for personal injury or property damage (other than to any Owned Real Property, Leased Real Property or real property that is subject to the Site Licenses) arising from a chemical exposure or contamination occurring prior to the Closing.

1.102     "Transaction Documents" has the meaning set forth in
Section 5.2 hereof.

1.103     "Transferred Employees" has the meaning set forth in
Section 10.2 hereof.

1.104 "Transition Services Agreement" means, (a) in the case of Airgas, the agreement pursuant to which, from and after the Closing Date, the Seller will provide certain services to Airgas and the Airgas Subsidiaries in order to facilitate the transition of the Packaged Gas Business to Airgas and the Airgas Subsidiaries, substantially in the form of Exhibit G hereto, and pursuant to which the Seller and Airgas (and the Airgas Subsidiaries) may provide services to each other in the collection or payment of certain receivables and payables which are the subject of or excluded from this Agreement, and (b) in the case of NWS, the agreement entered into by the Seller and NWS at the Closing substantially in the form of Exhibit G hereto pursuant to which, from and after the Closing Date, the Seller will provide to NWS such services on which the Seller and NWS may agree in order to facilitate the transition of the Carolina Assets to NWS.

1.105 "Unreasonable Contact" means any contact or involvement unless (i) required by Law, (ii) reasonably required to avoid a government order, (iii) needed to prevent a significant threat to human health or the environment, (iv) commercially reasonable for a responsible chemical company to undertake with respect to a site where such company bears the full risks and responsibility; provided, however, that a response to an unsolicited inquiry specifically concerning the particular matter at issue from a representative of a Governmental Authority in his or her official capacity, with respect to which inquiry there is a legal obligation to respond to such inquiry, shall not be considered to be an Unreasonable Contact, or (v) undertaken in connection with the environmental investigation and due diligence (including conducting Phase I and Phase II sampling, assessments and reports) by a bona fide prospective purchaser, assignee or sublessee of the Owned Real Property or the Leased Real Property not affiliated with either Purchaser in connection with the sale or transfer of such Property by a Purchaser.

1.106     "Unsegregable Receivables" has the meaning set forth in
Section 2.1(j) hereof.

     SECTION 2.  TRANSFER OF PURCHASED ASSETS; ASSUMPTION OF LIABILITIES

     2.1 Purchased Assets. At the Closing, and upon the terms and subject to the conditions set forth in this Agreement, the Seller

                             (11)
shall sell, transfer, convey, assign and deliver to the Purchasers, free and clear of all liabilities, obligations and Liens (other than the Permitted Liens and the Assumed Liabilities), and the Purchasers shall purchase and receive from the Seller, all of the Seller's right, title and interest in and to the Purchased Assets in accordance with Sections 2.2 and 2.3. The "Purchased Assets" shall mean the following:

(a)  All of the Seller's right, title and interest in the Owned
Real Property and the Real Property Leases, including the privileges, appurtenances, rights, easements and hereditaments appurtenant to or for the benefit of such real property;

(b) All of the Seller's right, title and interest in and to the Purchased Equipment, as well as all manufacturers' warranties associated with such Purchased Equipment except to the extent required by the Seller to pursue any claim the Seller may have under any such warranty relating to the period prior to the Closing;

(c) All of the Seller's right, title and interest in and to the Purchased Inventory, as well as all manufacturers' warranties associated with such Purchased Inventory and all rights of the Seller against suppliers of such Purchased Inventory (except to the extent required by the Seller to pursue any claim the Seller may have under any such warranty or right relating to the period prior to the Closing);

(d) All of the Seller's rights under, and interest in, all deposits or prepayments of rents under cylinder leases to the extent such deposits or prepayments relate to the Packaged Gas Business or the Purchased Assets (collectively, the "Deposits and Prepayments");

(e) All of the Seller's right, title and interest in and to prepaid expenses to the extent such prepaid expenses relate to the Packaged Gas Business or the Purchased Assets as of the Closing Date (the "Prepaid Expenses");

(f) All of the Seller's right, title and interest in and to all claims, causes of action and guarantee rights to the extent that they relate to the Purchased Assets from and after the Closing
Date;

(g) Subject to Section 7.8, all of the Seller's rights under, and interest in, all agreements, arrangements, contracts, policies, leases (including operating leases), conditional sales contracts, licenses, franchises, understandings, commitments and other binding arrangements (collectively, "Contracts") to which the Seller is a party or by or to which the Purchased Assets are bound or subject (i) relating primarily to the Packaged Gas Business, to the extent such Contracts relate to the Packaged Gas Business, (ii) in the case of customer agreements, to the extent relating to the Packaged Gas Business or (iii) as listed on
Schedule 2.1(g)(iii)(A)(i), but, in each case, excluding (A) all Contracts of the types described on Schedule 2.1(g)(iii)(A)(ii) except such specific Contracts of the types described in paragraphs 1, 2 or 4 of Schedule 2.1(g)(iii)(A)(ii) as either Purchaser shall designate in writing no later than ten (10) Business Days prior to the Closing Date as a Contract to be acquired by such Purchaser, and (B) all Contracts covered by or subject to the Packaged Gas and Equipment Distributor Agreement (collectively, the "Acquired Contracts");

                             (12)

(h) Subject to Section 7.8, all of the Seller's right, title and interest in and to all Permits, to the extent transferable, relating exclusively to the Packaged Gas Business or the Purchased Assets ("Acquired Permits");

(i) Subject to Section 2.5(b), all of the Seller's right, title and interest in and to (i) all customer and inventory information contained or stored in the Seller's Computers Unlimited System, and (ii) all books, records and other documents (whether on paper, computer diskette, tape or other storage media) that are
(A) located at a Dedicated Site and related to the Packaged Gas Business or the Purchased Assets or (B) located at other than a Dedicated Site and related to the Packaged Gas Business or the Purchased Assets, to the extent information related to the Packaged Gas Business or the Purchased Assets is readily segregable from information that is not related to the Packaged Gas Business or the Purchased Assets, including in the case of
(ii), property records, production records, purchase and sales records, credit data, labor relations records, accounting records, financial reports, maintenance and production records, environmental records and reports, fixed asset lists, customer lists, customer records and information, supplier lists, parts lists, manuals, technical and repair data, correspondence, files, blueprints, specifications, maps, surveys, building and machinery diagrams, and any items that are similar to any of the foregoing (but excluding in any event all personnel files and records);

(j) All of the Seller's right, title and interest in and to all accounts receivable (including any security or collateral for such accounts receivable) arising from the Packaged Gas Business other than (x) receivables that cannot be segregated from the accounts receivable of the Seller's businesses other than the Packaged Gas Business ("Unsegregable Receivables") and (y) inter-company receivables (such receivables, net of the exclusions set forth in clauses (x) and (y), the "Accounts Receivable");

(k) All of the Seller's right, title and interest in and to all goodwill associated with the Packaged Gas Business or the Purchased Assets;

(l) To the extent transferable, all of the Seller's right, title and interest in and to (i) the benefit of and the right to enforce covenants and warranties (including, without limitation, any covenants not to compete), if any, which the Seller is entitled to enforce with respect to the Purchased Assets and
(ii) any rights of first refusal, rights of first option and similar rights relating exclusively to the Packaged Gas Business, in the case of (i) and (ii) of this subsection (l) which covenants, warranties, rights of first refusal, rights of first option and similar rights are set forth on Schedule 2.1(l) or
Schedule 5.20(c);

(m) All of the Seller's rights, title and interest in and to all other properties and assets used or held for use by the Seller exclusively in connection with the Packaged Gas Business, except for the Excluded Assets; and

(n) All of the Seller's rights, title and interest in and to all equity interests in any limited liability company to which the Seller may transfer any of the items listed in the foregoing subsections (a) through (m) prior to the Closing.

     2.2 Airgas Assets. At the Closing, and upon the terms and subject to the conditions set forth in this Agreement, and

                             (13)
subject in any event to Section 7.18, the Seller shall sell, transfer, convey, assign and deliver to Airgas, free and clear of all liabilities, obligations and Liens (other than Permitted Liens and the Assumed Liabilities), and Airgas shall purchase and receive from the Seller, all of the Seller's right, title and interest in and to all of the Purchased Assets other than the Carolina Assets (the "Airgas Assets"). Notwithstanding anything herein to the contrary, but subject to Section 7.18, the term "Airgas Assets" shall not include any of the Carolina Assets.

2.3 Carolina Assets. At the Closing, and upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, transfer, convey, assign and deliver to NWS, free and clear of all liabilities, obligations and Liens (other than the Permitted Liens and the Carolina Assumed Liabilities), and NWS shall purchase and receive from the Seller, all of the Seller's right, title and interest in and to the Carolina Assets. The "Carolina Assets" shall mean the following:

(a) All of the Seller's right, title and interest in the Owned Real Property and the Real Property Leases listed on Schedule 2.3(a), including the privileges, appurtenances, rights, easements and hereditaments appurtenant to or for the benefit of such real property (the facilities located on such Owned Real Property or subject to such Real Property Leases are referred to herein individually as a "Carolina Facility" and collectively as the "Carolina Facilities");

(b) All of the Seller's right, title and interest in and to the Purchased Equipment (Carolina), as well as all manufacturers' warranties associated with such Purchased Equipment (Carolina) except to the extent required by the Seller to pursue any claim the Seller may have under any such warranty relating to the period prior to the Closing;

(c) All of the Seller's right, title and interest in and to the Purchased Inventory (Carolina), as well as all manufacturers' warranties associated with such Purchased Inventory (Carolina) and all rights of the Seller against suppliers of such Purchased Inventory (Carolina) (except to the extent required by the Seller to pursue any claim the Seller may have under any such warranty or right relating to the period prior to the Closing);

(d) Subject to Section 7.8, all of the Seller's rights under, and interest in the Acquired Contracts described on Schedule
2.3(d) hereto (the "Carolina Acquired Contracts"),

(e) Subject to Section 7.8, all of the Seller's right, title and interest in and to all Permits, to the extent transferable, to the extent that the same relate to the Carolina Facilities (the
"Carolina Acquired Permits");

(f) Subject to Section 2.5(b), all of the Seller's right, title and interest in and to (i) all customer and inventory information contained or stored in the Seller's Computers Unlimited System related to the Carolina Assets, and (ii) all books, records and other documents (whether on paper, computer diskette, tape or other storage media) that are (A) located at any of the Carolina Facilities and relate to the Packaged Gas Business or the Carolina Assets, or (B) not located at a Carolina Facility but related to the ownership and operation of the Carolina Assets, to the extent information related to the ownership and operation of the Carolina Assets is readily segregable from information that is not so related, including in the case of (ii), property

                             (14)
records, production records, purchase and sales records, credit data, labor relations records, accounting records, financial reports, maintenance and production records, environmental records and reports, fixed asset lists, customer lists, customer records and information, supplier lists, parts lists, manuals, technical and repair data, correspondence, files, blueprints, specifications, maps, surveys, building and machinery diagrams, and any items that are similar to any of the foregoing (but excluding in any event all personnel files and records);

(g) All of the Seller's right, title and interest in and to all goodwill associated with the Carolina Assets;

(h) To the extent transferable, all of the Seller's right, title and interest in and to (i) the benefit of and the right to enforce covenants and warranties (including, without limitation, any covenants not to compete), if any, which the Seller is entitled to enforce with respect to the Carolina Assets and
(ii) any rights of first refusal, rights of first option and similar rights relating exclusively to the Carolina Assets, in the case of (i) and (ii) of this subsection (h) which covenants, warranties, rights of first refusal, rights of first option and similar rights are set forth on Schedule 2.3(h); and

(i) All of the Seller's right, title and interest in and to such other Purchased Assets as are to be transferred to NWS pursuant to the Inter-Purchaser Agreement and described in a joint instruction letter executed and delivered by the Purchasers to the Seller at least five (5) Business Days prior to the Closing.

2.4 Division of Purchased Assets. The parties acknowledge and agree that the division of the Purchased Assets into Airgas Assets and Carolina Assets has been determined solely by the Purchasers, and not by the Seller, and that any dispute, obligation or liability relating to such division shall be a matter to be resolved between the Purchasers and the Seller shall have no obligation or liability with respect thereto and shall be indemnified by Airgas under Section 14.5(e) with respect thereto.

2.5 Excluded Assets. Notwithstanding any other provision of this Agreement, the Purchasers are purchasing only the Purchased Assets, and are not purchasing any asset of the Seller or any of its Affiliates not included in the Purchased Assets pursuant to
Section 2.1 (all such assets not included in the Purchased Assets being herein referred to as the "Excluded Assets"). The Excluded Assets shall include the following assets of the Seller, none of which Excluded Assets shall be transferred, conveyed, set over, delivered or assigned to the Purchasers:

(a) Cash on hand or in banks, cash equivalents and notes receivable relating to the operation of the Packaged Gas Business as of the Closing Date, except amounts referred to in
Section 2.1(d);

(b) All books and records that would otherwise constitute Purchased Assets but for the fact that the Seller is required to retain such books and records pursuant to applicable Laws (in which case copies of such books and records shall be included in the Purchased Assets);

(c) Originals and copies of Tax Returns of the Seller. In those cases where any Tax Return is reasonably requested by a

                             (15)

Purchaser, the Seller shall provide to such Purchaser as the Seller determines in its reasonable discretion either (i) such Tax Returns, (ii) copies of such Tax Returns or (iii) the information contained on such Tax Returns, in each case subject in any event to the protection of the Seller's confidential information, or the Seller may provide such information to such Purchaser's independent certified public accountants, in confidence, and subject to a duty on the part of such independent certified public accountant of non-disclosure to such Purchaser and to third parties;

(d)  All assets related to the Employee Benefit and Compensation
Plans;

(e)  The Excluded Real Property (other than the rights of a
Purchaser created under the Site Licenses);

(f) The Excluded Equipment (other than the rights of a Purchaser created under the applicable Transition Services Agreement);

(g)  The Excluded Inventory;

(h) The Intellectual Property (other than the rights of a Purchaser created under the applicable Intellectual Property
License);

(i)  The Excluded Contracts;

(j)  The Excluded Permits;

(k) Any cylinders, dewars, lecture bottles or other containers containing gases or liquids the identity of which cannot be readily and accurately determined by a visual examination of such container or from Seller's books and records, and any such cylinders, dewars, lecture bottles or other containers containing gases not sold in the Ordinary Course of Business consistent with the Seller's past practice in the previous 12 months of the Packaged Gas Business (collectively, the "Excluded Containers");

(l) All insurance policies of the Seller and the right to receive the proceeds thereof;

(m) All of the Seller's hardware and software associated with the SPOC/CU system, other than (i) as set forth on Schedule 1.87(a)(ii) hereto or (ii) all field-based personal computers (A) located at Dedicated Sites or at Mixed Use Sites and used by the Seller in connection with the Packaged Gas Business, or (B) used away from the office by any Transferred Employee hired by any Purchaser in connection with the performance of such Transferred Employee's duties to the Seller, which personal computers (but, for avoidance of doubt, not including the Seller's proprietary or non-transferable software connected thereto) shall be included in the Purchased Equipment;

(n) All of the Seller's right, title and interest in and to all claims, causes of action and guarantee rights to the extent that they relate to the operation of the Packaged Gas Business or the Purchased Assets prior to the Closing Date;

(o)  All assets listed on Schedule 2.5(o) hereof; and

                             (16)

(p) All properties, assets and rights of the Seller that are related to the Excluded Businesses, except to the extent such properties, assets and rights are included in the Purchased
Assets.

2.6 Airgas Assumed Liabilities. At the Closing, and upon the terms and subject to the conditions set forth in this Agreement, the Seller shall transfer to Airgas, and Airgas shall assume only the following liabilities of the Seller (collectively, the "Airgas Assumed Liabilities"):

(a) All executory liabilities, obligations and expenses arising on or after the Closing Date under the Acquired Contracts, including all purchase orders issued by the Seller prior to the Closing Date (other than liabilities, obligations and expenses arising out of or relating to any breach or default by the Seller prior to the Closing Date of any of its obligations under the Acquired Contracts); and

(b) All liabilities, obligations and expenses associated with customer orders (including Deposits and Prepayments made by customers) received by the Seller under an Acquired Contract prior to the Closing Date that remain unfulfilled on and as of the Closing Date, except to the extent of any breach or default by the Seller prior to the Closing Date of any of its obligations under such customer orders.
     Notwithstanding anything herein to the contrary, but subject to Section 7.18, the Airgas Assumed Liabilities shall not include any of the Carolina Assumed Liabilities.

2.7 Carolina Assumed Liabilities. At the Closing, and upon the terms and subject to the conditions set forth in this Agreement, the Seller shall transfer to NWS, and NWS shall assume only the following liabilities of the Seller (collectively, the "Carolina Assumed Liabilities"):

(a) All executory liabilities, obligations and expenses arising on or after the Closing Date under the Carolina Acquired Contracts, including all purchase orders issued by the Seller prior to the Closing Date (other than liabilities, obligations and expenses arising out of or relating to any breach or default by the Seller prior to the Closing Date of any of its obligations under the Carolina Acquired Contracts);

(b) All liabilities, obligations and expenses associated with customer orders received by the Seller under any Carolina
Acquired Contract prior to the Closing Date that remain unfulfilled on and as of the Closing Date, except to the extent of any breach or default by the Seller prior to the Closing Date of any of its obligations under such customer orders; and

(c) Any other Assumed Liabilities as are to be transferred to NWS pursuant to the Inter-Purchaser Agreement and described in a joint instruction letter executed and delivered by the Purchasers to the Sellers at least five (5) Business Days prior to the Closing.

2.8 Division of Assumed Liabilities. The parties acknowledge and agree that the division of the Assumed Liabilities between Airgas Assumed Liabilities and the Carolina Assumed Liabilities has been determined solely by the Purchasers, and not by the Seller, and that any dispute, obligation or liability relating to such

                             (17)
division shall be a matter to be resolved between the Purchasers and the Seller have no obligation or liability with respect thereto, and shall be indemnified by Airgas under Section 14.5(e) with respect thereto.

2.9 Excluded Liabilities. Notwithstanding any other provision in this Agreement but subject to Section 7.18 hereof, (a) Airgas is assuming only the Airgas Assumed Liabilities and NWS is assuming only the Carolina Assumed Liabilities and (b) neither Purchaser is assuming any other liability or obligation of the Seller or any of its Affiliates of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, whether presently in existence or arising hereafter (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities").

     SECTION 3.  PURCHASE PRICE; ADJUSTMENT

3.1 Purchase Price. The purchase price shall consist of the sum of the Deposit and the Closing Date Payments, as adjusted pursuant to Section 3.2. Each Closing Date Payment shall be made by the applicable Purchaser to the Seller in immediately available funds by wire transfer to such account as the Seller shall designate in writing prior to the date payment is due.

(a) Deposit. (i) NWS agrees to pay to the Seller upon execution of this Agreement $300,000, and (ii) Airgas agrees to pay to the Seller upon execution of this Agreement $5,000,000 less the amount paid by NWS upon execution of this Agreement (the aggregate amount of $5,000,000 hereinafter referred to as, the "Deposit"). The Deposit shall be made by the Purchasers to the Seller by wire transfer to such account as designated by the Seller in writing, which account shall be a segregated, interest bearing account. All interest or other income earned on the Deposit (the "Income") shall be paid to or applied for the benefit of the Seller if the Closing occurs or if the Seller is otherwise entitled to the Deposit pursuant to Section 15.2(b).
In all other events, the Income shall be paid to or applied to the benefit of the Purchasers on a pro rata basis (based upon each Purchaser's contribution to the Deposit). Any party receiving any part of the Income or having the same applied for its benefit shall be responsible for paying any Taxes thereon. The Deposit and any Income will be retained by the Seller or returned to the Purchasers in accordance with Section 15.2(b).

(b) Closing Date Payment. (i) NWS agrees to pay to the Seller on the Closing Date $17,600,000 (the "NWS Closing Date Payment") and
(ii) Airgas agrees to pay to the Seller on the Closing Date $265,000,000 less the amount paid by NWS at the Closing (each, a "Closing Date Payment" and, together with the Deposit, the "Base Purchase Price"), as payment for the Purchased Assets, pending determination of the adjustment referred to in Section 3.2 hereof, and to assume their respective Assumed Liabilities pursuant to Sections 2.6 and 2.7 hereof. For avoidance of doubt, in the event that NWS does not for any reason pay the NWS Closing Date Payment at the Closing, Airgas shall pay to the Seller at the Closing the full amount of the Closing Date Payments without deduction except pursuant to the next sentence of this paragraph. The amount of the Closing Date Payment to be paid by Airgas shall be reduced by $16,200,000, which represents the amount of the Unsegregable Receivables as of September 30, 2001.

3.2 Current Assets Adjustment Statement. Within 45 days after the Closing Date, the Seller will prepare and deliver to Airgas a statement of the Current Assets as of the Closing Date (the

                             (18)

"Adjustment Statement") setting forth calculations showing the determination of the amount of the post-closing adjustment payable by Airgas to the Seller, or by the Seller to Airgas, as the case may be. The Adjustment Statement shall be prepared in accordance with the accounting methodologies used to prepare the Financial Documents. The amount of such post-closing adjustment shall be determined and paid as follows: either (a) Airgas shall pay to the Seller the amount by which the Current Assets on the Adjustment Statement exceed $16,600,000, or (b) the Seller shall pay to Airgas the amount by which the Current Assets on the Adjustment Statement is less than $16,600,000. The Purchasers shall determine the allocation, if any, between them of any such payments or amounts received, and the Seller shall have no obligation or liability with respect thereto and shall be indemnified by Airgas under Section 14.5(e) with respect thereto.

3.3 Cooperation. The Purchasers will fully cooperate with the Seller with respect to the Seller's preparation of the statements referred to in Section 3.2, and will give the Seller, its employees, representatives and agents access to such books and records of the Packaged Gas Business and the assistance of such Packaged Gas Business personnel as the Seller reasonably requests in connection therewith.

3.4 Objections. If the Purchasers have objections to the Adjustment Statement, then Airgas shall submit such objections in writing, stating in reasonable detail the reason and basis for the Purchasers' objections, within 20 Business Days after delivery to the Purchasers of such statement ("Objection Period"). If Airgas and the Seller are unable to resolve such objection within 20 Business Days after delivery to the Seller of such written objection, the matter or matters in dispute will be submitted to the Independent Accounting Firm for resolution within 20 Business Days of their engagement. The decision of the Independent Accounting Firm will be binding on both the Purchasers and the Seller. The cost of the Independent Accounting Firm shall be paid as follows: (i) the cost of the Independent Accounting Firm shall be fully payable by Airgas if the adjustment determined by the Independent Accounting Firm shall not be in an amount at least $100,000 more favorable to the Purchasers than the proposed adjustment set forth in the Adjustment Statement and (ii) the cost of the Independent Accounting Firm shall be fully payable by the Seller if the adjustment determined by the Independent Accounting Firm is an amount at least $100,000 more favorable to the Purchasers than the proposed adjustment set forth in the Adjustment Statement.

3.5 Payment. Within three (3) Business Days after the expiration of the Objection Period (or the date upon which any disputes are resolved as provided above), Airgas will pay to the Seller or the Seller will pay to Airgas the amount of the adjustment shown in the Adjustment Statement, as modified by any actions pursuant to Section 3.4, in immediately available funds by wire transfer to an account designated in writing by the Seller or Airgas, as the case may be, together with interest on such amount at the Prime Rate from and including the Closing Date. The Purchasers shall determine the allocation between them of any such payments or amounts received pursuant to this Section 3.5, and the Seller shall have no obligation or liability with respect thereto and shall be indemnified by Airgas under Section 14.5(e) with respect thereto.

3.6  Allocation.

(a) Within one hundred twenty (120) days of the Closing Date, the Purchasers shall jointly prepare and deliver to Seller a schedule (the "Allocation Schedule") allocating the Purchase

                             (19)

Price and Assumed Liabilities among the Purchased Assets and the non-competition covenant provided for in Section 7.4, in such amounts as are consistent with the valuation and techniques and practices of the Purchasers and are reasonably determined by the Purchasers to be consistent with Section 1060 of the Code (the "Allocation").

(b) The Seller shall have a period of twenty (20) Business Days after the delivery of the Allocation Schedule to present in writing to the Purchasers notice of any objections the Seller may have to the allocations set forth therein (an "Allocation Objection Notice"). Unless the Seller timely objects, such Allocation Schedule shall be final, absent manifest error. In the event that the Purchasers do not deliver to the Seller the Allocation Schedule within the time period specified in Section 3.6(a), the Seller shall be free to allocate the Purchase Price and the Assumed Liabilities in such manner as the Seller shall determine in its sole discretion.

(c) If the Seller presents an Allocation Objection Notice to the Purchasers within the applicable twenty-Business Day period, the Purchasers and the Seller agree to use commercially reasonable efforts to agree on the Allocation Schedule as soon as practicable after the Closing in a manner consistent with the requirements and methods that apply to Section 1060 of the Code; provided, however, that if the Purchasers and the Seller shall not have agreed on the Allocation Schedule by the twentieth Business Day following the delivery of such Allocation Objection Notice, the Allocation Schedule shall be made in accordance with the appraisals of an Independent Accounting Firm, which shall be instructed by the parties to determine an allocation in a manner consistent with the requirements and methods that apply to
Section 1060 of the Code. The fees and expenses of such Independent Accounting Firm shall be paid one-half by the Purchasers and one-half by the Seller unless the Independent Accounting Firm shall determine that the allocation suggested by the Purchasers or the Seller, as the case may be, shall be used in its entirety, in which case, the other party shall pay all of such fees and expenses.

(d) The Purchasers and the Seller each agree to (i) file any additional information return required to be filed pursuant to
Section 1060 of the Code, (ii) be bound by the Allocation Schedule, (iii) act in a manner consistent with the Allocation
Schedule in the preparation of financial statements and filing of all state and United States federal income tax returns (including, without limitation, providing the other parties for their review a draft of Form 8594 and thereafter filing Form 8594 with their United States federal income tax return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and
(iv) take no position and cause their Affiliates to take no position inconsistent with the Allocation Schedule for any Tax purposes.

(e)  The Seller's employer identification number is 23-1274455.
Airgas' employer identification number is 56-0732648. NWS' employer identification number is 56-0503794.

     SECTION 4.  CLOSING

4.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m. Eastern Standard Time on the date that is the earlier of (i) February 28, 2002

                             (20)

(provided that all of the conditions to Closing set forth in Section 8 and Section 9 hereof have been satisfied or waived not less than the greater of five Business Days or eight days prior to February 28, 2002), and (ii) the first Business Day of the month immediately following satisfaction or waiver of all of the conditions to Closing set forth in Section 8 and Section 9 hereof, provided, however, that if such first Business Day is after February 28, 2002 and less than the greater of five Business Days or eight days following satisfaction or waiver of all such conditions to Closing, the Closing shall take place on the first Business Day of the next succeeding month, or at such other time, place or date as Airgas and the Seller may mutually agree. The date upon which the Closing actually occurs is referred to herein as the "Closing Date." The Closing shall be effective as of the opening of business on the Closing Date; provided, however, that if the Closing occurs on February 28, 2002 or any other day that is the last Business Day of any month, the Closing shall be effective as of the close of business on the Closing Date, and all references in this Agreement that provide that the Seller shall have rights and obligations prior to the Closing Date shall be deemed to provide that the Seller shall have such right prior to and including the Closing Date, and all references in this Agreement that provide that the Purchasers shall have rights and obligations on and after the Closing Date shall be deemed to provide that the Purchasers shall have such rights and obligations after the Closing Date.

4.2 Certain Closing Deliveries by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to each of the Purchasers as applicable (except as specified below) the following:

(a)  the officers' certificates required by Sections 8.1(c) and 8.2(c);

(b) a receipt for the applicable Closing Date Payment, executed by an authorized representative of the Seller;

(c) one or more Bills of Sale, in form and substance reasonably satisfactory to the parties hereto (the "Bills of Sale"), which Bills of Sale shall be executed by an authorized representative of the Seller and delivered by the Seller to the applicable Purchaser, or in the case of Airgas one or more Airgas Subsidiaries (as designated at least ten Business Days prior to the Closing);

(d) deeds for the Owned Real Property, in form and substance reasonably satisfactory to the parties hereto, which deeds shall be prepared by the applicable Purchaser and executed by an authorized representative of the Seller and delivered by the Seller to the applicable Purchaser or in the case of Airgas one or more Airgas Subsidiaries (as designated at least ten Business Days prior to the Closing);

(e) assignments of the Real Property Leases, substantially in the form attached hereto as Exhibit H, with such modifications as may be necessary to conform to applicable Law, delivered by the Seller to the applicable Purchaser or in the case of Airgas one or more Airgas Subsidiaries (as designated at least ten Business Days prior to the Closing);

(f) an assignment and assumption agreement, in form and substance reasonably satisfactory to the parties hereto, executed by an authorized representative of the Seller;

                             (21)

(g) counterparts of each of the Enabling Agreements to which such Purchaser is a party;

(h)  an officer's incumbency certificate of the Seller;

(i)  the Audited Financial Documents; and

(j) all other documents, instruments and writings required to be delivered by the Seller at or prior to the Closing pursuant to this Agreement.

4.3  Certain Closing Deliveries by the Purchasers.  At the
Closing, each Purchaser shall deliver, or cause to be delivered, to the Seller the following:

(a)  the officers' certificates required by Section 9.3;

(b)  payment of the applicable Closing Date Payment;

(c) an assignment and assumption agreement, in form and substance reasonably satisfactory to such Purchaser and the Seller, executed by an authorized representative of such Purchaser;

(d) counterparts of each of the Enabling Agreements to which such Purchaser is a party;

(e)  an officer's incumbency certificate of such Purchaser; and

(f) all other documents, instruments and writings required to be delivered by such Purchaser at or prior to the Closing pursuant to this Agreement.

     SECTION 5.  REPRESENTATIONS AND WARRANTIES REGARDING SELLER

     The Seller represents and warrants to the Purchasers as of the date hereof as follows (provided that Section 5.10 shall be the exclusive representation and warranty of the Seller with respect to Environmental Laws, Environmental Liabilities, Environmental Permits and any other matters related thereto):

5.1 Corporate Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own, lease and operate its properties and the Purchased Assets and to carry on the Packaged Gas Business as now being conducted. The Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction where the ownership, leasing or operation of its properties and the Purchased Assets or the conduct of the Packaged Gas Business require such qualification or licensing other than jurisdictions where failure to be so qualified or licensed would not have a Business Material Adverse Effect.

5.2 Corporate Authority. The Seller has all requisite corporate power and authority (a) to enter into, execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and the Enabling Agreements

                             (22)

(collectively, the "Transaction Documents"), (b) to consummate the transactions contemplated by the Transaction Documents and
(c) to perform fully its obligations under the Transaction Documents. All corporate acts and other proceedings required to be taken by or on the part of the Seller to authorize it to execute, deliver and perform the Transaction Documents and the transactions contemplated thereby have been duly and properly taken, and no other corporate action by the Seller or its stockholders is required for the due execution, delivery or performance of this Agreement or the other Transaction Documents. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes, and each of the other Transaction Documents has been duly authorized by the Seller and when duly executed and delivered by the Seller will constitute, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, assuming due execution and delivery hereof and thereof by each of the Purchasers, and except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

5.3 No Violation. Except for the consents and approvals to be obtained under Sections 5.4 and 7.8, the execution and delivery by the Seller of the Transaction Documents and the consummation of the transactions contemplated thereby will not (a) violate the certificate of incorporation or bylaws of the Seller; (b) violate any Law or binding arbitration ruling or order applicable to the Seller or by which the Packaged Gas Business, the Purchased Assets or the Leased Real Property are bound or subject, (c) result in the creation of a Lien (other than a Permitted Lien) on any of the Purchased Assets, (d) violate or result in the revocation or suspension of any Permit (as hereinafter defined), or (e) except as set forth on Schedule 5.3, violate, conflict with or result in any breach of any provision of, or constitute, whether after the giving of notice or lapse of time or both, a default under any Contract to which the Seller is a party or by which it or the Purchased Assets or Leased Real Property may be bound or subject, excluding, in the case of the foregoing clauses
(b), (d) and (e), violations, breaches and defaults which, either individually or in the aggregate, would not have a Business Material Adverse Effect.

5.4 Approvals. Except with respect to Environmental Laws, Environmental Permits, Environmental Liabilities and any other matters related thereto (which are covered exclusively by Section 5.10), no Consent of any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (each a "Governmental Body," and collectively, "Governmental Bodies") is required in connection with the execution and delivery by the Seller of the Transaction Documents or its consummation of the transactions contemplated thereby or its performance of any of the provisions thereof on or after the Closing Date, except (a) filing by the Seller with the Antitrust Division of the Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the expiration or termination of all waiting periods associated therewith and (b) those set forth in Schedule 5.4.
                               (23)

5.5  Purchased Assets.

(a) Set forth on Schedule 5.5 is a list, prepared from the Seller's general asset ledger as of September 30, 2001, of all Purchased Equipment material to the operation of the Packaged Gas Business as currently conducted by the Seller, except for such additions or subtractions of such Purchased Equipment as have occurred in the Ordinary Course of Business consistent with the Seller's past practice in the previous 12 months. The Seller owns at least 95% of the total number of cylinders referenced in
Schedule 5.5. Except as set forth on Schedule 5.5 and except for Permitted Liens, the Seller has good title to all the properties and assets, real, personal and fixed, comprising any part of the Purchased Assets, free and clear of all Liens or has a license to use such properties and assets, real, personal and fixed, comprising any part of the Purchased Assets for the benefit of the Packaged Gas Business. Except as set forth on Schedule 5.5, all property and assets comprising any part of the Purchased Assets or the Leased Real Property are, in all material respects, in good operating condition and repair, normal wear and tear excepted. The Purchased Assets constitute all of the assets (real or personal), Permits, Contracts, properties and rights (other than the Excluded Assets) which are necessary for the continued conduct of the Packaged Gas Business after the Closing in substantially the same manner as conducted by the Seller prior to the Closing when supported by the Enabling Agreements, except to the extent that the conduct of the Packaged Gas Business requires general and administrative support services, including, but not limited to, general information technology services wherever provided and other support services currently provided by the Seller through its Trexlertown, PA headquarters location. All of the assets reflected in the Financial Documents are included in the Purchased Assets.

(b) Except as set forth on Schedule 5.5, all cylinders that are included as Purchased Equipment are in the possession of the Seller, or if in the possession of any Person other than the Seller, are held pursuant to a binding agreement obligating such Person to return to the Seller, or to reimburse the Seller for, such cylinders. The Seller's holding records relating to such cylinders that are in the possession of any Person other than the Seller have been kept and managed by the Seller in the Ordinary Course of Business consistent with the Seller's past practice in the previous 12 months and in accordance with good industry practice.

(c) Set forth on Schedule 5.5(c) is a list of tanks currently used by the Seller in the Packaged Gas Business. The Purchased
Equipment sold or transferred (through the assumption of equipment leases) to the Purchasers will include at least 95% of the tanks listed on Schedule 5.5(c).

(d) Set forth on Schedule 5.5(d) is a list of vehicles currently used by the Seller in the Packaged Gas Business. The Purchased
Equipment sold or transferred (through the assumption of equipment leases) to the Purchasers will include at least 95% of the vehicles listed on Schedule 5.5(d).

5.6  Employees

(a)  Schedule 5.6(a) hereto lists all material Employee Benefit and Compensation Plans.
                             (24)

(b) The transactions contemplated by this Agreement will not cause a Purchaser to incur any liability with respect to the PBGC or otherwise under ERISA, including any multiemployer plan withdrawal liability, with respect to any Employee Benefit and Compensation Plan or otherwise. The transactions contemplated by this Agreement will not cause a Purchaser to incur any liability or expense with respect to benefits or compensation due Employees under any Employee Benefit and Compensation Plan, except as provided in Section 10.

(c) Neither the Seller nor any Affiliate has terminated an employee pension plan (within the meaning of Section 3(2) of ERISA) or taken any other action with respect to any Employee Benefit and Compensation Plan that could result in a Lien (other than a Permitted Lien) on any of the Purchased Assets under Title IV of ERISA.

(d) With respect to the Employees and the Packaged Gas Business, except as set forth on Schedule 5.6(d): (i) no collective bargaining or other agreement exists or, since January 1, 1999, has existed, between the Seller and any labor organization, and no oral or written employment agreement exists, or since
January 1, 1999, has existed, between the Seller and any Employee; (ii) the Seller has not received written notice that any representation question presently exists, and no petition concerning representation under the National Labor Relations Act, as amended, is or, since January 1, 1999, has been pending or to the Knowledge of the Seller, threatened; (iii) no unfair labor practice charge or complaint is or, since January 1, 1999, has been pending or to the Knowledge of the Seller, threatened, before the National Labor Relations Board; (iv) no labor dispute, strike, picketing, handbilling, work slowdown, or work stoppage is or, since January 1, 1999, has been pending or to the Knowledge of the Seller, threatened; (v) no decision, order, judgment, decree, or award has been rendered or issued by any Governmental Body, and no settlement or agreement has been entered into or executed, since January 1, 1999 regarding any matter set forth in this Section 5.6.

(e) Schedule 1.9 contains a true, complete and correct list of all of the Aligned Employees or full time equivalents who are dedicated primarily to the Packaged Gas Business, including the time in position of each Aligned Employee, together with any vacancies as of September 30, 2001.

(f) The employee information provided to Airgas at a meeting between the Human Resources staffs of the Seller and Airgas on December 7, 2001 contained a list of employee salaries as of September 1, 2001, each of which salaries is correct in all material respects.
Since September 1, 2001, no salary changes have been implemented by the Seller except for scheduled or contractual annual salary increases and promotions made in the Ordinary Course of Business consistent with the Seller's past practice in the previous 12 months.

5.7  Agreements.

(a) Schedule 5.7(a) hereto lists all written Acquired Contracts in effect on the date hereof except (i) those required to be listed on Schedule 5.8 or Schedule 5.20(b) and (ii) any Contract that involves executory obligations in an amount of less than $175,000. True, correct and complete copies of the Acquired

                             (25)

Contracts listed in Schedule 5.7(a), in each case as amended to date, have been, or prior to Closing will be, made available for inspection by the Purchasers.

(b) All Acquired Contracts listed in Schedule 5.7(a) constitute legal, valid and binding obligations of the Seller, are in full force and effect, and are enforceable in accordance with their respective terms except as enforcement may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity. The Seller is not in material default under any of such Acquired Contracts, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default by the Seller thereunder. To the Knowledge of the Seller, no other party to any such Acquired Contract is in material default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder. Except as set forth on Schedule 5.7(b), the Seller has not received written notice that any Person intends to terminate (whether for cause or convenience) or default under any Acquired Contract listed on
Schedule 5.7(a) before its stated term, if any.

5.8 Intellectual Property. Except as set forth on Schedule 5.8 and subject to the terms of any licenses included therein:

(a) the Intellectual Property constitutes all of the intellectual property rights necessary to operate the Packaged
Gas Business as presently conducted by the Seller;

(b) the Seller owns (or otherwise has the right to use) the Intellectual Property pursuant to a valid license, sublicense or other agreement, and has the right to use all of the Intellectual Property in connection with the operation of the Packaged Gas Business and to grant the licenses contained in the Intellectual Property Licenses, free and clear of all Liens as to the Purchasers;

(c)  to the Knowledge of the Seller, none of the Intellectual
Property infringes upon or otherwise violates any intellectual property rights within the United States of any third Person;

(d) to the Knowledge of the Seller, no Person is infringing upon or otherwise violating the rights of the Seller in the Intellectual Property within the United States; and

(e) no litigation is pending and no written claim has been made against the Seller, or, to the Knowledge of the Seller, is threatened, contesting (i) the Seller's ownership of, (ii) the validity of the Seller's rights in, or (iii) the Seller's rights to use, sell or license, the Intellectual Property within the United States.

5.9 Litigation and Proceedings. Except (i) with respect to Environmental Laws, Environmental Permits, Environmental Liabilities and any other matters related thereto (which are covered exclusively by Section 5.10), and (ii) as set forth in
Schedule 5.8 or Schedule 5.9 hereto:

(a) the Seller is not a party to, or, to the Knowledge of the Seller, threatened with, any legal action or other proceeding

                             (26)
before any court, administrative agency or arbitral panel pertaining to the Packaged Gas Business, the Purchased Assets or the Leased Real Property, in each case, that reasonably appears, based on a review of the pleadings, to involve damages in excess of $100,000 or which challenges or seeks to enjoin or prevent any of the transactions contemplated by the Transaction Documents;

(b) there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Body that specifically names the Seller relating to the Packaged Gas Business, the Purchased Assets or the Leased Real Property; and

(c) the Seller is not in default of any order, judgment, injunction, award or decree of any Governmental Body that specifically names the Seller relating to the Packaged Gas
Business, the Purchased Assets or the Leased Real Property.

5.10 Environmental. With respect to the Packaged Gas Business and all operations conducted by Seller or its Affiliates on the Owned Real Property, the Leased Real Property and the real property that is subject to the Site Licenses (to the extent related to the Purchased Assets, and excluding in any event the Seller's sites at Marlborough, MA, Phoenix, AZ, Shakopee, MN, Mountain View, CA and Iselin, NJ with the exception of Purchased Equipment on such sites included in the definition of Purchased Assets), except as set forth in Schedule 5.10:

(a)  the Packaged Gas Business, the Purchased Assets and the
Leased Real Property are in all material respects in compliance with Environmental Laws;

(b) since January 1, 2000, the Seller has not received from any Governmental Body written notice of any action, suit, demand, claim, investigation or other legal proceeding pursuant to an Environmental Law where the potential liability could be reasonably expected to exceed $100,000;

(c) there are no pending actions or proceedings of which the Seller has received written notice, or to the Knowledge of the Seller, threatened actions, suits, demands, claims, investigations or other legal proceedings pursuant to an Environmental Law;

(d) there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Body pursuant to an Environmental Law where the potential liability could be reasonably expected to exceed $100,000;

(e) the Seller is not in material default of any order, judgment, injunction, award or decree of any Governmental Body pursuant to an Environmental Law;

(f) the Seller has obtained and is in material compliance with all Environmental Permits necessary for the operation of the Packaged Gas Business and the Purchased Assets as currently conducted by the Seller;

(g) to the Knowledge of the Seller, there is no Condition on, under or about the Owned Real Property, the Leased Real Property or the real property that is subject to the Site Licenses (to the extent related to the Purchased Assets) for which there is a legal obligation to perform any Remedial Action;

                             (27)

(h) there are no pending actions or proceedings of which the Seller has received written notice, or to the Knowledge of the Seller, threatened actions, suits, demands, claims, investigations or other legal proceedings to revoke or limit any Environmental Permits;

(i) Section (i) of Schedule 5.10 includes a list of all Environmental Permits related to the operation of the Packaged Gas Business or the ownership or possession of the Owned Real Property, the Leased Real Property or the real property that is subject to the Site Licenses that are currently held or being applied for by the Seller and that are material to or necessary to carry on the Packaged Gas Business as presently conducted or material to the Seller's current use of the Purchased Assets; and

(j) all material environmental reports relating to the Owned Real Property, the Leased Real Property or real property that is subject to the Site Licenses (to the extent related to the Purchased Assets) have been made available to Airgas and, to the extent related to the Carolina Assets to NWS.

5.11 Compliance with Laws. Except as set forth in Schedule 5.11 and except with respect to Environmental Laws, Environmental Permits, Environmental Liabilities and any other matters related thereto (which are covered exclusively by Section 5.10), the Seller is in all material respects in compliance with all Laws pertaining to the Packaged Gas Business, the Purchased Assets or the Leased Real Property. The Seller has not received written notice of or been charged with any material violation of any Law pertaining to the Packaged Gas Business, the Purchased Assets or the Leased Real Property, except as set forth in Schedule 5.11.

5.12 No Material Adverse Change.  Except as set forth in
Schedule 5.12, since September 30, 2001 there has not been any event, change or effect that is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), properties, liabilities or results of operations of the Packaged Gas Business, the Purchased Assets and the Leased Real Property, taken as a whole; provided, however, that any such event, change or effect shall not include (i) the impact of a decline in the market price of the products of the Packaged Gas Business, (ii) the impact of an increase in the price of raw materials consistent with the market generally, or (iii) the impact of changes in general economic and/or financial market conditions; and to the Knowledge of the Seller, no such event, change or effect is threatened. Except as set forth in
Schedule 5.12, since September 30, 2001, the Seller has not:

(a) sold, leased, abandoned or otherwise transferred (or contracted to sell, lease or otherwise transfer) any of its assets or properties of the Packaged Gas Business, except in the Ordinary Course of Business consistent with the Seller's past practice in the previous 12 months;

(b) suffered or incurred any damage, destruction or other casualty loss, individually or in the aggregate in excess of $100,000, to any of the Purchased Assets or Leased Real Property, normal wear and tear excepted; or

(c) agreed, whether in writing or otherwise, to take an action described in the foregoing clauses (a) and (b).

                             (28)

5.13 Conduct of the Packaged Gas Business. Except as set forth on Schedule 5.13, since September 30, 2001, the Seller has conducted the Packaged Gas Business in the Ordinary Course of Business consistent with the Seller's past practice in the previous 12 months.

5.14 Permits. Schedule 5.14 includes a list of all licenses, permits, authorizations, orders, registrations and approvals of any Governmental Body currently held or being applied for by the Seller which are material to or necessary to carry on the Packaged Gas Business as presently conducted or material to the Seller's current use of the Purchased Assets (collectively, the "Permits"). Except as set forth in Schedule 5.14, and except with respect to Environmental Permits (which are covered exclusively by Section 5.10), the Seller has not received written notice that any material Acquired Permits are not in full force and effect, and no claim of which the Seller has received written service is pending or, to the Knowledge of the Seller, threatened to revoke or limit any such Acquired Permit.

5.15 Financial Documents.

(a) The Financial Documents have been prepared from financial statements or records used by the management of the Seller in the operation of the Packaged Gas Business. The Financial Documents fairly present in all material respects the financial condition of the Packaged Gas Business as of the dates thereof and for the periods referred to therein. The Pro-forma Packaged Gas Business Statement of Sales and Direct Profit included as Schedule 5.15(a) hereto has been prepared specifically for the Purchasers from financial systems used by the management of the Seller in the operation of the Packaged Gas Business and fairly presents in all material respects the direct profit of the Packaged Gas Business and does not differ from the Financial Documents except in the following respects: (1) it does not include the cost of certain services provided from Seller's corporate units as described in the unaudited Statement of Direct Profit (footnote 4) included in the Financial Documents, (2) it includes the cost for gases using the prices in the proposed Enabling Agreements between the Seller and Purchaser(s) rather than arms-length pricing for Seller's average customer and (3) it includes certain other reductions in costs for on-going operations which cost reductions were agreed between Seller and Purchasers and are reflected on Schedule 5.15(b)(iii). Schedule 5.15(b) reconciles the difference in the Direct Profit included in the Financial Documents and that set forth on Schedule 5.15(a).

(b)  The "full time equivalents" reflected in the first column on
Schedule 5.15(c), are sufficient to support those activities specified on such Schedule as such activities have been conducted by the Seller in the Packaged Gas Business for the 12 month period ended September 30, 2001. Other activities involving general, administrative and other corporate and group services substantially based in the Allentown, PA area, would be necessary to operate the Packaged Gas Business on a standalone basis. The average salaries and fringe benefit percentage reflected in the second and third columns, respectively, on Schedule 5.15(c) are correct in all material respects for the 12 month period ended September 30, 2001. The amounts reflected in the fourth and fifth columns on Schedule 5.15(c) represent estimates agreed upon by the Seller and the Purchasers, and the Seller is not making any representation or warranty with respect thereto. The sixth column on Schedule 5.15(c) represents the sum of the amounts in the first through fifth columns on Schedule 5.15(c).

                             (29)

(c) The Seller's costs of operating the Computers Unlimited administrative billing system with respect to the Packaged Gas Business as represented on Schedule 5.15(d) were approximately $4.474 million in fiscal year 2001, which costs included reasonable allocations for cost elements such as facility expenses made by the Seller to such operation. The Seller is not making any representation or warranty with respect to any information contained on Schedule 5.15(d) other than the $4.474 million aggregate number.

5.16 Accounts Receivable. The Accounts Receivable arose in the Ordinary Course of Business of the Packaged Gas Business. There are no setoffs, counterclaims or disputes asserted in writing or conditions precedent to payment therefor with respect to any such Accounts Receivable, and no discount or allowance from any such Accounts Receivable has been made or agreed to, other than such setoffs, counterclaims, disputes, discounts or allowances that are usual and customary in the packaged gas industry.

5.17 Purchased Inventory. Set forth on Schedule 5.17 is a list of the material Purchased Inventory as of September 30, 2001.
The Purchased Inventory is reflected in the Financial Documents in all material respects and have been valued in accordance with the notes contained therein. The Purchased Inventory has been purchased or maintained by the Seller in the Ordinary Course of Business. After taking into account the reserves on the Financial Documents, the Purchased Inventory is usable or salable in the Ordinary Course of Business and meets accepted industry standards for quality.

5.18 Taxes.  There are no Liens (other than Permitted Liens) for
Taxes (other than Taxes not yet due and payable) upon the Purchased Assets.

5.19 Customers. Schedule 5.19(a) lists, by dollar volume paid for the twelve (12) months ended on September 30, 2001, each of the customers of the Packaged Gas Business that accounted for more than 2% of the Seller's revenues from the Packaged Gas Business during such period. Except as set forth on Schedule 5.19(b), no customer listed on Schedule 5.19(a) has, within the last twelve (12) months, to the Knowledge of the Seller, threatened in writing to cancel or otherwise terminate, the relationship of such customer with the Seller or materially to decrease or limit its purchase of the services or products of the Packaged Gas Business, which cancellation, termination, decrease or limitation would have a Business Material Adverse Effect.

5.20 Real Property.

(a) Ownership of Premises. The Seller is the owner of good, marketable and insurable fee title to the Owned Real Property, free and clear of all Liens except for Permitted Liens.

(b) Leased Properties. The Seller has heretofore made available to Airgas, and to the extent related to the Carolina Assets, to NWS, true, correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements thereto). Except as set forth on Schedule 5.20(b), each Real Property Lease is valid, binding and in full force and effect,

                             (30)
and all rent and other sums and charges due and payable by the Seller as tenant thereunder are current; no written notice of any default or termination under any Real Property Lease is outstanding; no termination event or condition or uncured default on the part of the Seller or, to the Knowledge of the Seller, the landlord, exists under any Real Property Lease; and to the Knowledge of the Seller, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a material default or termination event or condition. The Seller has no ownership, financial or other interest in the landlord under any Real Property Lease.

(c) No Options. Except as set forth in Schedule 5.20(c) and as set forth in the Real Property Leases, the Seller does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of any of the Owned Real Property or the Leased Real Property or any portion thereof or interest therein.

(d) Condemnation. There are no pending, and the Seller has not received written notice and has no Knowledge of any threatened or contemplated, condemnation proceeding affecting any part of the Owned Real Property or the Leased Real Property or of any sale or other disposition of any part of the Owned Real Property or the Leased Real Property in lieu of condemnation.

(e)  Casualty.  No portion of the Owned Real Property or the
Leased Real Property has suffered any material damage by fire or other casualty which has not been repaired and substantially restored to its original condition.

5.21 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS Section 5 (INCLUDING THE SCHEDULES ATTACHED HERETO), THE SELLER MAKES NO WARRANTY OR REPRESENTATION, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, CONCERNING THE PURCHASED ASSETS OR THE PACKAGED GAS BUSINESS, OR THE MERCHANTABILITY OR FITNESS THEREOF FOR ANY PURPOSE. IT IS UNDERSTOOD AND AGREED THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS CONTAINED OR REFERRED TO IN ANY OTHER MATERIAL THAT HAS BEEN PROVIDED TO A PURCHASER OR ANY OF ITS AFFILIATES, AGENTS OR REPRESENTATIVES (INCLUDING WITHOUT LIMITATION ANY DUE DILIGENCE PRESENTATIONS OR DOCUMENTS) ARE NOT AND SHALL NOT BE DEEMED TO BE REPRESENTATIONS OR WARRANTIES OF THE SELLER OR ANY OF ITS AFFILIATES, AGENTS, EMPLOYEES OR REPRESENTATIVES.

     SECTION 6.  REPRESENTATIONS AND WARRANTIES REGARDING PURCHASERS

     Each Purchaser represents and warrants (as to itself only, subject in any event to Sections 7.18(a) and 14.5) to the Seller as of the date hereof as follows; provided, however, that NWS makes no representation or warranty as to Section 6.5(a) below:

6.1 Corporate Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. It has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

                             (31)

6.2 Corporate Authority. The Purchaser has all requisite corporate power and authority (a) to enter into, execute and deliver the Transaction Documents to which it is or shall be a party, (b) to consummate the transactions contemplated by the Transaction Documents to which it is or shall be a party, and (c) to perform fully its obligations under the Transaction Documents to which it is or shall be a party. All corporate acts and other proceedings required to be taken by or on the part of the Purchaser to authorize it to execute, deliver and perform the Transaction Documents to which it is or shall be a party and the transactions contemplated thereby have been duly and properly taken, and no other corporate action by the Purchaser or its stockholders is required for the due execution, delivery or performance of this Agreement or the other Transaction Documents to which it is or shall be a party. This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes, and each of the other Transaction Documents to which it is or shall be a party has been duly authorized by the Purchaser and when duly executed and delivered by the Purchaser will constitute, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, assuming due execution and delivery hereof and thereof by the Seller, and except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

6.3 No Violation. Except for the consents and approvals to be obtained under Sections 6.4 and 7.8, the execution and delivery by the Purchaser of the Transaction Documents and its consummation of the transactions contemplated thereby will not
(a) violate the certificate of incorporation or bylaws of the Purchaser, (b) violate any Law or binding arbitration ruling or order by which the Purchaser is bound or subject, (c) result in the creation of a Lien on the assets of the Purchaser or (d) violate, conflict with or result in any breach of any provision of, or constitute, whether after the giving of notice or lapse of time or both, a default under any Contract to which the Purchaser is a party, excluding, in the case of the foregoing clauses (b) and (d), violations, breaches and defaults which, either individually or in the aggregate, would not have a material adverse effect on the Purchaser's ability to consummate the transactions contemplated by the Transaction Documents to which it is or shall be a party.

6.4 Approvals. No Consent of any Governmental Body is required in connection with the execution and delivery by the Purchaser of the Transaction Documents or its consummation of the transactions contemplated thereby or its performance of any of the provisions thereof on or after the Closing Date, except (a) filing by the Purchaser with the Antitrust Division of the Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the expiration or termination of all waiting periods associated therewith and (b) those set forth in Schedule 6.4.

6.5  Financing.

(a) Airgas has delivered to the Seller a copy of the First Amendment (the "Amendment") to the Tenth Amended and Restated Credit Agreement dated as of July 30, 2001 among Airgas and certain other parties (such Tenth Amended and Restated Credit Agreement, as amended by the Amendment, shall be herein referred

                             (32)
to as the "Credit Agreement"), a copy of which is attached hereto as Exhibit I, which, after giving pro forma effect to the purchase of the Purchased Assets based on the financial information regarding the Purchased Assets contained in the Financial Documents, will enable Airgas to obtain the financing necessary to fulfill its obligations under Article 3 hereof. The Credit Agreement is in full force and effect, and is enforceable in accordance with its terms, and the Amendment is effective pursuant to Part III of the Amendment. Airgas is not in default under the Credit Agreement, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default by Airgas thereunder. To the Knowledge of Airgas, no other party to the Credit Agreement is in material default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder. Each of the Credit Parties' (as defined in the Credit Agreement) representations and warranties in the Credit Agreement is true and correct in all material respects, and Airgas is not aware of any event, occurrence or circumstance that would make any such representation and warranty not true and correct in all material respects as of the Closing Date. To the Knowledge of Airgas, assuming the Audited Financial Documents are consistent with the Financial Documents, there is no reason why the financing contemplated by the Amendment will not be consummated on the Closing Date. As of the date hereof, the United States dollar equivalent of the maximum amount of funds available under the Credit Agreement is $400,000,000, the amount drawn by the Credit Parties under the Credit Agreement is $176,565,147, and the amount of additional commitments received by the Credit Parties under the Amendment is $100,000,000. Upon the satisfaction of the "Willow Acquisition Conditions" in the Amendment, the transactions contemplated under this Agreement will constitute a Permitted Acquisition, as defined in the Credit Agreement. Upon giving pro forma effect to the purchase of the Purchased Assets and assuming the Audited Financial Documents are consistent with the Financial Documents, the Credit Parties would be in compliance with the financial covenants in the Credit Agreement.

(b) None of the individuals listed on Schedule 1.62(b) possess any information that would reasonably be expected to result in NWS being unable to obtain the financing necessary for NWS to consummate the acquisition of the Carolina Assets.

6.6 Purchaser's Investigation. In connection with the execution of this Agreement, the Purchaser has relied solely upon its due diligence and those representations and warranties made by the Seller in Section 5 hereof. The Purchaser acknowledges that neither the Seller nor any of its officers, directors, Affiliates or agents assumes any responsibility for the accuracy or adequacy of any information heretofore or hereafter furnished to the Purchaser by or on behalf of the Seller with respect to the Packaged Gas Business or the Purchased Assets, except as otherwise expressly provided in this Agreement (including the Schedules to this Agreement). Without limiting the generality of the foregoing, the Purchaser understands that any cost estimates (other than such cost estimates as may be contained in the Financial Documents or in Schedule 5.15(a), 5.15(b) or 5.15(c) (with the exception of the cost estimates referred to in the second to last sentence of Section 5.15(b)) as they relate to the Seller's representation and warranty in Section 5.15), projections or other predictions provided to the Purchaser by or on behalf of the Seller are not and shall not be deemed to be representations or warranties of the Seller. The Purchaser acknowledges that (a) there are uncertainties inherent in attempting to make such estimates, projections and other predictions, (b) the Purchaser is familiar with such uncertainties, (c) the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other predictions so furnished to it, and (d) the Purchaser shall have no claim against the Seller or any of its officers, directors, Affiliates or agents with respect thereto.
                             (33)

     SECTION 7.  FURTHER COVENANTS

     The parties hereto hereby further covenant and agree as follows:

7.1  Access to Information and Documents; Post-Closing Cooperation.

(a) From and after the date hereof until the Closing, the Seller shall give the officers, employees, representatives, financing sources, accountants and other designees of each of the Purchasers reasonable access, during reasonable business hours following reasonable prior notice, to the offices, production facilities, plants, properties, written Acquired Contracts and other assets, books and records, officers, employees, representatives and accountants of the Packaged Gas Business and shall cause its officers, employees, representatives and accountants to furnish to each of the Purchasers and its aforesaid representatives such financial, technical, operating and other information pertaining to the Packaged Gas Business and the Purchased Assets as the Purchasers shall from time to time reasonably request and to discuss such information with such representatives; provided, however, that each such officer, employee, representative, financing source, accountant or other designee shall be subject to a duty to maintain the confidentiality of any information so received in accordance with the terms of the Mutual Confidential Disclosure Agreement between Airgas and the Seller, dated as of February 15, 2001, as amended, or the letter agreement dated August 17, 2001 between NWS and the Seller, as applicable. No investigation by the Purchaser shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement. Except as otherwise provided in Section 2.5(c), nothing in this Section 7.1 shall permit the Purchasers or any of their respective officers, employees, representatives, financing sources, accountants or other designees to have access to any of the Seller's Tax Returns.

(b) From and after the Closing Date, the Seller shall provide the officers, employees, representatives and accountants of each Purchaser and each Purchaser shall provide the officers, employees, representatives and accountants of the Seller, reasonable access, during reasonable business hours following reasonable prior notice, to any books and records relating to the Packaged Gas Business and the Purchased Assets (including the provision by the Seller to each Purchaser of access to any books and records relating to the Packaged Gas Business or the Purchased Assets that are not included in the books and records transferred to such Purchaser pursuant to Section 2.1(i) or
Section 2.3(f), as the case may be), and to discuss the information contained in such books and records, as the other party may reasonably request. The Purchasers shall cause to be preserved and kept all records relating to the Purchased Assets that are included in the assets transferred to such Purchaser for such period from and after the Closing as may be required by or needed for compliance with applicable Law or, in the case of Tax records, the Seller's Tax records retention policy. The Seller shall cause to be preserved and kept all records retained by it relating to the Purchased Assets for such period from and after the Closing as may be required by or needed for compliance with applicable Law. The Seller's Tax records retention policy requires all financial and Tax records be maintained for a period of seven (7) years following expiration of the applicable federal tax statute of limitations (including any extensions) for such year. If a Purchaser wishes to destroy such records after the time prescribed in the preceding sentence, it shall first give sixty days' prior written notice to the Seller, and the Seller shall have the right at its option, upon written notice given to such Purchaser within said sixty day period, to take possession of such records, to the extent permitted by applicable Law.

                             (34)

From and after the Closing Date, each Purchaser shall provide to the Seller and its officers, employees, representatives, accountants and other designees reasonable access, during reasonable business hours following reasonable prior notice, to the offices, production facilities, plants, properties and other assets, books and records, officers, employees, representatives and accounts of such Purchaser, and shall cause its officers, employees, representatives and accountants to furnish to and to discuss with the Seller and its aforesaid representatives such information as the Seller may reasonably request in connection with the preparation of reports required by applicable Law and of financial statements or filing of any Tax Returns or the prosecution, defense or settlement of any claims, suits, proceedings, costs, damages (including but not limited to claims for natural resource damages, remediation, response and investigation), losses, expenses, obligations or other liabilities arising out of or related to the Excluded
Liabilities.

(c) If at any time after the Closing the parties determine that certain assets (including the Excluded Assets) were definitionally excluded from or included within (as the case may be) the Purchased Assets to be transferred hereunder, but were nonetheless intended to be included in, or made available to a Purchaser or its Affiliates in their operation of, the Purchased Assets, or excluded from the Purchased Assets and retained by the Seller and its Affiliates, and such assets are necessary to the operation of the Purchased Assets by the Purchaser or its Affiliates or the businesses or operations of the Seller or its Affiliates, as the case may be, the Seller and such Purchaser shall cooperate in good faith to determine a mutually acceptable method for providing such Purchaser or the Seller, and their respective Affiliates, as the case may be, with timely access to such assets, taking into account the continued need by the Seller or such Purchaser or their respective Affiliates for the use of such assets.

(d) Each of the parties shall use reasonable commercial efforts to cooperate with each other party as such other party may reasonably request in connection with any claim that such other party may desire to make against a third party under any warranty or other right relating to any of the Purchased Assets.

7.2 Exercise of Rights of First Refusal. In the event that the Seller has the right to exercise any right of first refusal relating to the Packaged Gas Business that is not included in the Purchased Assets, and the Seller has determined that it does not wish to exercise such right, the Seller shall consult with the applicable Purchaser. If such Purchaser shall so request, the Seller shall use reasonable commercial efforts to cooperate with such Purchaser to exercise such right for the benefit of such Purchaser.

7.3  Confidentiality Agreements.

(a) Unless and until the Purchasers shall have purchased the Purchased Assets, for a period of five (5) years from the date hereof, each Purchaser shall not use for its own purposes or advantages (other than in connection with such Purchaser's due diligence review and in preparation for the orderly transition of operational control of the Purchased Assets to such Purchaser) or publish or disclose to any third Person (other than legal and financial consultants of such Purchaser who are subject to a duty to maintain the confidentiality of the Information) any confidential or proprietary information, know-how, formulae or trade secret obtained from the Seller, including business and

                             (35)
financial information, no matter how obtained (orally, in writing or observed) (collectively, "Information"), unless and until such Information (i) is or becomes a matter of public knowledge through no breach by such Purchaser, (ii) is lawfully acquired from a third Person without restrictions of confidentiality, or
(iii) such Purchaser is required to disclose such Information by Law or is required to disclose such Information in order to enforce the terms of this Agreement; provided that, in case of any potential disclosure under this subclause (iii), such Purchaser shall provide the Seller with prompt notice of any request or order, including copies of subpoenas or orders requesting or requiring such Information, cooperate reasonably with the Seller in resisting the disclosure of such Information via a protective order or other appropriate legal action, and shall not make disclosure pursuant thereto until the Seller has had a reasonable opportunity to resist such disclosure, unless such Purchaser is required to make such disclosure by Law. If the Purchasers do not purchase the Purchased Assets, as contemplated by this Agreement, the Purchasers shall not keep or take, and shall promptly return or destroy, any and all Information, and shall not keep or take, and shall promptly return or destroy, any document or other thing embodying any such Information. With respect to any Information that a Purchaser destroys pursuant to the foregoing sentence, such Purchaser shall promptly provide the Seller with a certificate, signed by an appropriate officer of such Purchaser, certifying the destruction of such Information.

(b) Regardless of whether the Purchasers shall purchase the Purchased Assets, no Purchaser shall use for its own purposes or advantages or publish or disclose to any third Person (other than its legal and financial consultants who are subject to a duty to maintain the confidentiality of the Information) any Information to the extent relating to any part of the business of the Seller other than the Packaged Gas Business, unless and until such Information (i) is or becomes a matter of public knowledge through no breach by a Purchaser, (ii) is lawfully acquired from a third Person without restrictions of confidentiality, (iii) is reliably demonstrated by the applicable Purchaser to already have been in its possession at the time such Information is disclosed to the applicable Purchaser hereunder, or (iv) the applicable Purchaser is required to disclose such Information by Law or is required to disclose such Information in order to enforce the terms of this Agreement; provided that, in case of any potential disclosure under this subclause (iv), such Purchaser shall provide the Seller with prompt notice of such request or order, including copies of subpoenas or orders requesting or requiring such Information, cooperate reasonably with the Seller in resisting the disclosure of such Information via a protective order or other appropriate legal action, and shall not make disclosure pursuant thereto until the Seller has had a reasonable opportunity to resist such disclosure, unless the Purchaser is required to make such disclosure by Law.

(c) In the event the transactions contemplated hereby are consummated, each Purchaser's use of and right to disclose any Information that is contained in or relates to any Intellectual Property shall be subject to the terms and conditions set forth in the applicable Intellectual Property License.

(d) For a period of five (5) years from the Closing Date, in the event the transactions contemplated by the Transaction Documents are consummated, the Seller shall keep, and shall cause its employees to keep, any and all confidential and proprietary information to the extent relating to the Packaged Gas Business or the Purchased Assets (including, but not limited to, customer lists and related information) confidential and shall not disclose such information to any Person unless and until such

                             (36)
information (i) is or becomes a matter of public knowledge through no breach by the Seller, (ii) is lawfully acquired from a third Person without restrictions of confidentiality or (iii) the Seller is required to disclose such Information by Law or is required to disclose such Information in order to enforce the terms of this Agreement; provided that, in case of any potential disclosure under this subclause (iii), the Seller shall provide the applicable Purchaser with prompt notice of such request or order, including copies of subpoenas or orders requesting or ordering such Information, cooperate reasonably with such Purchaser in resisting the disclosure of such Information via a protective order or other appropriate legal action, and shall not make disclosure pursuant thereto until such Purchaser has had a reasonable opportunity to resist such disclosure, unless the Seller is required to make such disclosure by Law. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Seller or its Affiliates from using or disclosing any proprietary or confidential information related to the Excluded Businesses or any business of a Purchaser other than the Packaged Gas Business.

7.4 Non-Competition. In order that Airgas may have and enjoy the full benefit of the Packaged Gas Business, the Seller hereby agrees that, except as otherwise provided or contemplated in any of the Enabling Agreements, it will not, nor will any of its Affiliates, directly or indirectly, engage in the Packaged Gas Business in the United States for a period of five (5) years from the Closing Date (the "Non-Competition Period"). In order that NWS may have and enjoy the full benefit of that portion of the Packaged Gas Business it is purchasing, the Seller hereby agrees that, except as otherwise provided or contemplated in any of the Enabling Agreements, it will not, nor will any of its Affiliates, directly or indirectly, engage in the Packaged Gas Business in North Carolina, South Carolina or that portion of Virginia as outlined in Schedule 7.4 (collectively, the "Carolina Territory") for the Non-Competition Period. Notwithstanding the foregoing two sentences, the Seller and any of its Affiliates shall have the right to engage in (a) any of the Excluded Businesses at any time, (b) the Packaged Gas Business outside of the United States at any time and (c) the Packaged Gas Business in the United States at any time through any Person (or business thereof) acquired by the Seller or any of its Affiliates, or if the Seller or any of its Affiliates is acquired by any Person, in each case by merger, acquisition or a purchase of substantially all of the assets of the Seller, any Affiliate or such other Person, after the date of this Agreement, if, (i) in the case of any such acquisition in the first twelve (12) months following the Closing, such other Person was already engaged in such business at the time of such acquisition, and the annual revenues of such Person attributable to such business for the most recent fiscal year of such Person did not exceed ten million dollars ($10,000,000), or (ii) in the case of any such acquisition after the first twelve (12) months following the Closing through the expiration of the Non-Competition Period, such other Person was already engaged in such business at the time of such acquisition, and the annual revenues of such Person attributable to such business for the most recent fiscal year of such Person did not exceed fifty million dollars ($50,000,000) and does not constitute more than 35% of the aggregate annual revenues of all of the businesses or operations acquired from such Person for the most recent fiscal year of such Person. In the event of any acquisition of or by the Seller or any Affiliate by or of any Person, the Packaged Gas Business-related revenues of which exceed the threshold set forth in clause (ii) of the preceding sentence, it shall not be deemed to be a breach of this Section
7.4 if the surviving entity in such acquisition, within a period

                             (37)
of eighteen (18) months after the closing of such acquisition, causes such Packaged Gas Business to be sold to one or more Third Parties or to be discontinued. Notwithstanding the foregoing, the limitations set forth in this Section 7.4 shall not apply to
(a) the surviving entity in any bona fide transaction pursuant to which the Seller (i) is acquired by any other Person or (ii) merges with any other Person and the shareholders of the Seller immediately prior to such merger do not hold voting securities representing at least a majority of the outstanding voting power of the surviving entity immediately following such merger or (b) in the event that, as set forth in Section 7.18(c), a Purchaser does not acquire the Carolina Assets, the Seller's operation and use of the Carolina Assets in the Packaged Gas Business in accordance with Section 7.18(c)(B).

7.5 Non-Solicitation by the Seller of the Purchasers' Employees. The Seller hereby covenants and agrees that, from and after the date hereof until the fifth anniversary of the later of the date hereof or the Closing Date, neither it nor any of its Affiliates will, directly or indirectly, solicit for employment any Transferred Employee or any employee of either Purchaser involved in the transactions contemplated hereby with whom the Seller first had contact in connection with the negotiation and preparation of the transactions contemplated hereby; provided, that this Section 7.5 shall not apply (i) if any such employee has been terminated by the applicable Purchaser or its Affiliates for any reason or (ii) if any such employee contacts the Seller or its Affiliates (x) in response to a general solicitation for employment in newspapers or other periodicals or (y) on his or her own initiative without any encouragement by the Seller.

7.6 Enforcement of Certain Provisions. The Seller and each Purchaser acknowledges and agrees that if such party breaches any provision of Section 7.3, 7.4, 7.5 or 10.5 applicable to such party, any remedy at law would be inadequate and insufficient and would cause the non-breaching party irreparable harm and that the non-breaching party, in addition to seeking monetary damages in connection with any such breach, shall be entitled to specific performance and injunctive and other equitable relief to prevent or restrain a breach of Section 7.3, 7.4, 7.5 or 10.5 or to enforce the provisions thereof without the requirement of posting bond or other security. If any of the covenants contained in any of Sections 7.3, 7.4, 7.5 or 10.5, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full force and effect, without regard to the invalid portions. If any of the covenants contained in any of Sections 7.3, 7.4, 7.5 or 10.5, or any part thereof, is held by a court of competent jurisdiction to be unenforceable because of the duration of such provision or the geographic area covered thereby or for any other reason, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision or otherwise modify the terms of any such covenant and, in its reduced form, said provision shall then be enforceable; provided, however, that any such reduction or modification shall apply only with respect to the operation of such Section in the jurisdiction of such court.

7.7 Closing Conditions. Subject to Section 7.8(b), the Seller, on the one hand, and each Purchaser, on the other hand, agree to use their commercially reasonable efforts to cause all of the conditions to its obligations and the obligations of the other parties hereto to consummate the transactions contemplated hereby to be satisfied as soon as practicable after the date of this Agreement.

7.8  Consents and Approvals, etc.

(a) Subject to Section 7.8(b), the Seller and each of the Purchasers agree to use their commercially reasonable efforts to

                             (38)
obtain all necessary consents and approvals of all Governmental Bodies and other Persons required in connection with the transactions contemplated hereby, including, without limitation, for execution, delivery and performance of this Agreement and transfer of the Purchased Assets to be acquired hereunder by the Purchasers. The Seller agrees to use all commercially reasonable efforts to obtain the Consent of any other party or parties to any Acquired Contract or Real Property Lease to the transfer or assignment thereof to the applicable Purchaser in all cases in which such Consent is required for assignment and has heretofore not been obtained. To the extent that any of the Acquired Contracts or Real Property Leases are not assignable without the Consent of another party, this Agreement shall not constitute an assignment or an attempted assignment if such assignment or attempted assignment would constitute a breach thereof. If, after the Seller uses its commercially reasonable efforts to obtain any such Consent, such Consent is not obtained, the parties agree to cooperate in any reasonable arrangements (not including the payment by the Seller of additional sums of money to any person) designed to provide for the applicable Purchaser the rights and obligations under any such Acquired Contract or Real Property Lease, including but not limited to the subcontracting thereof to the applicable Purchaser and enforcement at the cost and for the account of such Purchaser of any and all rights of the Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent such arrangements cannot be made, the applicable Purchaser shall have no obligation with respect to any such Acquired Contract or Real Property Lease. To the extent that any Permit (including any Environmental Permit) is not transferable by the Seller to the applicable Purchaser, the Seller agrees to use commercially reasonable efforts to cooperate with such Purchaser, at such Purchaser's reasonable request, to assist such Purchaser in its efforts to obtain a substantially equivalent permit.

(b) The Seller, Airgas and, if required, NWS, shall duly file with the Federal Trade Commission ("FTC") and Department of Justice ("DOJ") the notification and report form (the "HSR Filing") required under the HSR Act with respect to the transactions contemplated hereby no later than the 5th Business Day following the date hereof. The HSR Filing shall be in substantial compliance with the requirements of the HSR Act. Each party shall cooperate with the other parties to the extent necessary to assist any other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested by the FTC or Antitrust Division, to promptly amend the HSR Filing or furnish additional information, including without limitation any information required by a request ("Second Request") for additional information pursuant to 15 U.S.C. 18a(e). Each party shall promptly inform the other parties of any material communication made by such party to, or received by such party from, the FTC or DOJ and any requests for additional information from any Governmental Body with respect to the transactions contemplated by this Agreement. Each of the Purchasers shall cooperate with the Seller to secure the expeditious termination or expiration of the HSR waiting period; provided, however, that if (i) the FTC or DOJ staff indicates that it is likely to recommend a challenge to the proposed transaction unless the parties divest assets or agree to any other obligation, covenant or commitment, or (ii) the FTC or DOJ imposes or attempts to impose any terms or conditions, including without limitation any obligations, covenants, commitments or divestitures, upon NWS, as a condition to obtaining the termination or expiration of the HSR waiting period or otherwise in connection with such proceedings or the consummation of the transactions contemplated hereby, NWS may
(A) determine, in its sole discretion, not to comply with such terms or conditions and (B) upon making such determination, deliver a NWS Termination Notice (as defined in Section 15.3(a))

                             (39)
in accordance with Section 15.3(a) (and with the effects described in Sections 7.18 and 15.3). Airgas agrees to make all divestments or commitments (if any) required, and to comply with all conditions and obligations imposed by the FTC or DOJ in connection with such proceedings; provided, however, that Airgas shall have no obligation to hold separate or to make any divestments of any asset(s) that represents more than $40 million of revenues in calendar year 2001.

(c) In the event the FTC or DOJ serves a Second Request upon the parties in connection with the parties' filings under the HSR Act, and the Seller does not elect to terminate this Agreement pursuant to Section 15.1(e), the parties shall attempt to agree on a mutually acceptable approach to such Second Request; provided, however, that the Seller shall have no obligation to continue furnishing additional information to the FTC or DOJ required by a Second Request if Airgas does not promptly attempt to extend (and continue to proceed toward extending) its financing arrangement for a period of time reasonably anticipated to permit the parties to comply with such Second Request.

7.9  Collections and Payments.

(a) (i) From and after the Closing Date, the Seller hereby constitutes and appoints Airgas, its successors and assigns, the true and lawful attorneys of the Seller with full power of substitution, in the name of the Seller or otherwise, and on behalf of and for the benefit of Airgas, to demand and receive from time to time any and all Accounts Receivable, to give receipts, releases or acquittances for or in respect of the same or any part thereof; to collect, for the account of Airgas, all Accounts Receivable transferred to Airgas as provided herein, and to endorse with the name of the Seller any check received on account of any Accounts Receivable transferred to Airgas; from time to time to institute and prosecute in the name of the Seller or otherwise any and all proceedings at law, in equity or otherwise, which Airgas, its successors and assigns, may deem proper to collect, assert or enforce any claim, right, title, debt or account hereby assigned or transferred with respect to the Accounts Receivable; and to take any action necessary to effect the transfer to Airgas of full legal title in and beneficial ownership of any of the Accounts Receivable. The Seller declares that the foregoing powers are coupled with an interest and shall not be revocable by it except as set forth in
Section 7.9(a)(ii).

(ii) Airgas shall exercise at least the level of care and diligence with respect to the collection of the Accounts Receivable as Airgas exercises with respect to its own receivables. Any amounts received by Airgas or NWS from any customer for whom Accounts Receivable have been transferred to Airgas in connection with the transactions contemplated by this Agreement shall be applied first to the oldest outstanding invoice for such customer. Airgas shall have the right to require, by written notice delivered to the Seller no later than 85 days following the Closing Date, that the Seller pay to Airgas on the 90th day following the Closing Date the amount of any outstanding Accounts Receivable specified in such notice that have not been collected by Airgas as of such date, minus $300,000. Upon payment of such amount by the Seller, Airgas shall transfer to the Seller all of Airgas' right, title and interest in and to any such remaining outstanding Accounts Receivable (including any security or collateral associated therewith) and shall thereafter use commercially reasonable efforts to cooperate with the Seller in connection with the collection of such Accounts Receivable. Simultaneously with the consummation of such transfer, the Seller shall be deemed to have

                             (40)
revoked the power of attorney provided for in Section 7.9(a)(i) in connection with such Accounts Receivable.

(b) The Seller agrees that it shall promptly transfer or deliver to Airgas any cash or other property that the Seller may receive on or after the Closing Date in respect of any Acquired Contracts, Acquired Permits, Accounts Receivable or other items related to the Purchased Assets that are being transferred or are intended to be transferred to the Purchasers as provided in this Agreement. Each Purchaser agrees upon receipt of any invoice or demand for payment related to any payables retained by the Seller to promptly forward such invoice or demand for payment to the Seller or, upon consent of the Seller, to pay such amounts and to be promptly reimbursed by the Seller upon proof of payment.

(c) Each Purchaser shall promptly transfer or deliver to the Seller that portion of all rebates, discounts or similar amounts that such Purchaser may receive on or after the Closing Date that relate to the operation of the Packaged Gas Business or the purchase of goods and services, in each case, by the Seller prior to the Closing Date. The Seller shall promptly transfer or deliver to Airgas that portion of all rebates, discounts or similar amounts that the Seller may receive on or after the Closing Date that relate to the purchase of goods and services by the Purchasers on or after the Closing Date.

(d) From and after the Closing, each Purchaser shall honor any discount certificates submitted by any customer that were issued pursuant to the order in the case entitled Phipps, Mark, d/b/a/ Jones Portable Welding vs. APCI, et al. The Seller shall reimburse each Purchaser for the face value of any discount certificates delivered to the Seller by such Purchaser.

7.10 Instruments of Transfer to the Purchasers. On the Closing Date, the Seller shall deliver to the Purchasers or any Airgas Subsidiary to which Airgas assigns its rights hereunder, one or more executed Bills of Sale, gap indemnitees and lien affidavits, and such other good and sufficient instruments of assignment, transfer and conveyance, in form and substance reasonably satisfactory to the Purchasers and their counsel, as the Purchasers shall reasonably request to vest in the applicable Purchaser or such Airgas Subsidiary all of the Seller's title to the Purchased Assets. With respect to the Owned Real Property, the Seller shall convey such Owned Real Property to the applicable Purchaser by recordable special warranty deed or its equivalent under applicable state laws. Simultaneously with such delivery, the Seller shall take all actions necessary to put the applicable Purchaser or such Airgas Subsidiary in actual possession and operating control of the Purchased Assets. From and after the Closing Date, upon request of a Purchaser, the Seller shall execute, acknowledge and deliver all such further assignments, transfers, conveyances and other instruments as such Purchaser shall reasonably request to assign, transfer and convey to and vest in such Purchaser its right, title and interest in the Purchased Assets, and as otherwise may be appropriate to carry out the transactions contemplated by this Agreement.

7.11 Assumption of Liabilities by the Purchaser. On the Closing Date, each Purchaser shall deliver to the Seller an executed assignment and assumption agreement and such other good and sufficient instruments of assumption, transfer and conveyance, in form and substance reasonably satisfactory to the Seller and its

                             (41)
counsel, as the Seller shall reasonably request to vest in the Purchasers all of their respective Assumed Liabilities. From and after the Closing Date, upon request of the Seller, each Purchaser shall execute, acknowledge and deliver all such further instruments as the Seller shall reasonably request to vest in the Purchasers their respective Assumed Liabilities, and as otherwise may be appropriate to carry out the transactions contemplated by this Agreement.

7.12 Conduct of Packaged Gas Business Prior to the Closing Date. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Seller shall conduct the Packaged Gas Business in the Ordinary Course of Business consistent with the Seller's past practice in the previous 12 months except as described in Schedule 7.12, and shall use its commercially reasonable efforts to preserve its relationships with customers, suppliers, distributors, employees and other Persons in connection with the Packaged Gas Business. Without limiting the generality of the foregoing, except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, without the prior written consent of Airgas, with respect to the Airgas Assets, or of NWS, with respect to the Carolina Assets, the Seller shall not:

(a) sell, lease, license, transfer, pledge, mortgage, encumber, grant, allocate to any other business unit, or otherwise dispose of any Purchased Asset, except dispositions in the Ordinary Course of Business of Purchased Inventory and of Purchased Equipment that is obsolete or in unusable condition and not necessary for the operation of the Packaged Gas Business as currently conducted by the Seller;

(b) increase the rate of compensation of, or pay or agree to pay any benefit or incentive to, any of the Employees, except in the Ordinary Course of Business consistent with the Seller's past practice in the previous 12 months;

(c) alter the procedures of the Packaged Gas Business regarding the collection of accounts receivable;

(d) take any action, other than in the Ordinary Course of Business consistent with the Seller's past practice in the previous 12 months, with respect to the accounting policies or procedures of the Packaged Gas Business;

(e) terminate or materially amend or modify, assign any material rights relating to, any Acquired Contract, or enter into any new
Contract, other than in the Ordinary Course of Business consistent with the Seller's past practice in the previous 12 months;

(f) make any capital expenditure or commitment pertaining to the Packaged Gas Business in excess of $200,000 individually or $600,000 in the aggregate; or

(g) agree, directly or indirectly, whether in writing or otherwise, to do any of the foregoing.

     Notwithstanding anything herein to the contrary, no Purchaser shall have a claim against the Seller or any of its Affiliates, and no right to indemnification pursuant to Section 14 with respect to any claim, based upon or arising out of the Seller's failure to take any of the actions set forth in this
Section 7.12 to the extent that the Seller has requested in

                             (42)
writing the consent of Airgas, with respect to the Airgas Assets, or NWS, with respect to the Carolina Assets, to take such action, and such Purchaser has not granted such consent.

7.13 Maintenance of Financing. Airgas and its Affiliates shall take all actions required to be taken by each of them under the terms of the Credit Agreement in order to obtain the financing thereunder so as to permit Airgas to fulfill its obligations under Section 3 hereof. Neither Airgas nor any of its Affiliates shall take any action, including but not limited to amending or modifying the Credit Agreement, that would reasonably be expected to impair Airgas' ability to borrow under the Credit Agreement the amount necessary to fulfill its obligations under Section 3 hereof. Airgas shall notify promptly the Seller of any event, occurrence or circumstance which may reasonably be expected to have an adverse effect on Airgas' ability to borrow under the Credit Agreement the amount necessary to fulfill its obligations under Section 3 hereof.

7.14 Exclusivity. As an inducement to the Purchasers to enter into this Agreement, and in consideration of the time and expense which it has devoted and will devote to the transactions contemplated hereby during such period, except as between the Seller and any Purchaser pursuant to this Agreement, until the earlier of (x) the Closing Date and (y) termination of this Agreement in accordance with Section 15.1 hereof, the Seller shall not, and the Seller shall cause its officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained or acting on behalf of the Seller or any shareholder, director, officer or employee of the Seller) not to directly or indirectly (a) initiate, solicit, encourage or entertain proposals, inquiries, indications of interest, or offers (including by way of furnishing information) with respect to a merger, consolidation, share exchange or business combination (unless such transaction shall be structured in a manner that is consistent with, and does not adversely affect or delay, the Purchasers' rights under this Agreement) or with respect to an investment in, acquisition, or purchase of all or a portion of the Purchased Assets (an "Acquisition Proposal"), or (b) enter into any discussions, negotiations, agreements, arrangements or commitments with respect an Acquisition Proposal with any Person; provided, however, that the foregoing shall not restrict the Seller from dispositions in the Ordinary Course of Business of Purchased Inventory and of Purchased Equipment that is obsolete or in unusable condition and not necessary for the operation of the Packaged Gas Business as currently conducted by the Seller. The Seller will immediately cease any existing discussions with any Persons concerning any Acquisition Proposal and will notify the Purchasers promptly after it receives any Acquisition Proposal.

7.15 Agreements. From the date hereof through the Closing Date, the Seller shall use commercially reasonable efforts to notify Airgas, and in the case of such Contract that is included in the Carolina Assets, NWS, of its receipt of any written notice that a party to any Contract listed on Schedule 5.7(a) has terminated or declined to renew or intends to terminate or decline to renew any such Contract or that any party has asserted or intends to assert any claim under any such Contract.

7.16 Excluded Containers. Prior to the Closing Date, or immediately upon written notice from a Purchaser if any Excluded
Containers are discovered by such Purchaser within two years after the Closing Date, the Seller, at its sole cost and expense,

                             (43)
shall remove any Excluded Containers from such Purchaser's property or otherwise and properly dispose of all such Excluded
Containers.

7.17 Removal of Excluded Assets. Prior to the Closing, the Seller shall segregate, remove or, with the written consent of the applicable Purchaser, abandon any Excluded Equipment (other than Excluded Containers, which are addressed in Section 7.16) from those assets and operations of the Seller that are to become Purchased Assets, except to the extent otherwise contemplated by any of the Enabling Agreements.

7.18 Sale of the Carolina Assets.

(a) Airgas and NWS shall be jointly and severally liable for all obligations and liabilities of NWS to the Seller arising under this Agreement. Notwithstanding anything herein to the contrary, NWS shall not be liable for any representation, warranty, covenant, obligation or liability of Airgas arising under this Agreement or any of the other Transaction Documents or otherwise in connection with the transactions contemplated hereby.

(b) In the event that (i) all of the conditions in Sections 8.1 and Section 9 hereof shall have been satisfied or waived and NWS does not consummate the acquisition of the Carolina Assets at the Closing for any reason or (ii) the Seller determines in its sole discretion that the participation by NWS as a party to this Agreement is in any manner or for any reason delaying or otherwise hindering the expeditious consummation of the transactions contemplated by this Agreement, then, in either case
(i) or (ii), at the Seller's election, exercisable by delivery of a written notice (a "Seller Termination Notice") thereof to the other parties hereto, NWS will, with the effects provided in
Section 15.3(b), no longer be a party to this Agreement or any other Transaction Document. Effective immediately upon delivery of a Seller Termination Notice or a NWS Termination Notice, Airgas shall, without any further action required on the part of any party hereto, automatically be deemed to have assumed all of the obligations and liabilities of NWS under this Agreement and any other Transaction Document. In such event, subject to
Section 7.18(c), Airgas shall be obligated to purchase all of the Purchased Assets at the Closing, to pay to the Seller at the Closing the full amount of the Closing Date Payment and to assume all of the Assumed Liabilities. For the avoidance of doubt, neither (i) the consummation of the sale of the Carolina Assets to NWS nor (ii) the failure to consummate such sale shall be a condition precedent to Airgas' obligations to consummate the transactions contemplated by this Agreement and the other Transactions Documents or shall excuse the performance by Airgas of its obligations under this Agreement and the other Transaction Documents.

(c) Upon the delivery of a Seller Termination Notice in accordance with Section 7.18(b) or a NWS Termination Notice in accordance with Section 15.3(a), Airgas may elect (i) to request that the Seller transfer the Carolina Assets to a business trust or other independent entity or to one or more Third Party purchasers, or (ii) to request that the Seller retain the Carolina Assets, and the Seller shall comply with either such request.

               (A)  In the event that Airgas elects either (i) or
(ii) above, Airgas shall pay to the Seller at the Closing the full amount of the Closing Date Payments.

                             (44)

               (B) In the event that Airgas elects (ii) above, from and after the Closing Date, the Seller shall hold the Carolina Assets, all customer contracts served by the Carolina Facilities and if instructed by Airgas, any other customer contracts to the extent such customer contracts can reasonably be served by the Carolina Assets, and such other Contracts to the extent necessary to support the operation of the Carolina Assets, and shall operate the Carolina Assets, subject to applicable regulatory requirements, for Airgas' account, in good faith in accordance with the terms and conditions set forth in the applicable Transition Services Agreement, and, subject to applicable regulatory requirements, Airgas shall be entitled to any profits or losses resulting from the operation thereof; provided that Airgas shall pay to the Seller on a monthly basis an amount equal to 110% of the Seller's direct costs incurred in operating the Carolina Assets. The Seller shall use its commercially reasonable efforts to preserve its relationships with customers, suppliers, distributors, employees and other Persons in connection with the operation of such Carolina Assets. As soon as practicable following the Closing Date, but in no event later than 120 days following the Closing Date, Airgas shall designate a Third Party purchaser or other Third Party entity to which the Seller shall, subject to applicable regulatory requirements, transfer the Carolina Assets, with such Third Party purchaser or other Third Party entity paying directly to Airgas the purchase price for such Carolina Assets at the closing of such transfer, which closing shall occur no later than 180 days following the Closing Date. In the event that Airgas does not so designate such a Third Party purchaser or other Third Party entity prior to 120 days following the Closing Date, or if the closing of the transfer of the Carolina Assets does not occur prior to 180 days following the Closing Date, the Seller may dispose of such Carolina Assets in such manner as it deems necessary, and shall transfer to Airgas any proceeds it receives in connection with such disposition; provided that the Seller shall not be obligated to pay to Airgas more than $17.9 million minus the amount of the Seller's expense incurred in connection with such transaction.

               (C) The Seller shall use commercially reasonable efforts to cooperate with Airgas in connection with the transfer of the Carolina Assets to a Third Party, provided that in no event shall the Seller have any obligation or liability to any such Third Party.

7.19 The Seller's Trademarks on Cylinders.

(a) The Seller and the Purchasers acknowledge that certain cylinders, dewars and other containers that are included in the Purchased Assets are stamped with certain trademarks owned or used by the Seller, including those described on Schedule 7.19 (such trademarks, the "Marks" and such cylinders, dewars and other containers, the "Imprinted Containers"). In order to obviate the need for the Purchasers to remark such Imprinted Containers, each of the Purchasers shall have the right to use such Imprinted Containers in operating the Packaged Gas Business in the Ordinary Course of Business on and after the Closing Date and shall not be required to remove the Marks from such Imprinted Containers. Notwithstanding the foregoing, no Purchaser shall have any right to use the Marks other than as specifically set forth above and, among other things, no Purchaser shall (i) claim any right, title or interest in or to any Mark by registration or otherwise; (ii) use any Mark or the Seller's name in any marketing activity; (iii) apply any Mark to any product, package or container other than as provided herein; or (iv) except to the extent that the Marks remain on the Imprinted Containers in accordance with this Section 7.19, use any Mark as a corporate

                             (45)
name or trademark in whole or in part. Each Purchaser hereby assigns to the Seller any rights it might acquire in or to each Mark through use or otherwise. Nothing in this Section 7.19(a) shall restrict the ability of a Purchaser to transfer to a third party or otherwise dispose of any Imprinted Container; provided, however, that any subsequent acquirer of any Imprinted Container shall have only such rights with respect to the Marks as granted to such Purchaser pursuant to this Section 7.19(a) and shall be subject to all limitations imposed hereunder on such Purchaser with respect to the use or transfer of the Marks.

(b) By the date that is no later than ninety (90) days following the Closing Date, the Seller shall either remove or replace the Marks from any of Seller's cylinders, dewars and other containers that are not part of the Purchased Assets.

7.20 Access and Cooperation. From and after the Closing Date, the parties shall take the following measures in order to facilitate the timely and cost-effective performance of their obligations pursuant to either (x) any environmental transfer Laws ("Transfer Obligations") or (y) the Seller's Remediation pursuant to Section 14.4(b)(C)(ii) ("Seller's Remediation"), in each case concerning any particular property that is either Owned Real Property or Leased Real Property ("Subject Property"):

(a) The Seller, and those persons and entities acting at the direction of the Seller, may enter upon and use the Subject Property, at reasonable times and with reasonable notice, including use of roads and driveways, for the purpose of complying with the Seller's Transfer Obligations or performing Seller's Remediation.

(b) The Seller may undertake on the Subject Property such Remediation as the Seller, in the Seller's judgment reasonably exercised, deems necessary for the purpose of complying with the Seller's Transfer Obligations or performing Seller's Remediation, provided that such Remediation is in accordance with the standards set forth Sections 14.4(b)(B)(i) and (iii) hereof, and provided that the Seller gives the applicable Purchaser reasonable advance notice of such Remediation.

(c)  The Seller shall perform all Remediation at the Subject
Property in compliance with all Laws, including without limitation, Environmental Laws and in such a manner as to minimize, to the extent practicable, damage to the Subject
Property (including to the improvements, fixtures and appurtenances thereon) and the disruption of or interference with the applicable Purchaser's use of the Subject Property (including the improvements, fixtures and appurtenances thereon).

(d) To the extent reasonably requested by the Seller, the applicable Purchaser shall: (i) reasonably cooperate with the Seller in all Remediation; (ii) provide reasonable on-site services and support to the Seller's Remediation; (iii) make officers and employees of such Purchaser reasonably available to meet on- or off-site with the Seller and its environmental consultants and other representatives on matters relating to Remediation; (iv) make officers and employees of such Purchaser available to meet with federal, state and local environmental regulatory officials when and as requested by such officials or as reasonably requested by the Seller; (v) provide the Seller reasonable access to and copies of such documents, records and other data of such Purchaser as the Seller may reasonably require

                             (46)
in connection with Remediation; (vi) otherwise use its commercially reasonable efforts to minimize Remediation costs; provided, however, such Purchaser shall not be required to incur any out-of-pocket expense and such cooperation will not diminish materially such Purchaser's use of the Purchased Assets as a result of such efforts; and (vii) sign and otherwise execute such documents as are necessary for the Seller's performance of its Transfer Obligations or Remediation, provided, however, such Purchaser shall not be required as a result of the execution of any document pursuant to this subsection to incur any cost or expense or otherwise be bound by any affirmative or negative covenant by which such Purchaser is not otherwise bound pursuant to this Section 7.20.

(e) The Seller shall be responsible for the cost of any repairs, replacements or damages to each Purchaser's improvements, fixtures and appurtenances within the Subject Property to the extent caused by the act or omission of the Seller or caused by any Seller's Remediation. Each Purchaser shall be responsible for the cost of any repairs, replacements or damages to the Seller's improvements, fixtures and appurtenances within the Subject Property to the extent caused by the act or omission of such Purchaser.

(f) The Seller may connect to any utility lines which serve the Subject Property, in order to provide water, electric, telephone, sanitary sewer, storm sewer and other utility services to the Seller in connection with the Seller's Remediation; provided, the Seller shall obtain all necessary utility approvals prior to making any connections; and provided further, the Seller shall reimburse the applicable Purchaser for all costs which such Purchaser incurs as a result of the Seller's use of such utilities.

(g) With the reasonable consent of the applicable Purchaser, the Seller, at its sole cost, may make such alterations, additions and improvements in and to the Subject Property as are necessary in order for the Seller to comply with its Transfer Obligations or to perform Seller's Remediation, including the removal of water, soil or subsoil from the Subject Property. The applicable Purchaser shall cooperate with the Seller in securing (at the Seller's cost) any Permits that are required with respect to such alterations.

7.21 Litigation. From the date hereof through the Closing Date, the Seller shall notify promptly the Purchasers of any material actions or proceedings of the type described in Section 5.9(a) that from and after the date hereof are commenced or, to the Knowledge of the Seller, threatened, against the Seller. From the date hereof to the Closing Date, each party shall promptly notify the other party of any actions or proceedings commenced or, to the Knowledge of such party, threatened that, if adversely determined, would impair the ability of such party to consummate the transactions contemplated hereby.

7.22 Technology Cooperation Agreement. Upon the written request of either or both Purchasers within 90 days of the Closing, the Seller will use commercially reasonable efforts to negotiate an agreement with such Purchaser(s) pursuant to which the Seller will provide to such Purchaser(s) and, in the case of Airgas, the Airgas Subsidiaries, access to the technology and know-how produced by the Seller's Packaged Gas Center of Excellence and such Purchaser(s) will pay the Seller a royalty, all on the terms set forth in the Finalized Term Sheet for Sycamore Acquisition, dated August 17, 2001 between the Seller and Airgas.

                             (47)

7.23 Delivery of Customer and Inventory Data. The Seller shall deliver to Airgas at least ten (10) days prior to the Closing Date (provided that the HSR waiting period has expired or been terminated prior to such date), in such other format as is agreed among the representatives of the Seller and of Airgas who are responsible for the transfer of such customer and inventory information and in a manner consistent with the post-Closing obligations contemplated by the applicable Intellectual Property License and Transition Services Agreement, all customer and inventory information relating to the Packaged Gas Business contained or stored in the Seller's Computers Unlimited System and on the Seller's SPOC system, to the extent that such information is part of the Purchased Assets. The Seller shall deliver to NWS at least ten (10) days prior to the Closing Date (provided that the HSR waiting period has expired or been terminated prior to such date), in such other format as is agreed among the representatives of the Seller and of NWS who are responsible for the transfer of such customer and inventory information and in a manner consistent with the post-Closing obligations contemplated by the applicable Intellectual Property License and Transition Services Agreement, all customer and inventory information relating to the Packaged Gas Business contained or stored in the Seller's Computers Unlimited System and on the Seller's SPOC system, to the extent that such information is part of the Carolina Assets.

7.24 Non-Compete Payments. From and after the Closing Date, Airgas shall be responsible for paying any outstanding amounts required to be paid under any covenants not to compete transferred to the Purchasers as part of the Purchased Assets, up to a maximum amount of $450,000. The Seller shall reimburse Airgas for any payments required to be made by Airgas under such covenants in excess of $450,000.

7.25 Acquisition Agreements. In the event that, from time to time, a Purchaser has suffered losses in connection with any matter with respect to which such Purchaser is not entitled to indemnification by the Seller hereunder, at the written request of such Purchaser, the Seller shall cooperate with such Purchaser to enforce for the benefit of such Purchaser, at such Purchaser's expense, any indemnification rights the Seller may have under any Contract pursuant to which the Seller acquired any of the Purchased Assets, to the extent indemnification with respect to such matter is available under such Contract, or assign such rights to such Purchaser to the extent of the applicable claim.

     SECTION 8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASERS

8.1 Airgas Condition Precedents. The obligation of Airgas to proceed with the Closing hereunder is subject to the satisfaction of the following conditions on the Closing Date, any of which may be waived by Airgas by executing a writing at or prior to the
Closing:

(a) Representations and Warranties. The representations and warranties of the Seller contained in this Agreement that are not qualified by materiality or a Business Material Adverse Effect requirement shall be true and correct in all material respects and the representations and warranties that are qualified by materiality or a Business Material Adverse Effect requirement shall be true and correct, in each case, at the date hereof and at and as of the Closing Date.
                             (48)

(b) Covenants and Agreements. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by the Seller on or before the Closing Date shall have been complied with and performed in all material respects.

(c) Officer's Certificate. Airgas shall have received certificates of an appropriate officer of the Seller to the effect of Sections 8.1(a) and 8.1(b) hereof.

(d)  Litigation.

               (A) No action, suit, proceeding or investigation by or before any Governmental Body of competent jurisdiction shall have been instituted or threatened that has a reasonable likelihood of success and (1) that would have a material adverse effect on Airgas' ability to consummate the transactions contemplated by this Agreement, (2) that seeks to prohibit or materially limit the ownership or operation by Airgas of the Packaged Gas Business or the Purchased Assets or (3) that relates to or arises out of the Packaged Gas Business or the Purchased Assets and seeks to obtain from Airgas any damages in excess of $3,000,000; provided, that this Section 8.2(d)(A) shall not apply to any action, suit or proceeding (i) in which allegations are made related to Airgas' ownership interest in NWS or
(ii) instituted by, against or involving NWS.

               (B)  There shall not be any statute, rule,
regulation, order, writ, injunction or decree of any Governmental
Body in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement and the other
Transaction Documents.

(e) Regulatory Consents. There shall have been received all Consents of all Governmental Bodies necessary for the consummation by Airgas of the transactions contemplated by this Agreement and the other Transaction Documents, all required notice periods and waiting periods with respect thereto shall have expired or terminated, and all conditions contained in any such Consents required to have been satisfied prior to consummation by Airgas of the transactions contemplated by this Agreement and the other Transaction Documents shall have been satisfied.

(f)  Enabling Agreements.  The Seller shall have executed the
Enabling Agreements to which Airgas is a party.

(g) Real Property; Closing Documentation. Airgas shall have received such executed deeds, assignments and other documents in form reasonably satisfactory to Airgas as Airgas' counsel shall deem necessary or appropriate to carry out the transfers of real property interests contemplated hereby, and Airgas shall have received the Seller's originals of all Real Property Leases included in the Airgas Assets.

(h) FIRPTA Affidavit. Airgas shall have received an affidavit of an officer of the Seller, sworn to under penalty of perjury, setting forth the Seller's name, address and Federal tax identification number and stating that the Seller is not a "foreign person" within the meaning of Section 1445 of the Code. If, on or before the Closing Date, Airgas shall not have received

                             (49)
such affidavit, Airgas may withhold from its Closing Date Payment such sums as are required to be withheld therefrom under Section
1445 of the Code.

(i) Environmental Transfer Laws. The Seller shall have fulfilled its obligations (if any) under applicable environmental transfer laws, including without limitation the New Jersey Industrial Site Recovery Act, to the extent such laws require those obligations to be fulfilled as a condition precedent to the consummation of this Agreement and the other Transaction Documents and to the performance of the transactions contemplated hereunder and thereunder, it being understood that if any investigation, Removal, Remedial or Response action is required as a result of the application of any applicable environmental transfer law, the Seller shall be responsible for all costs, expenses and liabilities necessary to accomplish such investigative, Removal, Remedial or Response action.

(j) Closing Deliverables. The Seller shall have delivered, or caused to be delivered, to Airgas, each of the documents required to be delivered by the Seller to Airgas pursuant to Section 4.2 hereof.

(k)  Financing.  All of the conditions set forth (i) in Section
5.2 of the Credit Agreement and (ii) in the definition of "Willow Acquisition Conditions" in the Amendment shall have been satisfied and the lenders under the Credit Agreement shall have provided funding thereunder in connection with the Closing, except where the failure of this condition to be satisfied is the result of a breach by Airgas of any of its obligations under the Credit Agreement or Section 7.13 hereof.

(l) When delivered to Airgas, the Audited Financial Documents will have been prepared from financial statements or records used by the management of the Seller in the operation of the Packaged Gas Business. The Audited Financial Documents shall have been delivered to Airgas, together with the audit report thereon of Arthur Andersen LLP ("Andersen") (which report shall be without exception or qualification except as reflected in the Financial Documents) and the Audited Financial Documents shall be consistent with the Financial Documents. Further, Airgas shall have received the report from Andersen as set forth in the letter agreement among Seller, Airgas and Andersen dated as of December 17, 2001 (the "Letter"), which report shall confirm the accuracy of the costs that are specified in the Sycamore Agreed Upon Procedures for SG&A attached to the Letter and be without exception or qualification.

8.2 Conditions Precedent to the Obligations of NWS. The obligation of NWS to proceed with the Closing hereunder is subject to the satisfaction of the following conditions on the Closing Date, any of which may be waived by NWS by executing a writing at or prior to the Closing.

(a) Representations and Warranties. The representations and warranties of the Seller contained in this Agreement that are relevant to any of the Carolina Factors (as defined below) that are not qualified by materiality or a Business Material Adverse Effect requirement shall be true and correct in all material respects and the representations and warranties that are relevant to any of the Carolina Factors that are qualified by materiality or a Business Material Adverse Effect requirement shall be true

                             (50)
and correct, in each case, at the date hereof and at and as of the Closing Date. As used herein, the term "Carolina Factors" shall mean (i) NWS' purchase of the Carolina Assets and (ii) NWS' assumption of the Carolina Assumed Liabilities and the satisfaction and discharge by NWS of its obligations and liabilities under this Agreement.

(b) Covenants and Agreements. All the terms, covenants, agreements and conditions of this Agreement that are relevant to any of the Carolina Factors to be complied with and performed by the Seller on or before the Closing Date shall have been complied with and performed in all material respects.

(c) Officer's Certificate. NWS shall have received certificates of an appropriate officer of the Seller to the effect of Sections
8.2(a) and 8.2(b) hereof.

(d)  Litigation.

               (A) No action, suit, proceeding or investigation by or before any Governmental Body of competent jurisdiction shall have been instituted or threatened (i) that would have a material adverse effect on NWS' ability to consummate the transactions contemplated by this Agreement, (ii) that seeks to prohibit or materially limit the ownership or operation by NWS of the Carolina Assets or (iii) that relates to or arises out of the Carolina Assets and seeks to obtain from the Purchaser any damages in excess of three hundred fifty thousand dollars ($350,000), provided, that this Section (A) shall not apply to any action, suit or proceeding in which allegations are made related to Airgas' ownership interest in NWS.

               (B)  There shall not be any statute, rule,
regulation, order, writ, injunction or decree of any Governmental
Body in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement and the other
Transaction Documents.

(e) Regulatory Consents. There shall have been received all Consents of all Governmental Bodies necessary for the consummation by NWS of the transactions contemplated by this Agreement and the other Transaction Documents, all required notice periods and waiting periods with respect thereto shall have expired or terminated, and all conditions contained in any such Consents required to have been satisfied prior to consummation by NWS of the transactions contemplated by this Agreement and the other Transaction Documents shall have been satisfied.

(f) Enabling Agreements. The Seller and NWS shall have agreed on the services to be provided by the Seller to NWS pursuant to the Transition Services Agreement and the Seller shall have executed the Transition Services Agreement and the Intellectual Property License to which NWS is a party.

(g) Real Property; Closing Documentation. NWS shall have received such executed deeds, assignments and other documents in form reasonably satisfactory to NWS as NWS' counsel shall deem necessary or appropriate to carry out the transfers of real property interests contemplated hereby, and NWS shall have received the Seller's originals of all Real Property Leases included in the Carolina Assets.
                               (51)

(h) FIRPTA Affidavit. NWS shall have received an affidavit of an officer of the Seller, sworn to under penalty of perjury, setting forth the Seller's name, address and Federal tax identification number and stating that the Seller is not a "foreign person" within the meaning of Section 1445 of the Code. If, on or before the Closing Date, NWS shall not have received such affidavit, NWS may withhold from its Closing Date Payment such sums as are required to be withheld therefrom under Section 1445 of the Code.

(i) Environmental Transfer Laws. The Seller shall have fulfilled its obligations (if any) under applicable environmental transfer laws, including without limitation the New Jersey Industrial Site Recovery Act, to the extent such laws require those obligations to be fulfilled as a condition precedent to the consummation of this Agreement and the other Transaction Documents and to the performance of the transactions contemplated hereunder and thereunder, it being understood that if any investigation, Removal, Remedial or Response action is required as a result of the application of any applicable environmental transfer law, the Seller shall be responsible for all costs, expenses and liabilities necessary to accomplish such investigative, Removal, Remedial or Response action.

(j) Closing Deliverables. The Seller shall have delivered, or caused to be delivered, to NWS, each of the documents required to be delivered by the Seller to NWS pursuant to Section 4.2 hereof.

(k) Financing. NWS shall have obtained, on terms and conditions satisfactory to NWS the financing necessary for it to consummate the acquisition of the Carolina Assets.

(l) Airgas Consummation. The consummation of the acquisition by Airgas of the Airgas Assets shall have occurred or shall be occurring contemporaneously with the consummation of the acquisition by NWS of the Carolina Assets.

(m) Due Diligence. NWS shall have been satisfied in its discretion, exercised in good faith, with the results of its due diligence investigation and evaluation in connection with its acquisition of the Carolina Assets, its assumption of the Carolina Assumed Liabilities and the other transactions contemplated hereby. None of the other conditions contained in this Section 8.2 shall, by implication or otherwise, limit, modify or otherwise affect the generality of the condition contained in this Subsection 8.2(m).

(n) Inter-Purchaser Agreement. NWS and Airgas shall have executed and delivered an agreement entitled Inter-Purchaser Agreement (the "Inter-Purchaser Agreement") in form and substance satisfactory to NWS. Airgas shall not have breached such Inter-Purchaser Agreement, and such Inter-Purchaser Agreement shall not have been terminated. The representations and warranties of Airgas contained in such Inter-Purchaser Agreement that are not qualified by materiality shall be true and correct in all material respects and the representations and warranties of Airgas contained in such Inter-Purchaser Agreement that are qualified by materiality shall be true and correct, in each case, at the date thereof and at and as of the Closing Date. All the terms, covenants, agreements and conditions of such Inter-Purchaser Agreement to be complied with and performed by Airgas on or before the Closing Date shall have been complied with and performed in all material respects.

                             (52)

(o) Landlord Consents. The consents required for the assignment to NWS of each of the Real Property Leases included within the Carolina Assets shall have been received by NWS and be in full force and effect.

(p) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change or effect that is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), properties, liabilities or results of operations of the Carolina Assets or the business conducted in connection therewith, taken as a whole, or that would materially impair or delay the Seller's obligations under this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby and by the other Transaction Documents or the ability of NWS to operate the Carolina Assets in substantially the same manner as used prior to the Closing Date; provided, however, that (i) the impact of a decline in the market price of the products of the Carolina Facilities, (ii) the impact of an increase in the price of raw materials consistent with the market generally, or (iii) the impact of changes in general economic and/or financial market conditions shall not constitute a materially adverse event, change or effect under this Subsection 8.2(p).

     SECTION 9.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

     The obligation of the Seller to proceed with the Closing hereunder is subject to the satisfaction of the following conditions on the Closing Date (in each case, with respect to NWS, in the event that NWS remains a Purchaser at the Closing), any of which may be waived by the Seller by executing a writing at or prior to the Closing:

9.1 Representations and Warranties. The representations and warranties of the Purchasers contained in this Agreement that are not qualified by materiality or a material adverse effect requirement shall be true and correct in all material respects and the representations and warranties that are qualified by materiality or a material adverse effect requirement shall be true and correct, in each case, at the date hereof and at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date.

9.2 Covenants and Agreements. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by the Purchasers on or before the Closing Date shall have been complied with and performed in all material respects.

9.3 Officer's Certificate. The Seller shall have received certificates of an appropriate officer of each Purchaser to the effect of Sections 9.1 and 9.2 hereof.

9.4  Litigation.

(a) No action, suit, proceeding or investigation by or before any Governmental Body of competent jurisdiction shall have been instituted or threatened that has a reasonable likelihood of success and (i) that would have a material adverse effect on the Seller's ability to consummate the transactions contemplated by this Agreement or (ii) that relates to or arises out of the Packaged Gas Business or the Purchased Assets and seeks to obtain from the Seller any damages in excess of three million dollars ($3,000,000).
                             (53)

(b) There shall not be any statute, rule, regulation, order, writ, injunction or decree of any Governmental Body in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement and the other Transaction
Documents.

9.5 Consents. There shall have been received all Consents of all Governmental Bodies and all other Persons (except for Consents relating to Acquired Contracts that have been waived by the applicable Purchaser) necessary for the consummation by the Seller of the transactions contemplated by this Agreement and the other Transaction Documents, all required notice periods and waiting periods with respect thereto shall have expired or terminated, and all conditions contained in any such Consents required to have been satisfied prior to consummation by the Seller of the transactions contemplated by this Agreement and the other Transaction Documents shall have been satisfied.

9.6 Enabling Agreements. Each Purchaser shall have executed and delivered each of the Enabling Agreements to which it is a party.

9.7 Environmental Transfer Laws. Each Purchaser shall have fulfilled its obligations (if any) under applicable environmental transfer laws, including without limitation the New Jersey Industrial Site Recovery Act, to the extent such laws require those obligations to be fulfilled as a condition precedent to the consummation of this Agreement and the other Transaction Documents and to the performance of the transactions contemplated hereunder and thereunder.

9.8 Inter-Purchaser Agreement. Unless a NWS Termination Notice or a Seller Termination Notice has been delivered, the Purchasers shall have entered into and delivered to the Seller an Inter-Purchaser Agreement, the terms and conditions of which do not have the effect of enlarging or expanding in any manner any of the Seller's obligations or liabilities under any Transaction Document beyond those obligations or liabilities that the Seller would have absent the Inter-Purchaser Agreement.

9.9 Closing Deliverables. Each Purchaser shall have delivered, or caused to be delivered, to the Seller, each of the documents required to be delivered by such Purchaser to the Seller pursuant to Section 4.3 hereof.

     SECTION 10.  EMPLOYEES

10.1 Transfer of Employees. The Purchasers shall make offers of employment to and hire the Employees pursuant to the procedures set forth in this Section 10.1:

(a) Aligned Employees. One of the Purchasers shall make offers of employment to each of the Aligned Employees; provided however, that the Purchasers, in their sole discretion, may decline to offer employment to up to an aggregate of 100 Aligned Employees. The Purchasers shall use their respective best efforts to identify in writing to the Seller within thirty (30) days after the date of this Agreement, the Aligned Employees that the Purchasers decline to hire.
                             (54)

(b) Management Employees. Airgas shall make offers of employment to each of the Management Employees that Airgas identifies to the Seller in writing prior to the Closing Date. NWS shall make offers of employment to each of the Management Employees that NWS identifies to the Seller in writing prior to the Closing Date. The Purchasers shall use their respective best efforts to identify in writing to the Seller within thirty (30) days after the date of this Agreement, the Management Employees that the Purchasers wish to hire.

(c) Notice. The Purchasers shall periodically notify the Seller in writing as to which Employees have or have not accepted such offers.

(d)  Responsibility for Certain Employees.

               (A) If a Purchaser makes an offer of employment on the terms described in the last sentence of Section 10.2 to any Employee and such Employee does not accept such offer prior to the Closing Date, such Purchaser shall have no obligation to hire the Employee. Unless otherwise agreed by the parties, the Seller shall cease to employ any Aligned Employee that does not accept an offer of employment made to such Aligned Employee that complies with the terms described in Section 10.2 hereof, and shall not rehire any such Aligned Employee for a period of at least twelve months without the prior written consent of the applicable Purchaser.

               (B) If a Purchaser makes an offer of employment to any Employee that does not comply with the terms described in
Section 10.2, and such Employee does not accept such offer prior to the Closing Date, such Purchaser shall be responsible for any costs associated with the termination of such Employee.

               (C) If the number of Aligned Employees to whom the Purchasers decline to offer employment is greater than 50 (each such Aligned Employee, an "Excess Aligned Employee"), the Purchasers shall pay to the Seller the costs associated with the termination of each such Excess Aligned Employee in accordance with this Section 10.1(d)(C). If the Purchasers notify the Seller pursuant to Section 10.1(a) that they plan to decline to offer employment to any Excess Aligned Employee, the Seller shall provide to the Purchasers the Seller's good faith estimate of the Seller's costs described on Schedule 10.2 associated with the termination of each such Excess Aligned Employee. The Purchasers shall either pay to the Seller on the Closing Date the amount of the Seller's estimate of termination costs for each Excess Aligned Employee, or the Purchasers shall hire such Aligned Employee in accordance with this Section 10. A Purchaser may make, as a condition of employment of any Employee, the transfer of such Employee to another facility of such Purchaser within a reasonable commuting distance from the facility of the Seller at which the Employee is currently employed.

     10.2 Terms of Employment. Each Employee who accepts a Purchaser's offer of employment shall become employed by such Purchaser (i) as of the Closing Date, (ii) in the event any such Employee is on long-term or short-term disability leave on the Closing Date, as of the date that such Employee is no longer on any disability leave, provided that the Employee reports to work with such Purchaser within 30 days after the end of any disability leave and in no event later than 180 days following the Closing Date, (iii) in the case of any Aligned Employee identified on Schedule 1.9(b) (unless such Aligned Employee is

                             (55)
included in the 100 Aligned Employees to whom the Purchasers may decline to make offers of employment pursuant to Section 10.1(a)), on the first Business Day of the month following the date in which such Aligned Employee turns 55 years of age, or
(iv) with respect to Aligned Employees referenced in Section C of Schedule A of the Transition Services Agreement between Airgas and the Seller, in accordance with the terms and conditions of such Transition Services Agreement. Employees who are employed by a Purchaser in accordance with the foregoing sentence shall be "Transferred Employees" from and after their first date of employment with such Purchaser. Each Purchaser shall have the right to administer a standard drug test (as administered to all new employees hired by such Purchaser in the Ordinary Course of Business) to each Employee that accepts such Purchaser's offer of employment, and the failure of any such Employee to take or pass such drug test shall be considered cause for termination by such Purchaser. Any Employee who fails to take or pass such drug test shall not be deemed a "Transferred Employee" for purposes of this Agreement. Upon the Closing Date, all Transferred Employees shall receive a base salary or hourly wage at least equal to his or her base salary or hourly wage level in effect immediately prior to the Closing Date.

10.3 Employee Benefits.

(a) Each Purchaser shall extend, on the Closing Date, such Purchaser's then-existing employee welfare benefit plans and employee pension benefit plans, both as defined in Section 3 of ERISA, to the Transferred Employees employed by such Purchaser on the same terms on which similarly situated employees of such Purchaser participate in such plans, except as provided below in this Section 10.3. For all purposes of such employee welfare benefit plans and employee pension benefit plans (other than for benefit accrual for any defined benefit pension plan), each Purchaser shall credit Transferred Employees employed by such Purchaser for prior service with the Seller and its Affiliates to the extent the Seller recognized such service for the purpose of its similar plans. Each Purchaser shall allow Transferred Employees employed by such Purchaser with vacation earned for 2002 but unused as of the Closing Date to use such vacation prior to the end of the year. Each Purchaser shall (a) cause its group health plans to cover Transferred Employees employed by such Purchaser and dependents of such Transferred Employees who are covered under the Seller's Air Products Medical Plan as of the Closing Date and to be responsible (in accordance with such Purchaser's employee welfare benefit plans and employee pension benefit plans) for expenses incurred by such Transferred Employees and dependents on or after the Closing Date; (b) waive proof of insurability requirements for initial extension of both basic and optional benefit coverage under its group health plans or other group insurance welfare benefit plans; (c) credit deductible payments and co-insurance payments made in 2002 by such Transferred Employees and their dependents under the Seller's group health plans for expenses incurred on or prior to the Closing Date towards deductibles and stop losses in effect for its group health plans for 2002; (d) waive all pre-existing condition clauses in its group health plans for such Transferred Employees and their dependents; and (e) waive eligibility waiting periods for such Transferred Employees and their dependents for any employee benefit plans maintained by such Purchaser as of the Closing Date. For purposes of the preceding sentence, "group health plan" shall have the meaning proscribed in Section 5000(b)(1) of the Internal Revenue Code of 1986, as amended.

(b) If the employment of a Transferred Employee is terminated within 12 months of the Closing Date (other than for cause), the

                             (56)

Purchaser that hired such Transferred Employee shall pay such Transferred Employee as severance an amount equal to one week of such Transferred Employee's salary at the time of such termination for each year of such Transferred Employee's service with the Seller (to the extent the Seller recognized such service for the purposes of severance benefits), such Purchaser or any of their respective Affiliates, provided, however, that such Purchaser shall have no obligation to pay any amount pursuant to this Section 10.3(b) in excess of 26 weeks' salary of such Transferred Employee.

10.4 COBRA. The Seller shall be responsible for providing such continuation coverage within the meaning of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") as is required pursuant to COBRA in respect of any Employee or dependent of an Employee who incurs a "qualifying event" prior to the Closing Date or any Employee who does not become a Transferred Employee in accordance with Section 10.2. Each Purchaser shall be responsible for providing such continuation coverage as is required under COBRA in respect of any Transferred Employee employed by such Purchaser or dependent who incurs a qualifying event on or after the Closing Date.

10.5 Non-Solicitation by the Purchasers of the Seller's Employees. Each Purchaser hereby covenants and agrees that, except as provided in this Section 10, from and after the date hereof until the fifth anniversary of the later of the date hereof or the Closing Date, neither it nor any of its Affiliates will, directly or indirectly, solicit for employment any employees of the Seller involved in the transactions contemplated hereby with whom the Purchaser first had contact, or of whom such Purchaser first learned, in connection with the negotiation and preparation of the transactions contemplated hereby; provided, that this Section 10.5 shall not apply (i) if any such employee has been terminated by the Seller or its Affiliates for any reason or (ii) if such employee contacts such Purchaser or its Affiliates (x) in response to a general solicitation for employment in newspapers or other periodicals or (y) on his or her own initiative without any encouragement by such Purchaser.

10.6 Unemployment Insurance. At the request of the applicable Purchaser, the Seller, to the extent permitted by relevant state unemployment insurance law, agrees to a total or partial transfer of experience rating, and/or transfer of applicable reserve balances, relating to Aligned Employees, whichever is applicable. The Seller will provide to the applicable Purchaser information reasonably requested by the applicable Purchaser to effectuate such transfer.

10.7 NWS Obligations. Notwithstanding anything contained herein to the contrary, NWS' rights, responsibilities, obligations and liabilities hereunder with respect to the Employees shall be limited to only those Employees exclusively employed at the Carolina Facilities, and NWS' responsibilities, obligations and liabilities hereunder with respect to Transferred Employees shall be limited to only those Transferred Employees hired by NWS.

     SECTION 11.  BROKERAGE

     The Seller, on the one hand, and the Purchasers, on the other hand, shall indemnify and hold harmless the other against and in respect of any liability, cost or expense resulting from any agreement, arrangement or understanding made by such party with any third party for brokerage or finders fees or other commissions relative to this Agreement or the transactions contemplated hereby.
                             (57)

     SECTION 12.  EXPENSES

     Except as otherwise provided herein or therein, each party hereto shall bear all expenses incurred by it in connection with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including all compensation and expenses of their respective counsels, actuaries and accountants.

     SECTION 13.  TRANSFER TAXES AND RECORDING EXPENSES

13.1 The parties understand and agree that there will be added to the Purchase Price any excise, use, privilege, value added or sales tax, or any other tax or assessment (other than those based upon the net income or the net worth of the Seller) now or hereafter imposed by or under the authority of any federal, state or local law, rule or regulation with respect to the purchase of the Purchased Assets by the Purchasers. Each Purchaser expressly authorizes the Seller to collect and remit such taxes as may be required by any applicable laws. If the purchase of any Purchased Assets is exempt from sales or use tax, then where required by applicable Law the applicable Purchaser shall furnish the Seller with a valid exemption certificate in form and content acceptable to the Seller.

13.2 The applicable Purchaser shall be responsible for and shall pay any and all transfer, stamp, documentary, title, registration and recording taxes or fees applicable to the transfer of its respective Purchased Assets under this Agreement; provided, however that the applicable Purchaser and the Seller shall each be responsible for one-half of any real estate transfer taxes applicable to the transfer of the Owned Real Property.

13.3 Real and personal property taxes applicable to any of the Purchased Assets, including but not limited to any payments made under an Industrial District Agreement or any similar agreement under which amounts are paid to a governmental body in lieu of property taxes, shall be prorated between the Seller, on the one hand, and the applicable Purchaser, on the other hand, as of the Closing Date.

     SECTION 14.  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

14.1 Survival of Representations and Warranties. The representations, warranties, covenants and agreements contained in this Agreement and the certificates and other documents delivered pursuant to this Agreement shall survive the Closing, but shall be subject to all limitations and other provisions relating thereto contained in this Agreement. Such representations, warranties, covenants and agreements contained herein are exclusive, and the parties hereto confirm that they have not relied upon any other representations, warranties, covenants and agreements as an inducement to enter into this Agreement or otherwise. Following the Closing (other than with respect to the Enabling Agreements and the remedies provided therein and claims of, or causes of action arising from, fraud), the remedies provided in this Section 14 shall be the sole recourse of all parties hereto for all claims, liabilities, losses, damages, costs and expenses related to or arising, at law, under any statute or in equity (including but not limited to those arising under any Environmental Laws), or otherwise, directly or indirectly, out of this Agreement or the transactions

                             (58)
contemplated hereby. In furtherance of the foregoing, each party hereto waives, from and after the Closing, to the fullest extent permitted by law, any and all rights, claims, actions or causes of actions (other than with respect to the Enabling Agreements and the remedies provided therein and claims of, or causes of action arising from, fraud) it may have against the other parties hereto relating to the subject matter of this Agreement other than the remedies expressly provided in this Section 14.

14.2 Indemnification of the Purchasers. Subject to the last sentence of Section 7.12 and to Sections 14.3, 14.4 and 14.9 hereof, the Seller agrees to defend, indemnify and hold harmless the Purchasers and their respective Affiliates and the officers and directors and the respective successors and permitted assigns of each of the foregoing (collectively, the "Purchaser Indemnitees") against and in respect of any costs, damages (including but not limited to claims for natural resource damages, remediation, response and investigation), losses, expenses, claims, obligations or other liabilities (including legal and other expenses incurred in investigating and defending or enforcing any claims or deficiencies), but not including special, indirect, consequential or punitive damages of any kind (including without limitation business interruption, lost profits or lost business opportunities), except to the extent special, indirect, consequential or punitive damages are awarded to a third party against an indemnified party in circumstances in which such indemnified party is entitled to indemnification hereunder (collectively, "Losses"), incurred by the Purchaser Indemnitees to the extent resulting or arising from:

(a) except for matters relating to Environmental Laws, Environmental Permits, Environmental Liabilities and any other matters related thereto, which are covered exclusively by Section 14.2(c) and Section 14.2(d) below, a breach of any of the representations or warranties made by the Seller in Section 5 of this Agreement or in any certificate, agreement or document or instrument delivered pursuant hereto;

(b) except for matters relating to Environmental Laws, Environmental Permits, Environmental Liabilities and any other matters related thereto, which are covered exclusively by Section 14.2(c) and Section 14.2(d) below, a breach of any of the covenants or agreements (other than the Enabling Agreements) made or to be performed by the Seller pursuant to this Agreement or in any certificate, agreement or document or instrument delivered pursuant hereto;

(c) all Environmental Liabilities arising without any Unreasonable Contact by any Purchaser Indemnitees, but only to the extent such Environmental Liabilities are based upon:

               (A) a breach of any of the representations or warranties made by the Seller in Section 5.10 of this Agreement or in any certificate, agreement or document or instrument delivered pursuant hereto with respect to Section 5.10; or

               (B)  a breach of any of the covenants or
agreements (other than the Enabling Agreements) made or to be performed by the Seller pursuant to this Agreement or in any certificate, agreement, document or instrument delivered pursuant hereto;

(d) all Environmental Liabilities arising out of any claim, demand, notice, suit or order asserted or brought by a Third

                             (59)

Party on or after the Closing Date without any Unreasonable Contact by any Purchaser Indemnitees (except that the requirement that the claim, demand, notice, suit or order be without Unreasonable Contact shall not apply with respect to the Miami, FL matter described in paragraph (g) of Schedule 5.10 or the first sub-paragraph in paragraph (c) of Schedule 14.4), but in any case only to the extent such Environmental Liabilities are based upon:

               (A) any Condition at any Owned Real Property or any Leased Real Property, which Condition exists at the Closing Date; provided, however, if a responsible chemical company acting in a commercially reasonable manner with respect to a site where such company bears the full risks and responsibilities would perform immediately Remediation of a Condition identified in this subsection in the absence of a Third Party claim, demand, notice, suit or order, then the similar performance by a Purchaser Indemnitee of such Remediation shall be subject to the Seller's indemnification hereunder notwithstanding the absence of any Third Party claim, demand, notice, suit or order;

               (B) any action or failure to act by the Seller related to the Packaged Gas Business or to any Purchased Asset, which action or failure to act occurs prior to the Closing Date;

               (C)  any Release or threatened Release of a
Hazardous Substance at or from any Owned Real Property or any Leased Real Property, which Release or threatened Release occurs prior to the Closing Date and at or after the date when the Seller first owned or leased the particular Owned or Leased Real Property; or

               (D) the Management by the Seller of any Hazardous Substance (i) in connection with the Packaged Gas Business, or
(ii) to, at or from any Owned Real Property or any Leased Real Property, in each case which Management occurs prior to the Closing Date.

(e) the Excluded Liabilities, it being understood that matters relating to Environmental Laws or Environmental Liabilities are covered exclusively by Section 14.2(c) or 14.2(d) above and are not to be treated as Excluded Liabilities, and that this Section 14.2(e) shall not apply to Assumed Liabilities;

(f) any failure to comply with the "bulk sales" laws applicable to the transactions contemplated by this Agreement;

(g) any Tax liability imposed or incurred with respect to the Packaged Gas Business or the Purchased Assets for all Pre-Closing Tax Periods (or any portion thereof), except any liability, obligation or expense for Taxes related to this transaction which constitute liabilities, obligations or expenses of the Purchaser pursuant to the Transaction Documents; or

(h) any mechanics', carriers', workers', repairer's, purchase money security interest or other similar Liens on any of the Purchased Assets arising or incurred prior to the Closing Date.

     The obligations of the Seller hereunder shall bind the successors and assigns of the Seller. The Seller's obligation to indemnify NWS, its Affiliates and their respective officers and

                             (60)
directors and their respective successors and permitted assigns under this Section 14.2 shall only apply to the extent the indemnification obligation is relevant to any of the Carolina Factors; provided, however, that the Seller shall not have any obligation to indemnify NWS with respect to any Loss if the effect of any such obligation would be to enlarge or expand the Seller's obligations to any extent greater than the Seller's indemnification obligations would be if Airgas had purchased all of the Purchased Assets, assumed all of the Assumed Liabilities and otherwise consummated all of the transactions contemplated hereby without the participation of NWS, and Airgas had incurred the same Loss.

14.3 Duration of Indemnification of the Purchasers. The Seller's obligations to defend, indemnify and hold harmless the Purchaser Indemnitees under Section 14.2 shall apply only to any Claim Notice (as hereinafter defined) given pursuant to Section 14.9 within the following periods:

     Sections 14.2(a)    18 months after the Closing Date,
     and 14.2(c)(A)      except that the Seller's
                         indemnification obligation with respect
                         to a breach of any representation or
                         warranty contained in Section 5.18, in
                         the first sentence of Section 5.20(a)
                         or in the third sentence of Section
                         5.5(a) shall survive until the
                         expiration of the applicable statute of
                         limitations.

     Sections 14.2(b)    18 months after the Closing Date with
     and 14.2(c)(B)      respect to covenants and agreements of
                         the Seller other than those enumerated
                         in the succeeding three paragraphs.

                         No time limit (except to the extent
                         otherwise provided in the relevant
                         Section) with respect to covenants and
                         agreements of the Seller set forth in
                         Sections 7.1(b), 7.1(d), 7.3(d), 7.4,
                         7.5, 7.6, 7.8(a), 7.9(a), 7.9(b),
                         7.9(c), 7.9(d), 7.10, 7.16, 7.18(c),
                         7.19(b), 7.20, 7.24, 7.25, Section 13
                         and Section 16 ("Seller Post-Closing
                         Covenants"); provided, however, that
                         any notice to the Seller with respect
                         to any indemnification claim based upon
                         or arising out of a breach of a Seller
                         Post-Closing Covenant shall be
                         delivered to the Seller no later than
                         90 days following the date on which any
                         employee of a Purchaser in a position
                         with managerial responsibility becomes
                         aware of such claim.

                         The period of the applicable right of
                         first refusal with respect to the
                         covenants and agreements of the Seller
                         set forth in Section 7.2.

                         The covenants and agreements of the
                         Seller set forth in Sections 7.1(a),
                         7.7, 7.8(b), 7.8(c) and 7.14 shall
                         extinguish at the Closing, and the
                         Seller shall have no indemnification
                         obligations with respect thereto under
                         this Agreement.

                             (61)

     Sections            10 years after the Closing Date.
     14.2(d)(A), (B),
     (C), and (D)

     Sections 14.2(e),   5 years after the Closing Date.
     14.2(f), 14.2(g)
     and 14.2(h)

14.4 Limitations on Indemnification of the Purchasers.

(a) The Seller's obligations to defend, indemnify and hold harmless the Purchaser Indemnitees (i) under Sections 14.2 shall apply only after the Purchaser Indemnitees have suffered Losses under Section 14.2 in excess of an aggregate of three million dollars ($3,000,000), after which the Seller shall only be obligated to indemnify Losses in excess of such amount, provided, however, that solely for purposes of determining whether the amount of the Seller's indemnification obligations exceed three million dollars ($3,000,000) in the aggregate (the "Minimum Amount"), a breach of the Seller's representations or warranties shall be determined without regard to any limitation or qualification as to materiality or Business Material Adverse Effect set forth in such representation or warranty, and provided further that the Minimum Amount shall not apply to the Seller's indemnification obligation under Section 14.2(f), 14.2(g) or 14.2(h), or to any matter described in Schedule 5.10 or Schedule 14.4, and (ii) in any case shall apply only after the amount of any individual Loss or any series of related Losses indemnified against hereunder shall exceed twenty-five thousand dollars ($25,000) and then shall apply to the entire amount of such Loss. In any event, the Seller will be obligated only to indemnify Losses in excess of the Minimum Amount and up to an aggregate amount equal to sixty million dollars ($60,000,000) (the "Maximum Amount"). Any claim which is within the description of Section 14.2(a) or 14.2(b) and which is also within the description of any of Sections 14.2(c) through 14.2(h), shall be deemed to be asserted and treated hereunder for all purposes as a claim arising out of Section 14.2(c) through 14.2(h), as appropriate. Notwithstanding anything to the contrary herein, the minimum thresholds set forth in clauses (i) and (ii) of this Section 14.4(a) shall not apply to any Losses suffered as a result of a breach by the Seller of Section 3.2, 3.3, 3.4, 3.5, 3.6, 7.1(b), 7.1(d), 7.2, 7.3(d), 7.4, 7.5, 7.6, 7.8(a), 7.9(a), 7.9(b),
7.9(c), 7.9(d), 7.10, 7.16, 7.18(c), 7.19(b), 7.20, 7.24, 7.25,
Section 11, Section 13, Section 16 or Section 18.

(b) Remediation of Particular Matters. The Seller's obligation to indemnify the Purchaser Indemnitees pursuant to Section 14.2(c) with respect to any Removal, Remedial or Response action ("Remediation") shall be subject to and limited by the following conditions:
               (A) The applicable Purchaser shall perform such Remediation in material compliance with all applicable Laws, including without limitation, Environmental Laws;

               (B) Such Remediation shall be only that which (i) is necessary to resolve and discharge the Environmental Liability that is the subject of the Seller's obligation to indemnify the Purchaser Indemnitees, (ii) employs the most cost-effective means available that is acceptable to the relevant Governmental Body,

                             (62)
and (iii) results in Remediation of the affected environmental media (e.g., soil, groundwater) to an extent necessary for use of the affected Owned Real Property or Leased Real Property in the manner that such property was used by the Seller at the Closing Date; and

               (C)  Prior to a Purchaser's performing any
particular Remediation at a Subject Property:

                    (i) Such Purchaser shall provide to the Seller, for the Seller's review and comment, such Purchaser's proposed Remediation plan, which shall include (as reasonably requested by the Seller) the data, evaluations, reports and other information upon which such Purchaser relied in preparing its proposed Remediation plan; and

                    (ii) The Seller shall either (I) provide comments to the applicable Purchaser on the proposed Remediation plan within 60 days (or, in the event that submission of the Remediation plan is required in less than 60 days under applicable Environmental Law, then within a reasonable time prior to the submission of the Remediation plan, provided that such Purchaser shall use commercially reasonable efforts to obtain an extension of time for submission of such plan) of the receipt thereof (it being understood that if the Seller does not provide any such comments, such Purchaser may proceed with performance of such Remediation), after which such Purchaser shall provide the final Remediation plan to the Seller for the Seller's approval, which approval may not be unreasonably withheld or delayed, or (II) if the Seller does not approve such Purchaser's final Remediation plan, assume responsibility for such Remediation as is necessary to resolve and discharge the Environmental Liability that is the subject of the Seller's obligation to indemnify the Purchaser Indemnitees.

(c) Notwithstanding anything to the contrary in this Agreement, the Seller makes no representation or warranty, and shall have no indemnification obligation, with respect to any Environmental Liability relating to compliance with the U.S. Environmental Protection Agency's Risk Management Plan Regulations (pursuant to
Section 112(r) of the Clean Air Act) relating to the storage of gas cylinders where an individual cylinder contains less than the threshold quantity of a regulated substance; provided, however, that the Seller shall reimburse the applicable Purchaser for any fines or penalties paid by such Purchaser in connection with the foregoing to the extent that such fines or penalties are identified by the U.S. Environmental Protection Agency in a notice of violation or similar notification document as relating to periods prior to the Closing Date.

14.5 Indemnification of the Seller by Airgas. Subject to Sections 14.7, 14.8 and 14.9 hereof, Airgas agrees to defend, indemnify and hold harmless the Seller and its Affiliates and their respective officers and directors and the respective successors and permitted assigns of each of them (the "Seller Indemnitees") against and in respect of any Losses incurred by the Seller Indemnitees to the extent resulting or arising from:

(a)  except for matters relating to Environmental Laws,
Environmental Permits, Environmental Liabilities, and any other matters related thereto, which are covered exclusively by Section
14.5(c) below, a breach of any of the representations or
warranties made by the Purchasers in Section 6 of this Agreement or in any certificate, agreement or document or instrument
delivered pursuant hereto;
                             (63)

(b) except for matters relating to Environmental Laws, Environmental Permits, Environmental Liabilities, and any other matters related thereto, which are covered exclusively by Section 14.5(c) below, a breach of any of the covenants or agreements (other than the Enabling Agreements) made or to be performed by a Purchaser or its successors pursuant to this Agreement or in any certificate, agreement or document or instrument delivered pursuant hereto;

(c) except to the extent that the Seller is required to indemnify a Purchaser for a particular Environmental Liability pursuant to Section 14.2(c) or 14.2(d), any Environmental Liabilities that are related to the Packaged Gas Business or to any Purchased Asset to the extent such Environmental Liability arises out of events, actions or conditions occurring on or after the Closing Date, specifically including (but not limited to) the Management of any Hazardous Substance to, at or from any Owned Real Property or any Leased Real Property, which Management occurs on or after the Closing Date;

(d) except to the extent that a claim seeks relief under any Employee Benefit and Compensation Plan, any claim of wrongful termination, constructive discharge or wrongful discharge or any other employment-related claim asserted by an employee hired by a Purchaser in connection with the transactions contemplated by this Agreement who is terminated or severed by a Purchaser or any of its Affiliates on or after the Closing Date;

(e) any liability, obligation, claim, demand or condition arising out of or with respect to NWS' participation as a party to this Agreement (other than such liabilities or obligations that the Seller has to NWS under the terms of this Agreement) or in connection with the Inter-Purchaser Agreement, including in any event any liability, obligation, claim, demand or condition arising out of or relating to any dispute between Airgas and NWS (including in connection with the operation by the Seller of any Carolina Asset or any other transaction contemplated by Section 7.18(c)), whether or not NWS' purchase of the Carolina Assets and assumption of the Carolina Assumed Liabilities is consummated;

(f) except for matters relating to Environmental Laws, Environmental Permits, Environmental Liabilities, and any other matters related thereto, which are covered exclusively by Section 14.5(c) above, (i) any liability or obligation (other than Excluded Liabilities) of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, or any claim, demand or condition asserted with respect to a Purchaser's operation of the Purchased Assets arising out of events or conditions occurring on or after the Closing Date or (ii) any Assumed Liability; or

(g) any Tax liability imposed or incurred with respect to the Packaged Gas Business or the Purchased Assets for all Post-
Closing Tax Periods (or any portion thereof), and those Taxes described in Section 13.1 and 13.2 .

     The obligations of Airgas hereunder shall bind the successors and assigns of Airgas.

14.6 Indemnification of the Seller by NWS.  Subject to Sections
14.7, 14.8 and 14.9 hereof, NWS agrees to defend, indemnify and

                             (64)
hold harmless the Seller Indemnitees against and in respect of any Losses incurred by the Seller Indemnitees to the extent resulting or arising from:

(a) except for matters relating to Environmental Laws, Environmental Permits, Environmental Liabilities, and any other matters related thereto, which are covered exclusively by Section
14.6(c) below, a breach of any of the representations or warranties made by NWS in Section 6 of this Agreement or in any certificate, agreement or document or instrument delivered pursuant hereto;

(b) except for matters relating to Environmental Laws, Environmental Permits, Environmental Liabilities, and any other matters related thereto, which are covered exclusively by Section 14.6(c) below, a breach of any of the covenants or agreements (other than the Enabling Agreements) made or to be performed by NWS or its successors pursuant to this Agreement or in any certificate, agreement or document or instrument delivered pursuant hereto;

(c) except to the extent that the Seller is required to indemnify any Purchaser for a particular Environmental Liability pursuant to Section 14.2(c) or Section 14.2(d), any Environmental Liabilities that are related to any Carolina Asset to the extent such Environmental Liability arises out of events, actions or conditions occurring on or after the Closing Date, specifically including (but not limited to) the Management on or after the Closing Date by NWS of any Hazardous Substance to, at or from any Owned Real Property that is included in the Carolina Assets or any Leased Real Property which is subject to a Real Property Lease that is included in the Carolina Assets;

(d) except to the extent that a claim seeks relief under any Employee Benefit and Compensation Plan, any claim of wrongful termination, constructive discharge or wrongful discharge or any other employment-related claim asserted by an employee hired by NWS in connection with the transactions contemplated by this Agreement who is terminated or severed by NWS or any of its Affiliates on or after the Closing Date;

(e) except for matters relating to Environmental Laws, Environmental Permits, Environmental Liabilities, and any other matters related thereto, which are covered exclusively by Section 14.6(c) above, (i) any liability or obligation (other than Excluded Liabilities) of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, or any claim, demand or condition asserted with respect to NWS' operation of the Carolina Assets arising out of events or conditions occurring on or after the Closing Date or (ii) any Carolina Assumed Liability; or

(f) any Tax liability imposed or incurred with respect to any Carolina Asset for all Post-Closing Tax Periods (or any portion thereof), and those Taxes described in Section 13.1 and 13.2 to the extent applicable to the Carolina Assets.

     The obligations of NWS hereunder shall bind the successors and assigns of the Purchasers.

     14.7 Duration of Indemnification of the Seller. The Purchasers' respective obligations to defend, hold harmless and indemnify the

                             (65)

Seller Indemnitees under Sections 14.5 and 14.6 shall apply only to any Claim Notice given pursuant to Section 14.9 within the following periods:

     Section        18 months after the Closing Date
     14.5(a) and
     14.6(a)

     Sections       18 months after the Closing Date with
     14.5(b) and    respect to covenants an agreements of the
     14.6(b)        Purchasers other than those enumerated in
                    the succeeding two paragraphs.

                    No time limit (except to the extent
                    otherwise provided in the relevant Section) with respect to covenants and agreements of a Purchaser set forth in Sections 7.1(b), 7.1(d), 7.3(a), 7.3(b), 7.3(c), 7.6, 7.8(a),
                    7.9(b), 7.9(c), 7.9(d), 7.11, 7.18, 7.19(a),
                    7.20, 7.24, Section 10, Section 13 and
                    Section 16 ("Purchaser Post-Closing
                    Covenants"); provided however, that any
                    notice to a Purchaser with respect to any such indemnification claim based upon or arising out of a breach of a Purchaser Post-Closing Covenant shall be delivered to such Purchaser no later than 60 days following the date on which any Seller Indemnitee becomes aware of such claim.

                    The covenants and agreements of a Purchaser set forth in Sections 7.7, 7.8(b), 7.8(c) and 7.13 shall extinguish at the Closing, and the Purchasers shall have no indemnification obligation with respect thereto under this Agreement.

     Sections       10 years after the Closing Date.
     14.5(c) and 14.6(c)

     Sections       15 years after the Closing Date.
     14.5(d), 14.5(e),
     14.5(f), 14.5(g),
     14.6(d), 14.6(e) or
     14.6(f)

14.8 Limitation on Indemnification of the Seller. The Purchasers' obligation to defend, indemnify and hold harmless the Seller Indemnitees (i) shall apply only after the Seller Indemnitees have suffered Losses in excess of the Minimum Amount, after which the Purchasers shall only be obligated to indemnify Losses in excess of such amount; provided, however, that solely for purposes of determining whether the amount of the Purchasers' indemnification obligations exceed the Minimum Amount, a breach of a Purchaser's representations or warranties shall be determined without regard to any limitation or qualification as to materiality set forth in such representation or warranty, and
(ii) in any case shall apply only after the amount of any individual or any series of related Losses indemnified against hereunder shall exceed twenty-five thousand dollars ($25,000) and then shall apply to the entire amount of such Loss. In any event, the Purchasers will be obligated only to indemnify Losses in excess of the Minimum Amount and up to an aggregate amount equal to the Maximum Amount; provided, however, that neither the Minimum Amount nor the Maximum Amount shall apply to Airgas'

                             (66)
indemnification obligation under Section 14.5(e). Any claim which is within the description of Section 14.5(a) or 14.5(b), which is also within the description of any of Section 14.5(c) through 14.5(g), shall be deemed to be asserted and treated hereunder for all purposes as a claim arising out of Sections 14.5(c) through 14.5(g), as appropriate. Any claim which is within the description of Section 14.6(a) or 14.6(b), which is also within the description of any of Section 14.6(c) through 14.6(f), shall be deemed to be asserted and treated hereunder for all purposes as a claim arising out of Sections 14.6(c) through 14.6(f), as appropriate. Notwithstanding anything to the contrary herein, the minimum thresholds set forth in clauses (i) and (ii) of this Section 14.8 shall not apply to any Losses suffered as a result of a breach by a Purchaser of Section 3.2, 3.3, 3.4, 3.5, 3.6, 7.1(b), 7.1(d), 7.3(a), 7.3(b), 7.3(c), 7.6,
7.9(b), 7.9(c), 7.9(d), 7.11, 7.18, 7.19(a), 7.20, 7.24, Section
10, Section 11, Section 13, Section 16 or Section 18.

14.9 Procedure for Indemnification.

(a) Whenever any party becomes aware that any claim is threatened or asserted against it or the existence of any other circumstances that would occasion the indemnification described in this Section 14 (a "Covered Claim"), such party shall promptly provide the party from whom it is seeking indemnification with a notice (a "Claim Notice") of such Covered Claim pursuant to the provisions of Section 19 hereof. Failure to give such notice promptly shall not relieve the Assuming Party (defined below) of its indemnification obligations hereunder except to the extent it actually is prejudiced by such failure. Each Claim Notice shall describe the Covered Claim, the party threatening or asserting it (if applicable), the relief sought, and the basis for indemnification hereunder with respect thereto. In the case of a third-party claim, the party receiving such notice may, at its option, assume the defense of such Covered Claim (the "Assuming Party"), provided that, within forty (40) days after the Claim Notice is given (or sooner, if the nature of the Covered Claim so requires), the party receiving such notice shall have given notice to the other party (the "Notifying Party"), pursuant to the provisions of Section 19 hereof, of its election to assume such defense, whether or not the Assuming Party acknowledges its obligation to indemnify the Notifying Party in connection with such Covered Claim. If the defense is so assumed by the Assuming Party with counsel reasonably acceptable to the Notifying Party, the Notifying Party shall be entitled to participate in (but not control, which shall be solely the Assuming Party's right if the Assuming Party assumes the defense) the defense of the Covered Claim with its own counsel at its own expense, and the Notifying Party shall provide such cooperation at the expense of the Assuming Party (including but not limited to providing available information and personnel to the Assuming Party) as the Assuming Party shall reasonably request to facilitate such defense. The Assuming Party shall have the right to defend and/or settle any such Covered Claim on such terms and conditions and in such amounts as it deems appropriate, and the Notifying Party shall promptly execute all documents reasonably requested of it with respect to any such defense and/or settlement; provided, however, any such settlement shall include an unconditional release by the claimant of all indemnified persons with respect to such Covered Claim and the indemnified persons shall not be required to take any action other than the delivery of such release. If the party receiving the notice does not assume the defense of a given Covered Claim pursuant hereto or fails to notify the Notifying Party of its election hereunder, the party giving the notice shall defend against such Covered Claim in such manner, and/or settle such Covered Claim on such terms, as it shall, in its sole reasonable judgment, determine to be appropriate under the circumstances and such action shall be binding on the parties for the purposes of this Section 14. Notwithstanding the foregoing,

                             (67)
in any action or proceeding in which the counsel chosen by the Assuming Party determines that it cannot represent both the Notifying Party and the Assuming Party in connection with the defense of any Covered Claim consistent with the applicable rules of professional conduct, the Notifying Party shall have the right to employ separate counsel at the Notifying Party's expense and to control its own defense in connection therewith.

(b) The obligation to indemnify a party's officers and directors in accordance with this Section 14, shall be enforced exclusively by such party and nothing herein shall be construed to grant such officers or directors any individual rights, remedies, obligations or liabilities with respect to this Agreement. The parties to this Agreement may amend or modify this Agreement in any respect without the consent of such officers or directors.

     SECTION 15.  TERMINATION OF AGREEMENT

15.1 Events of Termination. This Agreement and the transactions contemplated hereby may be terminated or abandoned at any time prior to the Closing Date as follows:

(a)  upon the written agreement of the Seller and Airgas;

(b) at the election of Airgas, if (i) the Seller has breached any representation, warranty, covenant or agreement contained in this Agreement that is qualified by materiality or a Business Material Adverse Effect requirement, or (ii) the Seller has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement that is not so qualified, in the case of (i) or (ii), which breach has not been cured on or prior to thirty (30) days following delivery of written notice of such breach by Airgas to the Seller;

(c) at the election of the Seller, if (i) Airgas has breached any representation, warranty, covenant or agreement contained in this Agreement that is qualified by materiality or material adverse effect or (ii) if Airgas has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement that is not so qualified, in the case of (i) or (ii), which breach has not been cured on or prior to thirty (30) days following delivery of written notice of such breach by the Seller to Airgas;

(d) upon written notice by either the Seller or Airgas, if the Closing Date shall not have occurred before March 31, 2002 (the "Drop Dead Date"), for any reason other than (i) the failure of the party seeking to terminate this Agreement to perform its obligations hereunder or (ii) a breach of a representation or warranty by such party herein, in each case that would give the other party the right to terminate the Agreement;

(e) upon written notice by the Seller, if the FTC or DOJ serves a Second Request upon the parties in connection with the parties' filings under the HSR Act, the scope of which, after reasonable attempts at negotiating limitations and exhausting the appeals process provided for in 16 C.F.R. 2.20 or the DOJ Second Request Internal Appeals Procedures, requires, in the opinion of the Seller's outside antitrust counsel, an unreasonably burdensome amount of information relating to any of the Seller's businesses other than the Packaged Gas Business;

                             (68)

(f) upon written notice by Airgas if the FTC or DOJ shall require as a condition to the approval of the transaction contemplated by this Agreement, that Airgas hold separate or make any divestments of any assets that represent more than $40 million of revenues in calendar year 2001, and Airgas elects not to comply with such condition;

(g) upon 10-days' written notice by either the Seller or Airgas if the FTC or DOJ authorizes its staff to seek a preliminary injunction against the transactions contemplated by this Agreement; or

(h) at the election of the Seller, if a preliminary injunction is entered by a court of competent jurisdiction which restrains or prohibits the transactions contemplated by this Agreement based upon or related to Airgas' ownership interest in NWS; or

(i) at the election of the Seller, if Airgas' financing for the transactions contemplated by this Agreement is not available as a result of breach, the lapse of time or otherwise.

15.2 Consequences of Termination. If this Agreement shall be terminated pursuant to Section 15.1, this Agreement shall thereafter become void and neither party shall have any further obligation to the other hereunder, except as set forth in Sections 7.3 and 10.5, Section 11, Section 12 and this Section 15.2; provided, however, that

(a) (i) if the Seller shall have the right to terminate this Agreement pursuant to Section 15.1(c) (regardless of whether the Seller shall have the right to terminate this Agreement pursuant to any other provision of this Section 15.1), or (ii) if Airgas shall have the right to terminate this Agreement pursuant to
Section 15.1(b) (regardless of whether Airgas shall have the right to terminate this Agreement pursuant to any other provision of this Section 15.1), it is expressly understood and agreed that, subject to Section 15.2(b), the terminating party's right to pursue all legal remedies for breach of contract and damages shall survive such termination unimpaired; and

(b) upon the termination of this Agreement, the Deposit shall be non-refundable to the Purchaser and will be retained by the Seller as liquidated damages (the "Liquidated Damages Amount"); provided, however that in the event of a termination of this Agreement pursuant to Section 15.1(b) or 15.1(d) (due to termination by the Seller) or 15.1(e), the Deposit shall be returned to the Purchasers on a pro rata basis (based upon each Purchaser's contribution to the Deposit). The Seller and Airgas acknowledge and agree that the provisions of this Section 15.2 are for the mutual benefit of both parties and are intended to avoid a protracted dispute respecting damages relating to a termination of this Agreement pursuant to Section 15.1, other than Section 15.1(b) or 15.1(c).

15.3 NWS Obligations. (a) Notwithstanding anything herein to the contrary, NWS may elect, exercisable by delivering written notice thereof (a "NWS Termination Notice") to the other parties hereto, to no longer be a party under this Agreement or any other Transaction Document in the event any of the following occur: (i) the failure of any of the conditions set forth in Section 8.2 to

                             (69)
be satisfied at or prior to the Closing, (ii) NWS determines, in good faith, that one or more of the conditions set forth in
Section 8.2 will not be satisfied or waived at or prior to the Closing, (iii) the termination of this Agreement pursuant to
Section 15.1, (iv) the consummation of the acquisition of the Airgas Assets (or any portion thereof) by Airgas without the contemporaneous acquisition of the Carolina Assets by NWS, (v) the FTC or DOJ staff indicates that it is likely to recommend a challenge to the proposed transaction unless the parties divest assets or agree to any other obligation, covenant or commitment, or (vi) the FTC or DOJ imposes or attempts to impose any terms any terms or conditions, including without limitation any obligations, covenants, commitments or divestitures, upon NWS, as a condition to obtaining the termination or expiration of the HSR waiting period or otherwise in connection with the proceedings contemplated by Section 7.8(b) or the consummation of the transactions contemplated hereby.

(b) Effective immediately upon the delivery of a NWS Termination Notice or a Seller Termination Notice, notwithstanding anything herein to the contrary, (i) NWS shall no longer be a party to this Agreement or any of the other Transaction Documents, (ii) NWS shall have no obligation or liability, and shall be deemed to have been released by the other parties hereto from all obligations and liabilities, arising under or relating to this Agreement and any other Transaction Document, (iii) NWS' sole remedy against the Seller under this Agreement and any other Transaction Documents shall be not to consummate the purchase and sale of the Carolina Assets, and (iv) the Seller shall have no liability or obligation to NWS, and shall be deemed to have been released by NWS from all liabilities and obligations arising under or relating to this Agreement and any other Transaction Document.

     SECTION 16.  DISPUTE RESOLUTION

16.1 General Disputes.  Except with regard to Factual
Environmental Disputes (as defined below), which are exclusively covered by Section 16.2 below:

(a) The Seller, on the one hand, and the Purchasers, on the other hand, shall attempt in good faith to resolve any dispute, controversy or claim among them arising out of or relating to this Agreement, including without limitation any dispute over the breach, termination, interpretation, or validity thereof (the "Dispute"). Any party may request through written notice that the Dispute be referred to senior executives of the parties who have authority to resolve the Dispute. The executives shall attempt to resolve the Dispute by agreement within thirty (30) days of such notice.

(b) If the parties to the Dispute are unable to resolve the Dispute as provided in Section 16.1(a) above, the applicable Purchaser and the Seller shall try in good faith to resolve the Dispute by mediation and may use any mediator upon which they mutually agree. If such Purchaser and the Seller are unable to mutually agree upon a mediator, the dispute shall be referred to the Philadelphia office of Judicial Arbitration and Mediation Services, Inc. ("JAMS") mediation or such other mediation service as the parties to the Dispute may agree. The cost of the mediator will be split equally between such Purchaser and the Seller unless they agree otherwise.

(c) If such Purchaser and the Seller are unsuccessful in their good faith attempt to mediate the dispute, the dispute shall be resolved by binding arbitration. The parties to the Dispute shall select a mutually agreed upon single arbitrator and may utilize any format and set rules for the binding arbitration upon which

                             (70)
such parties may mutually agree. If such parties are unable to so agree, the dispute shall be submitted to a single arbitrator chosen by the parties from a list of retired judges and justices at the Philadelphia office of JAMS or such other mediation or arbitration service as such parties may agree. Should such parties be unable to agree on a choice of arbitrator within thirty (30) days from the demand for arbitration, then any party to the Dispute may request the contract arbitration administrator of JAMS (or other service, as the case may be) to furnish a list of three names and the Seller may strike one name, and the Purchasers may jointly strike one name, thereby nominating the remaining person as replacement arbitrator. If more than one name remains, the contract arbitration administrator of JAMS will choose an arbitrator from the list of remaining names. If the parties to the Dispute are unable to agree on a format and set of rules for the arbitration, the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association American Arbitration Association.

(d) The costs of the arbitration shall be borne equally among the parties to the Dispute. Each party shall bear its own expenses for attorneys' fees, expert fees, witness fees, travel costs and other arbitration-related costs. In no event is the arbitrator authorized or empowered to award punitive or exemplary damages.

(e) Judgment upon an award rendered by the arbitrator may be entered in any court with jurisdiction. The arbitrator may issue interim orders of protection as necessary or appropriate to maintain the status quo, safeguard property or prevent irreparable injury. Notwithstanding the foregoing, any party to the Dispute may seek injunctive relief in the courts in the Commonwealth of Pennsylvania or the United States District Court for the Eastern District of Pennsylvania, which relief shall last until the arbitrator renders its decision.

16.2 Factual Environmental Disputes.

(a) If the parties do not agree concerning a particular factual matter that is relevant to a determination of any party's rights and/or obligations under this Agreement with respect to any matter governed by, or otherwise relevant to a determination concerning, environmental issues (a "Factual Environmental Dispute"), and if it is necessary to resolve such factual dispute in order to establish any rights and/or obligations pursuant to this Agreement, the parties to the dispute, after good faith negotiations between their respective officials (lasting no more than thirty (30) Business Days), will resolve the Factual Environmental Dispute in the following manner:

               (A) Within ten (10) Business Days, such parties will mutually agree on one person who has the technical background and expertise necessary to resolve the environmental matter in dispute ( a "Technical Expert"); or, failing such agreement, each such party shall designate one such Technical Expert (provided that if both Purchasers are a party to the dispute the Purchasers shall jointly designate one such Technical Expert), and within fifteen (15) Business Days after such designation, those two Technical Experts shall designate a third Technical Expert (not a current or former employee or agent of such parties or of their respective Technical Experts);

               (B)  Within thirty (30) Business Days after
designation of the Technical Expert(s), such Technical Expert(s)

                             (71)
shall independently consider all information relevant to the determination and resolution of the factual matter(s) that is the subject of dispute between the parties. Each party shall have a reasonable opportunity to provide timely input to the Technical Expert(s).

               (C) Within forty (40) Business Days after the designation of the Technical Expert(s), the Technical Expert(s) shall decide the factual matter(s) that is the subject of dispute (with a vote of two being necessary to reach this decision if three Technical Experts have been designated).

(b) Decisions of the Technical Expert(s) under this Section 16.2 shall be exclusive, final and binding upon the parties as to the factual matters thereby decided.

(c) This Section 16.2 shall apply only to the resolution of disputes between the parties concerning factual matters, as described in Section 16.2(a) above.

     SECTION 17.  BULK SALES LAW

     Subject to Section 14.2(f), each Purchaser hereby waives compliance by the Seller with the provisions of the bulk sales law of any state.

     SECTION 18.  PUBLIC ANNOUNCEMENTS

     No press release or other public announcement shall be made by or on behalf of any party hereto concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties (which approval will not be unreasonably withheld or delayed), except as may be required by applicable law or the regulations of any securities exchange) including as to the form and specific content of such press release or other announcement.

     SECTION 19.  NOTICES

     All notices and all other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by registered or certified mail, postage prepaid (return receipt requested), telecopied (which is confirmed) or sent by a nationally recognized overnight courier to a party at the following address (or at such other address for a party as shall be specified by like notice):

     If to the Seller, to Air Products and Chemicals, Inc., 7201 Hamilton Boulevard, Allentown, PA 18195-1501, telecopy (610) 481-5765, Attention of the Corporate Secretary; copy to Executive
Vice President - Gases and Equipment, Air Products and Chemicals, Inc., 7201 Hamilton Boulevard, Allentown, PA 18195-1501, telecopy (610) 706-7711;

     If to Airgas, to Airgas, Inc., 259 Radnor-Chester Road,
Suite 100, Radnor, PA 19087-5283, telecopy (610) 225-3273,
Attention of General Counsel; and

                             (72)

     If to NWS, to National Welders Supply Company, Inc., 810 Gesco Street, Charlotte, North Carolina 28208, telecopy (704) 342-0260, attention Richard Lake, with a copy to John Hairr, Parker, Poe, Adams & Bernstein, L.L.P., 401 South Tryon Street, Suite
3000 Charlotte, North Carolina 28202, telecopy (704) 334-4706.

     Each such notice or other communication shall be effective at the time of receipt if delivered personally or sent by telecopy (with answer-back received) or overnight courier, or three Business Days after being mailed, registered or certified mail, postage prepaid, return receipt requested.

     SECTION 20.  CONSTRUCTION

     All references herein to a Section, Schedule or Exhibit are to a Section, Schedule or Exhibit, respectively, of or to this Agreement, unless otherwise indicated. The headings of Sections in this Agreement are provided for convenience only and will not affect the construction or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "include," "includes" and "including" shall be construed as if followed by the phrase "without being limited to." Words such as "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Section of this Agreement, unless the context clearly indicates otherwise. All references herein to NWS as a Purchaser shall be deemed to apply only to the extent relevant to any of the Carolina Factors. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     SECTION 21.  EXTENSIONS AND WAIVERS

     This Agreement may not be varied in any respect except by an instrument in writing of even or subsequent date hereto duly executed by the parties hereto. The parties hereto may not (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any documents delivered pursuant to this Agreement or (c) waive compliance with or modify any of the covenants or agreements contained in this Agreement and waive or modify performance of any of the obligations of any of the parties hereto, except by an instrument in writing signed by the parties purporting to be bound thereby.

     SECTION 22.  ENTIRE AGREEMENT

     This Agreement, including the schedules attached hereto which are hereby incorporated by reference, contains all the terms agreed upon among the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications, whether oral or written with respect to such subject matter.
                             (73)

     SECTION 23.  GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to the choice of law principles thereof.

     SECTION 24.  TRANSFERABILITY; NO THIRD PARTY BENEFICIARIES

     The respective rights and obligations of each party hereto shall not be assignable by such party without the written consent of the other party, except that any party without such consent may assign its rights and obligations under this Agreement to (a) any one or more wholly owned subsidiary of such party or (b) any successor in the event of a merger, consolidation, sale of all or substantially all of its assets, liquidation or dissolution (provided any such assignee pursuant to the foregoing clause (a) or (b) executes and delivers to such other party an agreement satisfactory in form and substance to such other party under which such assignee assumes and agrees to perform and discharge all the obligations and liabilities of the assigning party), but any such permitted assignment shall not relieve the assigning party of its obligations hereunder. Notwithstanding the foregoing, each of the Purchasers may from time to time assign any or all of its rights hereunder to the other Purchaser without the consent of the Seller, provided that such assignment shall not relieve the assigning party of its obligations hereunder, and provided further that such assignment shall not enlarge or expand in any manner any of the Seller's obligations or liabilities under any Transaction Document beyond those obligations or liabilities that the Seller would have absent such assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees. Nothing herein express or implied is intended to confer upon any Person, other than the parties hereto and their respective successors and permitted assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Any purported assignment in violation of this Section 24 shall be null and void.

     SECTION 25.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts with the same effect as if the signatures to each such counterpart were upon the same instrument.

                             (74)

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed in its name and on its behalf as of the date first above written.

                              AIR PRODUCTS AND CHEMICALS, INC.


                              By:/S/ R.E. Gadomski
                                 Name: R.E. Gadomski
                                 Title:  Executive Vice President


                              AIRGAS, INC.


                              By:/S/ Peter McCausland
                                 Name:  Peter McCausland
                                 Title:  Chairman and
                                         Chief Executive Officer


                              NATIONAL WELDERS SUPPLY COMPANY


                              By:/S/ Richard A. Lake
                                 Name:  Richard A. Lake
                                 Title:  President and
                                         Chief Executive Officer


                   [Asset Purchase Agreement]

EXHIBIT E-1


LIQUID BULK PRODUCT SUPPLY AGREEMENT


This Liquid Bulk Product Supply Agreement (the "Agreement") is made as of the 28th day of February, 2002 (the "Effective Date"), between Air Products and Chemicals, Inc. ("Seller"), with its headquarters at 7201 Hamilton Boulevard, Allentown, Pennsylvania 18105-1501, and Airgas, Inc., with its headquarters at 259 N. Radnor-Chester Road, Suite 100, Radnor,
Pennsylvania   19087 ("Buyer").


1.  Sale and Purchase

1.1   Minimum Requirements.    During the Term (as  defined  in
Section 3.1), Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, 35% of Buyer's entire liquid requirements (excluding those requirements satisfied by Buyer's own existing or acquired liquid production, including without limitation Buyer's production by means of membrane, PSA or on-site generator units) including without limitation amounts arising in the future through acquisitions, internal growth, additional customers or otherwise in the United States for distribution in the United States, net of Seller's Minimum Transfill Volumes (defined in Section 1.2), for each of the products set forth in Attachments 3A, 3B and 3C (individually a "Product" and collectively the "Products"), in liquid form (as to a Product, "Buyer's Minimum Requirement"); provided however, that from the Effective Date through 31 August 2002, Buyer shall only be obligated to purchase the volumes of Products it currently purchases under the Terminated Agreements (as defined in Section 3.2) but will use commercially reasonable efforts to increase such purchases from Seller until it reaches the Buyer's Minimum Requirement.

1.2 Minimum Transfill Volumes. In addition to Buyer's obligation to purchase and pay for Buyer's Minimum Requirement for each Product, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, Products of like kind and equal quantities to those kinds and quantities Seller currently delivers to the transfill locations sold to Buyer by Seller as of the Effective Date, all as set forth on Attachment 2 (as to a Product, the "Minimum Transfill Volume"), it being agreed that such volumes need not be delivered to any specific location.

1.3 Regions and Subregions; Reallocations. Buyer shall, no later than 1 June 2002, identify in writing for Seller the tanks and volume requirements within and among the various geographic regions (each a "Region") and subregions within such Regions (each a "Subregion") through which it will satisfy its purchase requirements hereunder commencing 1 September 2002. Buyer shall have the right to move tanks and volumes among Regions or Subregions at the start of each three (3) consecutive Contract Year (as defined in Section 1.4) period (each a "Reallocation Period"), commencing with the Contract Year beginning 1 September 2005.

1.4 Annual Forecasts. Buyer shall provide Seller, on or before each June 1 during the Term, with the identity of those tanks within a Region and Subregion (both at Buyer's transfill locations and at customers), the requirements of which, during the immediately following September 1 through August 31 contract year (each September 1 through August 31 during the Term (as defined in Section 3.1), commencing 1 September 2002, is referred to herein as a "Contract Year"), Buyer anticipates satisfying through purchases of Product under this Agreement (each an "Annual Forecast"). Any changes to a forecast or actual volume requirement for a given Product in a given Region or Subregion that exceeds an amount equal to fifteen (15%) percent of the actual average delivery of such Product to such Region or Subregion during the immediately preceding twelve
(12) months that end 1 June. shall be subject to Seller's consent, not to be unreasonably delayed or denied.

1.5 Buyer's Right to Request Product Increases. Buyer may, by written notice to Seller given concurrently with the Annual Forecast elect to purchase in the immediately following Contract Year, in addition to the Minimum Transfill Volume and Buyer's Minimum Requirement provided for in Section 1.1, up to an additional fifteen percent (15%) of its entire purchase requirements (the "Additional Product"), net of Seller's
Minimum Transfill Volume, for Products (each a "Product Increase Notice"). Buyer's Product Increase Notice shall specify the type and volume amount of the Additional Product and the location at which such Additional Product is to be delivered; the Annual Forecast for such Contract Year shall likewise reflect such Additional Product. Once ordered, the Additional Product shall remain in effect for the remainder of the Reallocation Period in which such Contract Year falls. Pricing for Additional Product under this Section 1.5 shall be in accordance with Article 7. Buyer's purchases of Products shall first be applied to Buyer's Minimum Requirement and Minimum Transfill Volumes, and then to the Additional Product amount Seller shall, subject to the proviso, supply the Additional Product to Buyer; provided however, that if Seller does not have such Additional Product available, Seller shall use commercially reasonable efforts to make such Additional Product available and, as soon as Product becomes available to Seller, from expiring contracts with other purchasers or otherwise, shall deliver such Product to fulfill the Additional Product order.

1.6 Seller's Right to Supply Additional Product. Buyer shall meet with Seller to negotiate in good faith the supply of up to an additional fifteen percent (15%) of Buyer's entire purchase requirements, net of Seller's Minimum Transfill Volume, for Products at such prices and supply term as the parties agree upon. Seller may, but shall not be required, to supply Product under this Section 1.6. Buyer may, but shall not be required, to purchase Product under this Section 1.6.

1.7 Quarterly Statements. Within thirty (30) days after the end of each Contract Year quarter during the Term, Seller shall deliver to Buyer a written summary statement of the volume of each Product purchased in a Region during such Contract Year quarter. Products shall be deemed to have been purchased in the Contract Year quarter in which delivery is made. Buyer shall have thirty (30) days from its receipt of the summary statement to either accept the statement or to object to the quantities set forth therein. Prior to Buyer's acceptance, Seller may correct errors in the statement; once Buyer accepts the statement, such volumes shall be controlling as to Buyer's meeting/not meeting Buyer's Minimum Requirement for a Product.

1.8 Audit Rights re: Volumes. Seller shall have the right, at its expense, for purposes of determining the accuracy of volumes against which the Buyer's Minimum Volumes are calculated, to audit Buyer's actual requirement for volumes of Product in a Contract Year. The parties shall mutually select a major public accounting firm, unaffiliated with either Buyer or Seller, to perform such audit under a confidentiality agreement reasonably acceptable to both parties. Any such audit may cover no more than the three (3) most recently completed Contract Years prior to the date of such audit. Buyer shall have the right to review the auditor's work and discuss it with the auditor if it disputes the auditor's results prior to the results being presented to Seller. If such audit determines that Buyer's actual volumes for a Product are greater than the amount Buyer has been using to compute Buyer's Minimum Volume for such Product, Buyer shall promptly reimburse Seller for the Price of the amount of Product that should have been included in Buyer's Minimum Volume but was not and such amount for which Buyer reimburses Seller shall constitute "Shortfall Product" for all purposes of Article 2.

1.9 Helium and Hydrogen. Seller shall sell to Buyer, and Buyer shall purchase from Seller, (i) helium in accordance with the provisions of Attachment 8A and (ii) hydrogen in accordance with the provisions of Attachment 8B. Such Attachments shall set forth the Sections or of this Agreement or portions thereof that apply to such helium or hydrogen transactions, as applicable, and only those expressly listed Sections or portions thereof, and no other provisions of this Agreement, shall be applicable to such transactions.

2. Purchase of Shortfall Product

2.1 Shortfall Product. By October 31 of each Contract Year, Seller shall notify Buyer of any shortfall in Buyer's obligation to take delivery of Buyer's Minimum Requirement or the Minimum Transfill Volume of a given Product (in either event, the "Shortfall Product") for the immediately previous Contract Year (the "Shortfall Amount") and shall invoice Buyer for such Shortfall Amount in accordance with the provisions of
Section 2.2. Buyer shall be entitled to take delivery of the paid-up Shortfall Amount, or any portion thereof, during the six (6) months following the date of the invoice setting forth the Shortfall Amount. Buyer's purchase of Shortfall Product shall not reduce Buyer's Minimum Requirement in any subsequent Contract Year.

2.2 Pricing of Shortfall Product. At the time Buyer pays the Shortfall Amount, Buyer shall provide Seller with the identity of those tanks to which the Shortfall Product is to be delivered (the "Shortfall Delivery Forecast") and the Price (as defined in Article 7) payable at that time for the Shortfall Product shall be based on the assumption that deliveries are made to those tanks. The Price for Shortfall Product shall be the Price in effect under this Agreement for the Contract Year in which the shortfall occurred.


3. Term and Termination; Termination of Prior Agreements

3.1   Agreement  Term.      The term of  this  Agreement  shall
commence  on  the  Effective  Date  and  shall  continue  until
September   1,  2017,  on  which  date  this  Agreement   shall
automatically terminate (the "Term").

3.2 Termination of Prior Agreements. As of the Effective Date, the following product supply agreements that are in place between Seller, as seller, and Buyer, as buyer, shall be terminated and of no further force and effect (collectively the "Terminated Agreements"); provided however, that any claims under such agreements arising prior to the Effective Date in favor of one party against the other shall survive termination of such Terminated Agreements:

   1.   Product  Supply Agreement dated as of 1  September 1999
   2. Letter agreement dated 30 April 1998 (the Tyson agreement)


4. Buyer's Obligations

4.1   Buyer's  Obligations.     Buyer shall,  without  cost  to
Seller:

  (a) Provide sufficient physical access to areas in which delivery tanks are located to Seller and Seller's authorized representatives for all proper purposes under this Agreement.

  (b)   Comply  with  all  relevant  reporting  obligations
  under  the Emergency Planning and Community Right-To-Know
  Act   of  1986,  42  U.S.C.   11001-11050  (EPCRA,   also
  commonly  known as Title III of the Superfund  Amendments
  and   Reauthorization  Act  of  1986  (SARA  Title  III))
  resulting from the presence of the chemicals supplied under this Agreement. Further, it is the responsibility of Buyer to warn its employees and others exposed to the hazards posed by Buyer's storage and use of Product and to comply with all federal, state and local legal notification, reporting and/or permit requirements that may be associated with the storage or use of a Product.

  (c)   Maintain  in strictest confidence and  require  its
  employees  by  appropriate instructions to safeguard  any
  installation,    maintenance   and    telephone    access
  instructions and codes provided by Seller with respect to any telemetry system incorporated in equipment, and to return promptly all such materials to Seller upon termination of this Agreement and maintain telephone lines at each location of Buyer to which Seller delivers product for telemetry hookup. Seller's use of telemetry at locations of Buyer's customers is subject to the prior written approval of such customers.

  (d)    Ensure   that   all   of   Buyer's   third   party
  installations comply with safety standards generally accepted in the industry and the following additional safety standards:

          (i) dual safeties and a rupture disc on all tanks;
          (ii) oxygen tanks cannot have aluminum inner linings;
          (iii)      no low pressure tanks without approved
          fill-line closure devices;
          (iv) no LOX deliveries to a tank situated on an asphalt base; and
          (v) appropriate ingress and egress by Seller's tank trucks to the tank to be filled.


5. Specifications

5.1   Product  Specifications.       All Products delivered  by
Seller shall conform to the applicable specifications set forth in Attachments 3A through 3E (the "Specifications").

5.2 UPC/Mega Class Products. If Buyer desires to purchase Product applicable to its Minimum Transfill Volume that has a purity standard higher than that set forth in the Specifications (a "UPC/Mega Class Product"), Buyer must source, and Seller shall provide, such UPC/Mega Class Product from an identified location set forth in Attachment 3F and the Price for such UPC/Mega Class Product will be determined as set forth in Attachments 3A, 3B and 3C, as appropriate, from such identified location. If such an identified location ceases production of a UPC/Mega Class Product, Seller shall make such UPC/Mega Class Product available from another reasonable location and the parties shall amend Attachment 3F to set forth the then-current applicable locations.


6. Delivery

6.1 Delivery of Products. Product shall be delivered by Seller F.O.B. Seller's delivery vehicle or Seller's production facility if Seller's delivery vehicle is not utilized. Risk of loss shall pass to Buyer upon delivery. Seller will use commercially reasonable efforts to deliver Products so as to avoid customer run-outs and will attempt to deliver liquid oxygen and liquid nitrogen within twenty-four (24) hours' and liquid argon within forty-eight (48) hours' notice. If Seller fails to make timely delivery of Product such that a customer experiences interruption of supply, Buyer may purchase the Product Seller has failed to deliver and Seller shall pay Buyer the difference between the cost to Buyer of purchasing such alternative Product and the cost of such Product under this Agreement. Such remedy shall be in addition to, and not in lieu of, any other remedy Buyer may have under this Agreement. Such Product shall be deemed to have been purchased from Seller for purposes of determining whether Buyer has purchased its Buyer's Minimum Requirement and Minimum Transfill Volume.

6.2 Notice of Requirements. Buyer, or Buyer's third party customer, shall monitor its inventory of Product and give reasonable notice, in accordance with Paragraph 6.1, of the quantity of Product needed to permit delivery prior to exhaustion of such inventory; provided however, that if Buyer or, with Buyer's consent, Seller installs telemetry, Seller shall be solely responsible for such monitoring.

6.3   Additional [**] Charges.   Buyer shall pay Seller
additional charges for all applicable [**] as specified in Attachment 6; provided however, that Buyer may designate (by a written list delivered to Seller identifying the [**] or changes to the [**]) (i) up to [**] of its [**] as exempt from the additional [**] charge for [**] on Attachment 6 (the [**]) through Contract Year 2005, (ii) up to [**] as [**] through Contract Years 2006 and 2007, and (iii) up to [**] from and after Contract Year 2007; provided however, that Buyer shall use commercially reasonable efforts to reduce the percentage of such [**] as soon as is commercially practicable.

[**] - Confidential treatment requested.

6.4 Equipment. As of the Effective Date, the parties do not contemplate that Seller will provide any storage units, equipment, piping, controls or other instrumentation and devices (collectively, "Equipment") for the storage and use of any Product delivered for the benefit of Buyer hereunder. If, at any time, the parties agree that Seller will provide any Equipment in connection with the transactions contemplated hereunder, the terms and conditions of Attachment 9 shall govern the relationship between the parties with respect to such Equipment.


7. Price and Charges for Products and Services

7.1 Prices. The price for Product sold may include a "Unit Price" (when Product is supplied in liquid or bulk form), a power cost (for liquid oxygen and liquid nitrogen only, it being understood that the Unit Price for liquid argon already includes a power cost factor), and a distribution cost (when Product is delivered, calculated in accordance with Attachments 5 and 7), and shall be subject to adjustment as provided herein (collectively the "Price"). The Price for a Product shall be calculated in accordance with the terms of Attachments 3A, 3B and 3C, as appropriate, applicable to such Product and shall be subject to the applicable Product sourcing requirements set forth in Attachment 1. If Seller closes an operating merchant facility, Seller will maintain such closed facility as a pricing source for ninety (90) days from the date if notifies Buyer of such closing and thereafter will, at its election, either (i) continue to maintain such facility as a pricing source (even though Product is being delivered from another facility) for the remainder of the then-current Reallocation Period or (ii) release Buyer from its obligation to purchase the then-forecast amount of Products that were being sourced from such facility prior to its closing and reduce Buyer's Minimum Requirement with respect to such Product for the then-current Reallocation Period.

7.2 Audit Rights re: Cost of Power. Buyer shall have the right, at its expense, for purposes of determining the accuracy of billings by Seller, to audit Seller's actual charged and paid power rates. The parties shall mutually select a major public accounting firm, unaffiliated with either Buyer or Seller, to perform such audit under a confidentiality agreement reasonably acceptable to both parties. Any such audit may cover no more than the three (3) most recently completed Contract Years prior to the date of such audit. Seller shall have the right to review the auditor's work and discuss it with the auditor if it disputes the auditor's results prior to the results being presented to Buyer. If such audit determines that Seller's actual power rate is less than the amount Seller has been using to compute the power cost component of Price, Seller shall promptly reimburse Buyer for all excess charges theretofore paid by Buyer on account of such discrepancy.

7.3  Surcharges.         If during any Contract Year a location
of Seller providing Products hereunder experiences an extraordinary increase in its truck fuel costs or power costs and such extraordinary cost increases are likewise being experienced by a majority of the other producers in the industry within three hundred (300) miles of such Seller location, Seller, by written notice to Buyer, may charge Buyer and Buyer shall pay a surcharge (a "Surcharge") in an amount no greater than the amount required for Seller to recover such increased costs. Such Surcharge shall remain in effect until the date upon which Seller's costs return to an amount comparable to what it was prior to such extraordinary increase in its costs. Prior to imposing a Surcharge under this Section 7.3, Seller shall provide Buyer with evidence supporting the need  for  the  Surcharge.  In addition, Buyer shall  have  the right to verify the necessity for and the amount of any Surcharges under this Section 7.3 in the same manner and with the same effect as is provided for in Section 7.2. Any Surcharge shall be one that Seller is applying generally to its customers and not one applicable to Buyer alone. Surcharges shall be in addition to the Price and neither the assessment of nor changes in such Surcharges shall be construed as a Price adjustment under Section 8.1; provided however, that there shall be no duplication of Price adjustments and Surcharges hereunder.

7.4 Competitive Prices. Buyer shall, at [**], have the right to furnish written evidence to Seller of its ability to purchase Product for a Region or Subregion from a responsible supplier thereof, in like quantity and quality and by like delivery for a term of not less than [**] as compared to the quantity and quality and delivery method for such Product Seller is then delivering to Buyer in such Region or Subregion under this Agreement, at a lower price than Seller's then-current Price. In such event, Seller will reduce its Price for such Product to Buyer in such Region or Subregion by the lesser of [**].

[**] - Confidential treatment requested.


8. Adjustments in Prices.

8.1 Adjustments. The Price of each Product shall be adjusted as outlined in Attachments 4A, 4B, 4C and 4E, as appropriate, to this Agreement. Distribution Matrices shall be adjusted annually commencing 1 September 2003, as outlined in Attachment 4F.


9. [Reserved]


10.Invoicing and Payment

10.1  Payment Terms.   Seller shall invoice Buyer as each delivery
of  Product  is  made or monthly, in Seller's discretion.   All
payments due Seller hereunder shall be made to Seller at the location indicated on the invoice. The undisputed portion of
all  invoices shall be payable net forty-five (45)  days.   The
timely payment by Buyer of all amounts due and owing to Seller hereunder is an express condition to the continued performance by Seller of its obligations hereunder.


11.Warranty

11.1 Seller's Sole Warranties. Seller warrants that each Product shall conform to the specifications and express warranties set forth for such Product in the Attachment(s) and that at the time of delivery, Seller shall have good title and right to transfer the same and that the same shall be delivered free of encumbrances. THE FOREGOING WARRANTY IS THE SOLE WARRANTY AND IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR BY LAW, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12.Indemnity

12.1 Each Party's Indemnification Obligation. Each party hereby agrees to indemnify and hold harmless the other party from any form of action, lawsuit or claim brought by or on behalf of the indemnifying party's employees, agents or invitees and related in any way to the Products supplied by Seller under this Agreement. Each party expressly agrees that the obligation of indemnity under this Section 12.1 extends to an action, lawsuit or claim alleging negligence of the indemnitee.


13.Limitation of Liability

13.1 Obligation to Warn. Buyer acknowledges that there are hazards associated with the use of the Products, that it understands such hazards, and that it is the responsibility of Buyer to warn its employees and others exposed to such hazards through Buyer's storage and use of the Product. Seller shall provide Buyer with copies of Material Safety Data Sheets relating to the Products for Buyer to make such warnings, and Buyer shall hold harmless, indemnify and defend Seller from and against any liability incurred by Seller because such warnings were not made.

13.2 Limitation on Claims. No claim of any kind with respect to nondelivery of a Product shall be greater than the Price payable hereunder for the Product in respect to which such claim is made and Buyer's sole and exclusive remedy (except for the remedy of termination for material default in accordance with the terms of Section 16.3) for delivery of nonconforming Product to Buyer shall be replacement by Seller of a like quantity of conforming Product at no additional cost to Buyer plus the cost of cleaning all delivery vessels, storage vessels and delivery equipment contaminated by such nonconforming Product.

13.3 Waiver of Consequentials. Seller shall not be liable in contract or tort (including negligence and strict liability) for any other direct not expressly provided for in this Agreement or any indirect, special, incidental or consequential damages arising out of its performance or non-performance hereunder. Buyer shall not be liable in contract or tort (including negligence and strict liability) for any indirect, special, incidental or consequential damages arising out of its performance or non-performance hereunder.


14.Force Majeure

14.1 Force Majeure Events. Neither party hereto shall be considered in default in the performance of its obligations hereunder (other than its obligation to make any payment of money hereunder), or be liable in damages or otherwise for any failure or delay in performance that is due to strike, lockout, concerted act of workers or other industrial disturbance, fire, explosion, flood or other natural catastrophe, civil disturbance or acts of terrorism, riot or armed conflict, whether declared or undeclared, curtailment, shortage, rationing or allocation of normal sources of supply of labor, materials, transportation, energy or utilities, accident, act of God, delay of subcontractors or vendors, sufferance of or voluntary compliance with act of government and government regulations (whether or not valid), embargo, machinery or equipment breakdown, or any other cause, whether similar or dissimilar to any of the causes or categories of causes described above, and that is beyond the reasonable control of the party claiming excuse hereunder.

14.2 Strikes, etc. Neither party hereto shall be required to make any concession or grant any demand or request to bring to an end any strike or other concerted act of workers.

14.3 Notice. Either party affected by an event described in Paragraph 14.1 shall, within forty-eight (48) hours after learning of such event and ascertaining that it has or will affect its performance hereunder, give notice to the other party, stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect.

14.4 Allocation of Products. If any event within Paragraph 14.1 shall only partially reduce Seller's ability to produce or deliver Product, Seller may prorate its available supply among Buyer and Seller's other customers in a fair and equitable manner.

14.5 Other Supply Sources. If Seller, under the circumstances described in this Article 14, is unable to supply any or all of Buyer's requirements for Product, Buyer may purchase such requirements during the period of Seller's inability from other qualified vendors and such purchases shall be deemed to have been made from Seller for purposes of determining whether Buyer has purchased its Buyer's Minimum Requirement and Minimum Transfill Volumes.


15.[Reserved]


16.Financial Impairment; Breaches

16.1 Bankruptcy Scenarios. Unless otherwise required by law, if a petition is brought by or against either party under any present or future bankruptcy or insolvency laws seeking any reorganization, arrangement, readjustment, liquidation, dissolution or similar relief with respect to such party, or if either party shall make any assignment for the benefit of creditors, or if a receiver is appointed for either party, the other party may, at its option, terminate this Agreement by written notice. The election of any option under this
Section 16.1 shall not preclude the exercise of any other option.

16.2 Damages for Buyer's Breach. In the event of a material breach of this Agreement by Buyer, which is not cured prior to that day that is thirty (30) days after written notice thereof from Seller to Buyer (or, if such cure is not possible within such thirty (30) days but has been commenced and is being diligently pursued by Buyer, such longer period as shall be necessary) (a `"Buyer Breach"):

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

(a)  if  a  Buyer Breach occurs prior to the end of  the  tenth
(10th) Contract Year, Seller shall have the right to either (i) demand payment of liquidated damages in the amount set forth in the following table (the "LDs"), in which case Buyer shall be obligated to pay such LDs or (ii) pursue its other remedies at law or in equity. In either case, Seller shall be released from its non-competition covenant under the Asset Purchase Agreement between Buyer and Seller dated as of January 3, 2002. If Seller elects the LDs remedy set forth in clause (i) of this paragraph (a), such remedy shall be in lieu of all other remedies at law or in equity.

      Date of breach:                      Liquidated Damage Amount:
      --------------                       ------------------------
      Prior to end of the 5th Contact Year    $15,000,000
      After the 5th and prior to the end
       of the 10th Contract Year              $ 5,000,000

The parties agree that the LDs are not unconscionable, will not constitute a conversion by or unjust enrichment of Seller, and were bargained for and derived through mutual negotiations and constitute a material and integral part of, this Agreement; provided however, that such LDs shall in no event be used as evidence of any agreement as to the minimum amount of damages suffered by Seller in the event of a Buyer Breach regardless of the time of the occurrence thereof.

;  and  (b)  if a Buyer Breach occurs from and after the  tenth
(10th) anniversary of the Effective Date, Buyer shall pay Seller its actual damages for such breach. In addition to the remedy set forth in this paragraph (b), Seller may, but shall in no event be required to, terminate this Agreement.


16.3 Damages for Seller's Breach. In the event of a material breach of this Agreement by Seller, which breach Seller fails to cure within thirty (30) days of written notice thereof from Buyer (or, if such cure is not possible within such thirty (30) days but has been commenced and is being diligently pursued by such longer period of time by Seller, then such longer period as shall be necessary), Buyer may terminate this Agreement in addition to any other remedies it may have.


17.General Provisions

17.1 Representatives. Each party agrees to designate a representative with decision-making authority for purposes of administering and resolving disputes under this Agreement. Seller's initial representative shall be Mr. Graham Bones and Buyer's initial representative shall be Mr. Pat Baker. Either party may change its representative by written notice to the other party given in accordance with Paragraph 17.6.

17.2 Entire Agreement; Headings. This Agreement together with any terms and conditions of the Attachment(s) hereto and the Existing Agreements constitute the entire agreement between the parties. No terms and conditions in any form of purchase order, order acknowledgment or other acceptance forms issued with respect to transactions under this Agreement shall alter the terms hereof and thereof and objection is hereby made to all such additional or different terms. Acceptance is expressly limited to the terms offered herein and therein. No modification or waiver of this Agreement shall bind either party unless in writing and signed and accepted by a duly authorized representative of each party. Headings of any
Sections, subsections, Attachments or Exhibits shall be for ease of reference only and shall in no way affect or be deemed to affect the meaning of the provisions of this Agreement.

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

17.3   Dispute  Resolution.      Unless  a  dispute  resolution
mechanism is expressly provided for a particular dispute arising under this Agreement, any dispute between the parties relating to this Agreement that cannot be resolved with reasonable promptness shall be referred to each party's designated representative under Paragraph 17.1 in an effort to obtain prompt resolution. Neither party shall commence any action against the other until the expiration of sixty (60) days from the date of referral to such senior managers; provided however, this shall not preclude a party from instituting an action seeking injunctive relief to prevent irreparable damage to such party.

17.4 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, not to be unreasonably delayed or denied. This Agreement shall inure to the benefit of and be binding upon the successors and, if properly assigned, the assigns of both parties. Any such assignment or successorship, by operation of law or otherwise, shall not increase the volumes of Products required to be purchased hereunder (e.g. by reason of the existing requirements of such assignee or successor) and if such assignee or successor complies with the terms of this
Agreement,  no  liquidated  damages  shall  be  payable   under
Paragraph 16.3.

17.5 Severability. If any provision of this Agreement is held invalid by any law and/or regulation, all other provisions hereof shall continue in full force and effect.

17.6 Notices. Any notice required to be given under this Agreement shall be given by fax (with confirmation by regular mail), certified mail or by overnight courier providing proof of delivery to the address set forth below or such other address as is set forth in a notice given in accordance herewith:

If to Seller:

     Air Products and Chemicals, Inc.
     7201 Hamilton Boulevard
     Allentown, Pennsylvania   18195-1501
             Attention:  Vice President - Sales; North America Gases
             Fax #       610-481-8449
             Copy to:    Corporate Secretary
             Fax #       610-481-5765


If to Buyer:

     Airgas, Inc.
     259 N. Radnor-Chester Road
     Suite 100
     Radnor, Pennsylvania   19087
             Attention:     President
             Fax #          (610) 687-3187


17.7   Governing Law.     This Agreement shall be  governed  by
and construed according to the laws of the Commonwealth of Pennsylvania without giving effect to its conflicts of law provisions.

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

17.8 Priority of Provisions. This Agreement includes and incorporates in their entirety the terms and conditions of all Attachments and Exhibits hereto, whether in existence at the Effective Date or added thereafter through an amendment of the Agreement. In the event of conflict between the terms of this Agreement and any of its Attachments/Exhibits, the terms of the Attachments/Exhibits shall govern. Attachments hereto at the time of execution of this Agreement are: Attachments 1-9.



AIRGAS, INC.                      AIR PRODUCTS AND CHEMICALS, INC.




By:/S/ Leslie J. Graff            By:/S/ Larry  C. Bechtel
   -------------------               ---------------------
       Leslie J. Graff                   Larry C. Bechtel
Title: Vice President of          Title: Attorney-in-fact
       Corporate Development


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